Agreed form

EXHIBIT 10.1
EXECUTION VERSION

AMENDMENT NO. 10 TO THE GENERAL MASTER PURCHASE AGREEMENT DATED 10 OCTOBER 2025
between

ESTER FINANCE TECHNOLOGIES as Purchaser

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Lead Arranger, Agent and Calculation Agent

DUNLOP TYRES LTD. as Centralising Unit
and
THE SELLERS (as listed in SCHEDULE 1)

TABLE OF CONTENTS

CLAUSE    PAGE
1.    DEFINITIONS    5
2.    INTERPRETATION    5
3.    PURPOSE    5
4.    AMENDMENT TO THE GENERAL MASTER PURCHASE AGREEMENT    6
5.    FURTHER ASSURANCE    6
6.    ENTRY INTO FORCE    6
7.    CONDITIONS PRECEDENT TO THE AMENDMENT    6
8.    REPRESENTATIONS AND WARRANTIES    6
9.    EFFECTIVE GLOBAL RATE    7
10.    NO WAIVER – NO NOVATION    7
11.    LIMITED RECOURSE – NON-PETITION    8
12.    SIGNATURES AND REGISTRATION    8
13.    PARTIAL INVALIDITY    9
14.    NOTARISATION    9
15.    GOVERNING LAW – JURISDICTION    9

SCHEDULE        PAGE
SCHEDULE 1 LIST OF SELLERS    10
SCHEDULE 2 CONDITIONS PRECEDENT    11
SCHEDULE 3 AMENDED GENERAL MASTER PURCHASE AGREEMENT    14

THIS AMENDMENT NO. 10 TO THE GENERAL MASTER PURCHASE AGREEMENT (THE "AMENDMENT") IS ENTERED INTO BETWEEN:
(1)ESTER FINANCE TECHNOLOGIES, a company incorporated under French law and authorised as a specialized credit institution (établissement de crédit spécialisé), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 414 886 226, whose representative is duly authorised for the purpose of this Amendment (the "Purchaser");
(2)CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 304 187 701, whose representatives are duly authorised for the purpose of this Amendment ("CREDIT AGRICOLE CIB", "Lead Arranger", the "Agent" or the "Calculation Agent");
(3)DUNLOP TYRES LTD., a company incorporated under the laws of England and Wales with company number 1792065 whose registered office is situated at 2920 Trident Court Solihull Parkway, Birmingham Business Park, Birmingham, England, B37 7YN, whose representative is duly authorised for the purpose of this Amendment (the "Centralising Unit");
and
(4)THE COMPANIES LISTED IN SCHEDULE 1 (List of Sellers) (each, a "Seller"; together, the "Sellers").

WHEREAS:
(A)The Amendment Parties refer to the general master purchase agreement (the "General Master Purchase Agreement") dated 10 December 2004, as last amended on 16 October 2024, pursuant to which the Sellers shall sell Ongoing Purchasable Receivables and Remaining Purchasable Receivables to the Purchaser and the Purchaser agrees to acquire Ongoing Purchasable Receivables and Remaining Purchasable Receivables from the Sellers during the Replenishment Period.
(B)Each Amendment Party enters into this Amendment in order to (a) amend the "Commitment Expiry Date" definition and insert new definitions in Schedule 1 (Master Definitions Schedule), (b) include the Luxembourg Seller as a New Seller, (c) reflect the removal of NATIXIS as Joint Lead Arranger, (d) reflect the removal of the Complementary Deposit, (e) reflect the changes made to the calculation of the Purchaser's Funding following the removal of the Complementary Deposit and the changes made to the Overcollateralisation Rate, (f) reflect the replacement of Crédit Agricole Leasing & Factoring by Crédit Agricole Corporate and Investment Bank as Agent, (g) reflect the changes made to the General Master Purchase Agreement from time to time since the 2021 Amendment Date and (h) integrate other miscellaneous drafting and technical modifications.
(C)In the light of the above, and subject to the provisions of article 35 of the General Master Purchase Agreement (as in effect on the date hereof) (it being specified that the Lead Arranger has waived the requirement set out in article 35.1(a) of the General Master Purchase Agreement), the Amendment Parties have agreed to amend certain provisions of the General Master Purchase Agreement as follows.

IT IS AGREED AS FOLLOWS:
1.DEFINITIONS
Except as otherwise defined herein, capitalised terms and expressions used in this Amendment (including its recitals and its schedules) shall have the same meaning as ascribed to them in the General Master Purchase Agreement, as amended by the Amendment.
2.INTERPRETATION
The titles of the Schedules and the Articles (including their paragraphs) used herein and the table of contents are for convenience of reference only, and shall not affect the interpretation of the Amendment.
In the Amendment, except if the context calls for another interpretation:
(i)references to "Articles" and "Schedules" shall be construed as references to the articles and schedules of the Amendment and references to the Amendment include its schedules;
(ii)words in the plural shall cover the singular and vice versa;
(iii)references to the time of the day shall refer to Paris time, unless otherwise stipulated;
(iv)words appearing in this Amendment in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;
(v)references to a "person" shall include (i) any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity and (ii) its permitted assignees, transferees and successors or any person deriving title under or through it;
(vi)references to a document shall mean such document, as amended, replaced by novation or varied from time to time;
(vii)references to any Securitisation Document shall be construed to mean such securitisation document, as amended until the date hereof and as may be amended and supplemented from time to time thereafter; and
(viii)references to the "Amendment Parties" shall be construed as references to the parties to this Amendment, and an "Amendment Party" shall mean any of the Amendment Parties.
3.PURPOSE
The purpose of the Amendment is to:
(a)amend the "Commitment Expiry Date" definition and insert new definitions in Schedule 1 (Master Definitions Schedule);
(b)include the Luxembourg Seller as a New Seller (the "Entering Seller");
(c)reflect the removal of NATIXIS as Joint Lead Arranger;
(d)reflect the removal of the Complementary Deposit;
(e)reflect the changes made to the calculation of the Purchaser's Funding following the removal of the Complementary Deposit and the changes made to the Overcollateralisation Rate;
(f)reflect the replacement of Crédit Agricole Leasing & Factoring by Crédit Agricole Corporate and Investment Bank as Agent;

(g)reflect the changes made to the General Master Purchase Agreement from time to time since the 2021 Amendment Date; and
(h)integrate other miscellaneous drafting and technical modifications.
4.AMENDMENT TO THE GENERAL MASTER PURCHASE AGREEMENT
4.1The Amendment Parties (except the Entering Seller) expressly agree that the General Master Purchase Agreement shall be amended so that it shall read and be construed for all purposes as set out in SCHEDULE 3 (Amended General Master Purchase Agreement) to the Amendment, and that the terms and conditions of such amended General Master Purchase Agreement shall apply to them.
4.2The Centralising Unit and the Sellers also acknowledge that, for the purposes stated in Article 3.1, certain amendments are made also to certain other Securitisation Documents to which neither the Centralising Unit nor the Sellers are parties.
4.3The Entering Seller expressly agrees that by signing this Amendment it will become party to the General Master Purchase Agreement in accordance with, and subject to, the terms and conditions set forth in article 38 (Accession of the Luxembourg Seller) of the General Master Purchase Agreement.
5.FURTHER ASSURANCE
5.1Each of the Amendment Parties shall do all such acts and things necessary or desirable to give effect to the amendments to be effected pursuant to this Amendment.
5.2To the extent necessary, each Seller (except the Entering Seller) hereby ratifies and confirms each Collection Account Agreement, in all respects, which shall be maintained in full force and effect in accordance with its terms and conditions as security for the relevant secured obligations (as stated in each such Collection Account Agreement).
6.ENTRY INTO FORCE
6.1Subject to satisfaction of the conditions set forth in Article 7 (Conditions precedent to the Amendment), and unless otherwise agreed by all Amendment Parties, this Amendment shall take effect on the Funded Settlement Date of October 2025.
6.2The Amendment Parties (except the Entering Seller) hereby agree to take into consideration the modifications to be made to the Securitisation Documents with effect as from the Funded Settlement Date of October 2025, or as from any other subsequent date specified herein, when carrying out any and all calculations required to be made on or prior, and with respect to, the above specified Funded Settlement Date, or such other subsequent date specified herein, in accordance with the provisions of the Securitisation Documents.
7.CONDITIONS PRECEDENT TO THE AMENDMENT
The Amendment shall only enter into force when all conditions precedent described in the conditions precedent list set out in SCHEDULE 2 (Conditions precedent) have been fulfilled in form and substance satisfactory to the Purchaser (acting reasonably).
8.REPRESENTATIONS AND WARRANTIES
Each Seller and the Centralising Unit represents and warrants to the Purchaser that, as at the date hereof:
(i)in the case of the French Seller, it is a simplified joint-stock company (société par actions simplifiée) duly incorporated and validly existing under French law;
(ii)in the case of the German Seller, it is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under German law;
(iii)in the case of the Spanish Seller, it is a public limited liability company (sociedad anónima) duly incorporated and validly existing under Spanish law;

(iv)in the case of the UK Seller and the Centralising Unit, it is a limited liability company duly incorporated and validly existing under the laws of England and Wales;
(v)in the case of the Luxembourg Seller, it is a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg;
(vi)it has the capacity (a) to carry on its business, as currently conducted, and to own all of the assets appearing on its balance sheet, except where failure of such capacity would not be reasonably likely to result in a Material Adverse Effect and (b) to enter into the Amendment and perform its obligations under the Transaction Documents to which it is a party;
(vii)it does not require any power or authorisation to execute the Amendment or to perform its obligations under the Transaction Documents to which it is a party, that it has not already obtained, unless, in the case of any Governmental Authorisation, the failure to obtain such authorisation would not be reasonably likely to result in a Material Adverse Effect;
(viii)except to the extent that no Material Adverse Effect would be reasonably likely to result therefrom, the execution of the Amendment and the performance of its obligations hereunder and/or under the General Master Purchase Agreement (as amended by the Amendment) will not contravene (a) any provision of its articles of association, (b) any law or regulation applicable to it or (c) any provision of any contract or undertaking to which it is a party or by which it is bound and that may adversely affect the rights of the Purchaser or the collection of the Sold Receivables; and
(ix)the Amendment and the General Master Purchase Agreement (as amended by the Amendment) constitute its legal, valid and binding obligations and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally.
9.EFFECTIVE GLOBAL RATE
For the purpose of articles L.314-1 to L.314-5 and R.314-1 to R.314-14 of the French Code de la consommation, each of the Sellers acknowledges that:
(i)by virtue of certain characteristics of the General Master Purchase Agreement, the taux effectif global cannot be calculated on the date of the Amendment, but that an indicative calculation of the taux effectif global, based on assumptions as to the taux de période and the durée de période, will be set out in an effective global rate letter given by the Purchaser to the Centralising Unit on behalf of the Sellers on the date hereof; and
(ii)that letter forms part of the General Master Purchase Agreement.
10.NO WAIVER – NO NOVATION
10.1The Amendment shall not be construed as a waiver of by any Amendment Party of any of its rights under the General Master Purchase Agreement, to the extent such rights are not modified by the Amendment.
10.2The Amendment does not create any novation of the General Master Purchase Agreement. Each Amendment Party agrees that the provisions of the General Master Purchase Agreement, as amended by the Amendment, shall remain in full force and effect.
10.3The Amendment Parties accept that any reference to the General Master Purchase Agreement in another contract entered into by one Amendment Party is interpreted as a reference to the General Master Purchase Agreement as modified by this Amendment.
11.LIMITED RECOURSE – NON-PETITION
Each of the Sellers, the Centralising Unit and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK:
(a)irrevocably and unconditionally waives any right that it may have to initiate any proceeding whatsoever in relation to the contractual liability (responsabilité contractuelle) of the Purchaser, except in the event of gross negligence (faute lourde) or wilful misconduct (dol) of the Purchaser and agree to limit their claims and recourse against the Purchaser (including in the event of a breach by the Purchaser of any of its representations and warranties, or any of its obligations hereunder) to the amount of the Available Funds on the relevant date; and
(b)irrevocably and unconditionally undertakes and agrees not to institute any legal proceedings, take other steps or institute other proceedings against the Purchaser, the purpose of which is the appointment of a conciliator or an ad hoc agent, or the opening of receivership proceedings or insolvency proceedings (sauvegarde, sauvegarde accélérée, redressement judiciaire or liquidation judiciaire) or any other similar proceedings.
12.SIGNATURES AND REGISTRATION
12.1Each Amendment Party acknowledges that they have read the conditions of use of the electronic signature solution complying with the Electronic Signature Regulation requirements provided by DocuSign (the "Solution") and that the process suggested by DocuSign implements an electronic signature within the meaning of the provisions of article 1367 of the French Code civil.
12.2Each Amendment Party should agree that the Amendment signed and dated by means of the Solution expresses its consent and shall be deemed to be the original of that Amendment.
12.3Each Amendment Party should accept as an evidence all the login data and information relating to the electronic signature transmitted by DocuSign in the course of the transaction, including time-stamp related elements provided by DocuSign the digital signature certificate and e-mails or text messages sent or received by the Amendment Parties by means of the Solution.
12.4The Amendment Parties expressly agree that they shall each be responsible for keeping each reliable copy of the original of the Amendment that has been electronically signed, under reasonable conditions so as to ensure its integrity.
12.5Each Amendment Party acknowledges and accepts that the advanced electronic signature, affixed to the Amendment by means of the Solution, grants a sufficient reliability level that allows the identification of its signatory and guarantees its relation to the Amendment to which its signature is affixed. It therefore benefits of the same presumption of reliability as that provided for in the second sentence of the second paragraph of the article 1367 of the French Code civil.
12.6Thus, each Amendment Party hereby acknowledges and expressly agrees that in the event of any dispute and/or disagreement arising between them, regardless of its nature, origin and cause, the advanced electronic signature affixed on the Amendment by means of the Solution shall be deemed to constitute valid, admissible and enforceable evidence, not only between the Amendment Parties themselves, but also before all courts and competent authorities and vis-à-vis any third party.
12.7The present Article constitutes an agreement of proof within the meaning of article 1368 of the French Code civil and within the limits permitted under article 1356 of the same code.
12.8The Amendment Parties hereby agree not to register the Amendment with the French tax administration, although if one Amendment Party elects to do so, it shall carry out such a registration at its own expense.
13PARTIAL INVALIDITY
13.1If a provision of the Amendment is or becomes illegal, invalid or unenforceable, that shall not affect the legality, validity or enforceability of any other provision of any Transaction Document.
13.2Each Amendment Party agrees to negotiate in good faith to replace the affected provisions, or parts of those provisions, with other valid and effective agreements having substantially the same economic effect, having regard to the subject matter and purpose of the Transaction Documents.

14.NOTARISATION
For the purposes contemplated in Article 517 et seq. of the Spanish Law 1/2000 of 7 January (Ley de Enjuiciamiento Civil) as amended from time to time and related provisions, the Amendment Parties agree to raise the Amendment to public document status by means of a Spanish Public Document, on the date of the Amendment or, if not possible, as soon as practicable thereafter on any other subsequent date determined by the Agent, the Purchaser and the Centralising Unit.
15.GOVERNING LAW – JURISDICTION
15.1The Amendment shall be governed by, and construed in accordance, with French law.
15.2Any dispute as to the validity, interpretation, performance or any other matter arising out of the Amendment shall be subject to the jurisdiction of the competent courts of Paris.
15.3The restrictions set forth in Section 181 German Civil Code (Bürgerliches Gesetzbuch) and any similar provisions contained in the applicable laws of any other country shall not apply to any Amendment Party to the fullest extent permitted under law in respect of its powers, authorisations, rights and obligations hereunder.

[Signature page at the end of the Amendment]

SCHEDULE 1
LIST OF SELLERS

Name	Country	Register Number
GOODYEAR FRANCE S.A.S.	FRANCE	330 139 403 (NANTERRE)
GOODYEAR GERMANY GmbH	GERMANY	HRB 7163 (HANAU)
GOODYEAR TIRES ESPAÑA, S.A.	SPAIN	REGISTERED WITH THE COMMERCIAL REGISTRY OF MADRID UNDER SHEET M-110718, VOLUME 6799, PAGE 194 AND SPANISH TAX IDENTIFICATION NUMBER (N.I.F.) A80641897
GOODYEAR TYRES UK LTD.	UNITED KINGDOM	223064 (BIRMINGHAM)
THE ENTERING SELLER
GOODYEAR OPERATIONS S.A.	LUXEMBOURG	B71219 (LUXEMBOURG)

SCHEDULE 2 CONDITIONS PRECEDENT
1.With respect to the French Seller:
(a)a signed copy of a conformity certificate including:
(i)a copy of the articles of association;
(ii)a copy of an extrait Kbis;
(iii)a copy of a certificat de non faillite;
(iv)a copy of the powers of attorney and/or any other equivalent document authorising the representatives of the French Seller to execute the relevant Transaction Documents; and
(v)a copy of the decision of the sole shareholder authorising the French Seller to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

2.With respect to the German Seller:
(a)a signed copy of a conformity certificate including:
(i)a copy of the articles of association;
(ii)a copy of an extract from the Commercial registry;
(iii)a copy of the powers of attorney and/or any other equivalent document authorising the representatives of the German Seller to execute the relevant Transaction Documents; and
(iv)a copy of the written shareholders' resolutions authorising the German Seller to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

3.With respect to the Spanish Seller:
(a)a signed copy of a conformity certificate including:
(i)an online extract from the Commercial Register;
(ii)a copy of the notarised powers of attorney and/or any other equivalent document authorising the representatives of the Spanish Seller to execute the relevant Transaction Documents; and
(iii)a notarised copy the board of directors' resolutions authorising the Spanish Seller to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

4.With respect to the UK Seller:
(a)a signed copy of a conformity certificate including:
(i)a copy of the articles of association;
(ii)a copy of the memorandum of association;
(iii)the certificate of incorporation; and
(iv)a copy of the powers of attorney and/or any other equivalent document authorising the representatives of the UK Seller to execute the relevant Transaction Documents; and
(v)a copy of the sole director's resolutions authorising the UK Seller to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

5.With respect to the Luxembourg Seller:
(a)a signed copy of a conformity certificate including:
(i)a copy of the articles of association;
(ii)a copy of an excerpt from the Luxembourg Trade and Companies Register;
(iii)a copy of a certificate of non-registration of judgments (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) from the Insolvency Register (Registre de l'insolvabilité (REGINSOL)) held and maintained by the Luxembourg Trade and Companies Register;
(iv)a copy of the notarised powers of attorney and/or any other equivalent document authorising the representatives of the Luxembourg Seller to execute the relevant Transaction Documents; and
(v)a copy of the board of directors' resolutions authorising the Luxembourg Seller to enter into the relevant Transaction Documents,
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

6.With respect to the Centralising Unit:
(a)a signed copy of a conformity certificate including:
(vi)a copy of the articles of association;
(vii)a copy of the memorandum of association;
(viii)the certificate of incorporation;
(ix)a copy of the powers of attorney and/or any other equivalent document authorising the representatives of the Centralising Unit to execute the relevant Transaction Documents; and
(x)a copy of the board of directors' resolutions authorising the Centralising Unit to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

7.With respect to GOODYEAR EUROPE BV, as parent company of the Sellers:
(a)a signed copy of a conformity certificate including:
(i)a copy of the articles of association;
(ii)a copy of a commercial register extract, also reporting that the parent company is not subject to any Insolvency Proceedings;
(iii)a copy of the powers of attorney or any other equivalent document authorising the representatives of the parent company to execute the relevant Transaction Documents; and
(iv)a copy of the board of directors' resolutions authorising the parent company to enter into the relevant Transaction Documents;
(b)an internal solvency certificate; and
(c)an in-house legal opinion.

8.Each Issuer, each Liquidity Bank and each Fund Subscriber have given their prior written consent to the Amendment.

9.The outstanding Class M Units (as such term is defined in the Magenta Costs Letter) have been fully amortised on the Funded Settlement Date of October 2025.

10.A capacity opinion issued by the counsel to the Sellers and the Centralisating Unit in respect of (i) the Sellers, (ii) the Centralising Unit and (iii) GOODYEAR EUROPE BV.

11.A validity, enforceability and true sale opinion issued by CMS Francis Lefebvre, as French counsel of the Agent, the Calculation Agent and the Lead Arranger, in respect of the relevant Transaction Documents and the accession of the Luxembourg Seller to the Securitisation Transaction.

12.A true sale opinion issued by CMS DeBacker Luxembourg SCS, as Luxembourg counsel of the Agent, the Calculation Agent and the Lead Arranger in respect of the accession of the Luxembourg Seller to the Securitisation Transaction.

13.A true sale opinion issued by CMS Hasche Sigle, as German counsel of the Agent, the Calculation Agent and the Lead Arranger in respect of the accession of the Luxembourg Seller to the Securitisation Transaction.

14.A true sale opinion issued by CMS Cameron McKenna Nabarro Olswang LLP, as English counsel of the Agent, the Calculation Agent and the Lead Arranger in respect of the accession of the Luxembourg Seller to the Securitisation Transaction.

15.Closing documents:

(a)a signed copy of the amendment n°7 to the French Receivables Purchase Agreement;
(b)a signed copy of the amendment n°7 to the German Receivables Purchase Agreement;
(c)a signed copy of the amendment n°4 to the UK Receivables Purchase Agreement;
(d)a notarised signed copy of the amendment n°4 to the Spanish Receivables Purchase Agreement;
(e)a signed copy of the amendment n°2 to the Italian Receivables Purchase Agreement;
(f)a signed copy of the amendment n°2 to the Italian Sub-Servicing Agreement;
(g)a signed copy of the master amendment n°5 to inter alia the Master Senior Deposit Agreement;
(h)a signed copy of the amendment n°3 to the Master Subordinated Deposit Agreement;
(i)a signed copy of the termination agreement to the Master Complementary Deposit Agreement;
(j)a signed copy of the LMA/CACIB costs letter;
(k)a signed copy of the LMA alternative funding letter;
(l)a signed copy of the withdrawal letter entered into on [9] October 2025 between the Amendment Parties and Natixis, as Joint Lead Arranger, setting forth the terms and conditions under which Natixis will cease to act as Joint Lead Arranger under this Securitisation Transaction in accordance with, and subject to, the terms and conditions set forth therein;
(m)a signed copy of a Comfort Letter; and
(n)a signed copy of a Performance Letter.

SCHEDULE 3
AMENDED GENERAL MASTER PURCHASE AGREEMENT

Agreed form
GOODYEAR PROGRAM

GENERAL MASTER PURCHASE AGREEMENT IN RELATION TO THE SECURITISATION OF TRADE RECEIVABLES OF CERTAIN EUROPEAN SUBSIDIARIES OF THE GOODYEAR GROUP dated 10 December 2004, as last amended on 10 October 2025 between

ESTER FINANCE TECHNOLOGIES
as Purchaser

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lead Arranger, Agent and as Calculation Agent

DUNLOP TYRES LTD
as Centralising Unit

THE SELLERS
Listed in SCHEDULE 8

Avocats au Barreau des Hauts de Seine
2 rue Ancelle, 92522 Neuilly-sur-Seine Cedex, France
cms.law/fl

Goodyear - GMPA (amended 2025)(51591956.2)

CONTENTS
CLAUSE    PAGE
CHAPTER I INTERPRETATION    8
1.    DEFINITIONS    8
2.    INTERPRETATION    8
CHAPTER II PURPOSE - TERM - CONDITIONS PRECEDENT    9
3.    PURPOSE OF THIS AGREEMENT    9
4.    TERM OF THIS AGREEMENT    13
CHAPTER III CURRENT ACCOUNT - DEPOSITS    14
5.    CURRENT ACCOUNT    14
6.    AMOUNT OF THE PURCHASER'S FUNDING    17
7.    SUBORDINATED DEPOSIT    19
CHAPTER IV FEES    20
8.    FEES    20
CHAPTER V REPRESENTATIONS AND WARRANTIES - GENERAL COVENANTS    21
9.    REPRESENTATIONS AND WARRANTIES    21
10.    GENERAL COVENANTS    24
CHAPTER VI EARLY AMORTISATION    35
11.    EARLY AMORTISATION    35
CHAPTER VII TAXES - CHANGES IN CIRCUMSTANCES    41
12.    TAXES    41
13.    CHANGES IN CIRCUMSTANCES    43
CHAPTER VIII ORDER OF PRIORITY - PAYMENTS    44
14.    ORDER OF PRIORITY DURING THE AMORTISATION PERIOD    44
15.    PAYMENTS    46
CHAPTER IX PURCHASE OF ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES    47
16.    CONDITIONS IN RELATION TO ANY PURCHASE OF ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES    47

17.    CONFORMITY WARRANTIES FOR ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES    49
18.    IDENTIFICATION OF THE CONTRACTUAL DOCUMENTATION FOR THE SOLD RECEIVABLES - ACCESS TO DOCUMENTS    50
CHAPTER X COLLECTION OF SOLD RECEIVABLES    51
19.    COLLECTION OF SOLD RECEIVABLES    51
20.    ASSESSMENT REPORT AND BACK-UP SERVICER REPORT    55
21.    APPLICATION OF PAYMENTS AND PAYMENTS OF COLLECTIONS    56
22.    RENEGOTIATION    57
23.    REPRESENTATION MANDATE    58
24.    OBLIGATIONS OF CARE    58
25.    COMMISSION FOR AND COSTS OF COLLECTION    59
CHAPTER XI DEEMED COLLECTIONS    61
26.    DEEMED COLLECTIONS    61
CHAPTER XII MISCELLANEOUS    62
27.    FEES AND EXPENSES    62
28.    SUBSTITUTION AND AGENCY    63
29.    CONFIDENTIALITY    63
30.    NOTICES    64
31.    EXERCISE OF RIGHTS – RECOURSE – NO PETITION    65
32.    TRANSFERABILITY OF THIS AGREEMENT – FINANCIAL GUARANTEE AGREEMENT    65
33.    AMENDMENT TO THE TRANSACTION DOCUMENTS    66
34.    INDEMNITIES    67
35.    INDIVISIBILITY    69
36.    EXECUTION AND EVIDENCE    69
37.    WITHDRAWAL OF SELLERS    70
38.    ACCESSION OF THE LUXEMBOURG SELLER    70
39.    ACCESSION OF NEW SELLERS    71

40.    NO HARDSHIP    73
41.    SANCTIONS    73
42.    SECURITISATION REGULATION    73
43.    DAC 6    74
CHAPTER XIII GOVERNING LAW - JURISDICTION    74
44.    GOVERNING LAW - JURISDICTION    74

SCHEDULE    PAGE
SCHEDULE 1 MASTER DEFINITIONS SCHEDULE    75
SCHEDULE 2 [RESERVED]    112
SCHEDULE 3 FORM OF ASSESSMENT REPORT    113
SCHEDULE 4 [RESERVED]    138
SCHEDULE 5 FORM OF SELLER'S AND CENTRALISING UNIT'S SOLVENCY CERTIFICATE    140
SCHEDULE 6 LIST OF ADDRESSEES    149
SCHEDULE 7 FORMS OF NOTIFICATION OF WITHDRAWAL OR ACCESSION OF ONE OR MORE SELLER(S)    151
SCHEDULE 8 LIST OF SELLERS    154
SCHEDULE 9 LIST OF CALENDAR DATES OF THE TRANSACTION    155
SCHEDULE 10 REPORTING DOCUMENT RELATING TO THE SOLD RECEIVABLES (ARTICLE 10.3.3)    164
SCHEDULE 11 CONFORMITY WARRANTIES FOR REMAINING PURCHASABLE RECEIVABLES    177
SCHEDULE 12 LIST OF EXCLUDED DEBTORS    184
SCHEDULE 13 FORM OF CALCULATION LETTER    188
SCHEDULE 14 FINANCIAL COVENANTS DEFINITIONS    189
SCHEDULE 15 [RESERVED]    200
SCHEDULE 16 CALCULATION FORMULAE OF THE DISCOUNT RESERVE AND OF THE ASSIGNMENT COSTS    201
SCHEDULE 17 FORM OF NOTICE FOR MAXIMUM AMOUNT OF THE PURCHASER'S FUNDING    207
SCHEDULE 18 LIST OF THE COLLECTION ACCOUNTS (AS OF THE 2025 AMENDMENT DATE)    208
SCHEDULE 19 DATA PROCESSING    209
SCHEDULE 20 CREDIT AND COLLECTION POLICIES    212

1.BETWEEN:
ESTER FINANCE TECHNOLOGIES, a company incorporated under French law and authorised as a specialized credit institution (établissement de crédit spécialisé), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 414 886 226, whose representative is duly authorised for the purpose of this Agreement (the "Purchaser");
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 304 187 701, whose representatives are duly authorised for the purpose of this Agreement ("CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK", "Lead Arranger", "Agent" or the "Calculation Agent");
DUNLOP TYRES LTD, a company incorporated under the laws of England and Wales with company number 1792065 whose registered office is situated at 2920 Trident Court Solihull Parkway, Birmingham Business Park, Birmingham, England, B37 7YN, whose representative is duly authorised for the purpose of this Agreement (the "Centralising Unit"); and
The companies listed in SCHEDULE 8 (each of them as a "Seller" and collectively the "Sellers").
2.WHEREAS:
GOODYEAR FRANCE S.A.S. (previously named GOODYEAR DUNLOP TIRES FRANCE S.A.S.) (the "French Seller"), GOODYEAR GERMANY GmbH (previously named GOODYEAR DUNLOP TIRES GERMANY GmbH) (the "German Seller"), GOODYEAR TIRES ITALIA S.P.A (previously named GOODYEAR DUNLOP TIRES ITALIA S.P.A) (the "Italian Seller"), GOODYEAR TIRES ESPAÑA, S.A. (previously named GOODYEAR DUNLOP TIRES ESPAÑA, S.A.) (the "Spanish Seller"), GOODYEAR TYRES UK Ltd (previously named GOODYEAR DUNLOP TYRES UK Ltd) (the "UK Seller") and GOODYEAR OPERATIONS S.A. (the "Luxembourg Seller") are in the business of manufacturing and/or supplying tyres and activities relating thereto, and hold receivables over certain customers.
In order to provide financing to certain European Subsidiaries of GOODYEAR, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK has proposed to set up a securitisation transaction by way of the sale, on an ongoing basis, of trade receivables resulting from the ordinary business of the Sellers in the United Kingdom, France, Germany, Italy and Spain (the "Securitisation Transaction").
Pursuant to the Securitisation Transaction, existing and future domestic trade receivables will be purchased by the Purchaser from the Sellers on an ongoing basis and in accordance with receivables purchase agreements governed (i) by French law, in respect of the French Seller, the Luxembourg Seller and the Spanish Seller, (ii) English law, in respect of the UK Seller and the Luxembourg Seller and (iii) German law, in respect of the German Seller and the Luxembourg Seller (together, the "Receivables Purchase Agreements").

The Purchaser has agreed to acquire certain existing trade receivables (the "Remaining Purchasable Receivables") and future trade receivables (the "Ongoing Purchasable Receivables") held and to be held by the Sellers subject to the terms and conditions contained in this Agreement and in the Receivables Purchase Agreements. Furthermore, the Purchaser shall refinance the purchase of Refinanced Ongoing Purchasable Receivables and the Refinanced Remaining Purchasable Receivables by ITALASSET FINANCE S.R.L. through the subscription and funding of Italian Notes.
The Purchaser shall fund the acquisition of (i) the Ongoing Purchasable Receivables, (ii) the Remaining Purchasable Receivables and (iii) the Italian Notes issued in order to refinance the purchase on an ongoing basis by ITALASSET FINANCE S.R.L. of existing and future domestic trade receivables from the Italian RPA Sellers against Eligible Debtors located in Italy:
1.partly out of a senior deposit (the "Senior Deposit") effected by the Depositor with the Purchaser in accordance with a master senior deposit agreement (the "Master Senior Deposit Agreement"); and
2.partly by way of set-off against any amount due and payable by the Centralising Unit to the Purchaser in connection with a subordinated deposit (the "Subordinated Deposit") to be effected by the Centralising Unit, with the Purchaser in accordance with the terms and conditions of a master subordinated deposit agreement (the "Master Subordinated Deposit Agreement").
The receivable held by the Depositor over the Purchaser in connection with the repayment of the Senior Deposit shall be assigned to a French fonds commun de titrisation (the "Fund") set up in accordance with Articles L.214-24 I), II), XI) and XII), L.214-166-1, L.214-167 I), L.214-168 to L.214-175-8, L.214-180 to L.214-186, L.231-4, L.231-7 and R.214-217 to R.214-235 of the French Monetary and Financial Code (Code monétaire et financier) which shall issue related units. Such units may be subscribed by any Issuer (as defined in SCHEDULE 1 (Master Definition Schedule)) or any Fund Subscriber (as defined in SCHEDULE 1 (Master Definition Schedule)), pursuant to the terms and conditions of subscription agreements to be entered into between the Fund and each Issuer and Fund Subscriber (the "Subscription Agreements"), in the following conditions:
(i)unless the corresponding Fund Subscriber has exercised its Fund Subscriber Option (as defined below) and until rescission thereof by such Fund Subscriber, each Issuer shall fund the subscription of units, by either (x) issuing commercial paper (the "Notes"), or (y) in the event that the Issuer is not capable to issue Notes in the commercial paper market, exercising its rights under a liquidity agreement (a "Liquidity Agreement") entered into with credit institutions (the "Liquidity Banks"), pursuant to which the Liquidity Banks have undertaken to either acquire from such Issuer all or part of the units which cannot be funded through the issuance of Notes or grant a facility to finance or refinance the subscription of such units;
3.upon notice given by any Fund Subscriber to, among others, the Centralising Unit, the Calculation Agent and the Fund, of its intention to exercise such option, such Fund Subscriber shall directly subscribe to units issued by the Funds (the "Fund Subscriber Option"). Upon the exercise of such Fund Subscriber Option and until rescission thereof by such Fund Subscriber, the obligation of the corresponding Issuer to subscribe to units issued by the Fund under the Subscription Agreement to which such Issuer is a party shall be suspended.
The Centralising Unit shall be appointed by the Sellers to act as their agent (mandataire) for the purposes of carrying out certain activities, in accordance with the provisions of this general master purchase agreement, including the execution of certain amendments hereto (the "General Master Purchase Agreement" or the "Agreement").
For the purposes of the General Master Purchase Agreement and the relevant Receivables Purchase Agreement, the Purchaser shall appoint the Sellers for the recovery of collections in accordance with a Collection Mandate (the "Collection Mandate").
Due to the number of Sellers and the different Receivables Purchase Agreements under which Ongoing Purchasable Receivables and Remaining Purchasable Receivables will be purchased by the Purchaser, the Parties have agreed to enter into this General Master Purchase Agreement in order to set out a Master Definitions Schedule, common terms, representations and warranties, general covenants and all other provisions provided for by this General Master Purchase Agreement that will apply in respect of the Receivables Purchase Agreements.

3.NOW IT IS HEREBY AGREED AS FOLLOWS:
CHAPTER I
INTERPRETATION
1.DEFINITIONS
Capitalised terms and expressions used in this Agreement shall have the same meaning as ascribed to such terms and expressions in the Master Definitions Schedule set out in SCHEDULE 1 hereto. The schedules hereto shall form an integral part of this Agreement.
2.INTERPRETATION
The titles of the Chapters, the Schedules and the Articles (including their paragraphs) used herein and the table of contents are for convenience of reference only, and shall not affect the interpretation of this Agreement.
In this Agreement, except if the context calls for another interpretation:
1.references to "Chapters", "Articles" and "Schedules" shall be construed as references to the chapters, articles and schedules of this Agreement and references to this Agreement include its recitals and schedules;
2.words in the plural shall cover the singular and vice versa;
3.references to the time of the day shall refer to Paris time, unless otherwise stipulated;
4.words appearing in this Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;
5.references to a "person" shall include (i) any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity and (ii) its permitted assignees, transferees and successors or any person deriving title under or through it; in particular, any reference to GOODYEAR EUROPE BV shall include any successor thereof as a result of any internal corporate reorganisation (without prejudice to Articles 11.3(iii) and 19.3.1(v) hereof);
6.references to a document shall mean such document, as amended, replaced by novation or varied from time to time;
7.references to any Securitisation Document shall be construed to mean such securitisation document, as amended and restated until the date hereof and as may be amended and supplemented from time to time thereafter; and

8.references to "Parties" shall be construed as references to the parties to this Agreement, and a "Party" shall mean any of the Parties.
CHAPTER II
PURPOSE - TERM - CONDITIONS PRECEDENT
3.PURPOSE OF THIS AGREEMENT
1.Pursuant to the terms and conditions of this Agreement, the relevant Receivables Purchase Agreements and, where applicable, the relevant Transfer Deeds, the Sellers shall sell Ongoing Purchasable Receivables and Remaining Purchasable Receivables to the Purchaser and the Purchaser shall purchase Ongoing Purchasable Receivables and Remaining Purchasable Receivables from the Sellers on each Funded Settlement Date during the Replenishment Period.
2.The Parties agree that the Purchaser shall fund the acquisition of Ongoing Purchasable Receivables, Remaining Purchasable Receivables and Italian Notes as follows:
1.partly out of a Senior Deposit effected by the Depositor with the Purchaser in accordance with the Master Senior Deposit Agreement, for an amount which shall not exceed the Maximum Amount of the Program, as determined in accordance with Article 6 (Amount of the Purchaser's Funding);
2.partly by way of set-off against any amount due and payable by the Centralising Unit to the Purchaser in connection with a Subordinated Deposit to be effected by the Centralising Unit with the Purchaser in accordance with the provisions of the Master Subordinated Deposit Agreement.
3.The Parties hereby acknowledge that the Centralising Unit is acting for the purposes of this Agreement, in its own name and behalf, but also in the name and on behalf of the Sellers, pursuant to the terms of a mandate (mandat) expressly granted by each of the Sellers to the Centralising Unit and which the Centralising Unit hereby accepts. By virtue of this mandate, the Sellers appoint the Centralising Unit to act in their name and on their behalf and to perform the following obligations in accordance with the provisions of the Transaction Documents: (i) receive all Payments due by the Purchaser to the Sellers in respect of the Sold Receivables, (ii) make any payment due by the Sellers to the Purchaser and the Agent pursuant to the Transaction Documents, such payments covering inter alia the amount due in respect of Actual Collections or Adjusted Collections, (iii) enter into the Current Account relationship set forth in Article 5, (iv) negotiate with the Purchaser, in particular upon the occurrence of any of the events set out in Articles 11, 12 and 13, such negotiation to be conducted outside the UK, (v) deliver to the Purchaser on each

Funded Settlement Date during the Replenishment Period, the Transfer Deeds received from the Sellers or executed by the Centralising Unit and, on each Information Date, the List of Purchasable Receivables, (vi) receive or give any notices, mails, or documents provided pursuant to the Transaction Documents, (vii) exercise any rights arising in respect of the Transaction Documents (with the exception of the Master Subordinated Deposit Agreement, in respect of which the Centralising Unit acts in its own name and on its own behalf), (viii) deliver to the Purchaser the Assessment Reports substantially in the form set out in SCHEDULE 3 and (ix) carry out any powers it has as agent of the Seller as set out in Articles 33 and 38, including the negotiation and execution of any amendments provided for under Articles 33 and 38, provided that nothing in this Agreement shall give the Centralising Unit authority to act on behalf of the Purchaser and in particular it will not perform the obligations of the Sellers under Articles 22 and 23.
The Sellers (save the Luxembourg Seller) and the Centralising Unit have entered into the Intercompany Arrangements, which provide, among other things, for the allocation of all sums due and/or received in connection with the Transaction Documents to which each Seller and the Centralising Unit is a party. Such Intercompany Arrangements shall provide inter alia that each Seller has an effective recourse against the defaulting Seller and GOODYEAR EUROPE BV for any payment that any Seller or the Centralising Unit may be required to make under the joint and several liability provisions provided for under Article 3.6. The Sellers and the Centralising Unit hereby irrevocably and unconditionally undertake to refrain from exercising any rights of recourse against the Purchaser, the Agent and/or CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK in connection with such allocation.
4.The Parties agree that the Purchaser shall appoint the Sellers to act as collection agents for the servicing of the Sold Receivables, in accordance with the provisions of Article 19.
5.This Agreement shall apply automatically to any Transfer Deed delivered by the Centralising Unit, acting in the name and on behalf of a Seller to the Purchaser or any other similar document agreed between a Seller and the Purchaser, pursuant to the relevant Receivables Purchase Agreement.
6.Joint and several liability
1.The Parties agree that the obligations of each Seller under this Agreement shall be several but not joint and shall be construed as if each Seller had entered into a separate agreement with the Purchaser.
2.By way of exception to the foregoing, each Seller and the Centralising Unit shall be jointly and severally liable to the Purchaser for the payment by another Seller, GOODYEAR EUROPE BV and/or the Centralising Unit of (i) any sums due under the Transaction Documents and notably (without limitation) for the transfer of Adjusted Collections on the due date to the Purchaser, in accordance with the provisions of Article 21, and (ii) any claim for damages against a Seller for breach of its representations and warranties or for failure to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
Each Seller hereby acknowledges and accepts that the benefit of any joint and several liability between Sellers party to the Transaction Documents shall be extended to any New Seller, without any need for additional written consent under this Agreement (other than by the Centralising Unit as contemplated by Articles 33 and 38).
3.Notwithstanding any other provision of this Agreement, the Parties agree that any claim enforceable under Article 3.6.2 above against the German Seller shall on any date on which payment is requested pursuant to Article 3.6.2 be limited to the amount of its Net Assets less its Registered Share Capital as of such date (the "Free Equity Amount").
For the purpose of this Article 3.6, "Net Assets" means, in respect of any entity as of any date, the result of (a) the sum of the amounts shown under the balance sheet positions pursuant to § 266 (2) (A), (B), (C), (D) and (E) of the German Commercial Code (Handelsgesetzbuch), with the exception of (i) any loan repayment claims against any of such entity's Affiliates (other than such entity's subsidiaries) (or other, economically equivalent claims, including recourse claims against a defaulting Seller under the Intercompany Arrangements) and (ii) the value of any assets which is not available for distribution to shareholders pursuant to §268 (8) of the German Commercial Code, less (b) the sum of the amounts of liabilities shown under the balance sheet positions pursuant to § 266 (3) (B), (C), (D) and (E) of the German Commercial Code, in each case as determined as of such date; and "Registered Share Capital" means, in respect of any entity as of any date, the amount shown under the balance sheet position pursuant to § 266 (3) (A) I of the German Commercial Code as determined as of such date.
4.If, upon a payment request to the German Seller under Article 3.6.2 above, the German Seller is of the reasonable opinion that the amount requested exceeds the Free Equity Amount at the time of such request, the German Seller shall provide evidence to the Purchaser that the payment in full of the amount requested would result: in the case of a GmbH Party, in the amount of its Net Assets falling below the amount of its Registered Share Capital, including, without limitation, plausible calculations made by the German Seller and all supporting documents reasonably requested by the Purchaser, and a written statement from the statutory auditors of the German Seller (in case of Article 3.6.3) to the Purchaser to the effect that the amount of the payment requested exceeds the Free Equity Amount of the German Seller (in case of Article 3.6.3).

5.For the purposes of calculating the Free Equity Amount, loans and other contractual liabilities incurred in negligent or wilful violation of the provisions of this Agreement shall be disregarded.
In the event that a payment is requested under Article 3.6.2 above, the German Seller shall realise, to the extent (i) the Free Equity Amount falls short of the amount so requested, (ii) required to enable the German Seller to make the requested payment, and (iii) legally permitted, assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets at the time of such request if such assets are not necessary for the business of the German Seller (betriebsnotwendig).
6.None of the above restrictions on enforcement shall apply if and to the extent such enforcement relates to any obligations of the German Seller other than under Article 3.6.2.
7.Notwithstanding the foregoing and any other provision of any Transaction Document to the contrary, any joint and several liability, guarantee, indemnity and similar (in nature or in effect) obligations and liabilities of the Luxembourg Seller under the Transaction Documents (including, without limitation, the joint and several liability under the Article 3.6.2) for the obligations of another Seller, GOODYEAR EUROPE BV and/or the Centralising Unit shall be limited at any time to the aggregate amount not exceeding 95% of the greater of:
-the sum of (i) the Luxembourg Seller's own funds (capitaux propres) (as referred to in Annex I to the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the commercial companies' register and the accounting and annual accounts of undertakings, as amended (the "Grand Ducal Regulation") (the "Own Funds") and of (ii) all subordinated debt owed by the Luxembourg Seller to any of its direct or indirect shareholders (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) and which is not financed directly or indirectly by any amounts raised under the Transaction Documents (the "Intra-Group Debt"), both as determined as at the Luxembourg Seller Accession Effective Date; or
-the sum of (i) the Own Funds and of (ii) the Intra-Group Debt, both as determined as at the relevant date on which the joint and several liability under the Article 3.6.2 is used, it being specified that for the purpose of the present Article 3.6.7:
-the Own Funds and the Intra-Group Debt shall be valued at their fair value, as determined by an external auditor (réviseur d'entreprises agréé) designated by the Purchaser in its sole discretion and acting reasonably on the relevant determination date; and

-the above limitations shall not apply to any amounts received under the Transaction Documents directly or indirectly, in any form whatsoever, by the Luxembourg Seller or any of its direct or indirect subsidiaries.
8.The Parties expressly agree that the Sellers and the Centralising Unit shall not have any responsibility for any non-payment by any Debtor of any sums due in respect of the Sold Receivables, except to the extent that the Purchaser may exercise recourse for such non-payment against the Subordinated Deposit as provided herein and, for the avoidance of any doubt, to the extent of any Deemed Collections in accordance with the provisions of Article 26.
7.Appointment of the Agent
1.The Parties acknowledge that CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK has been appointed as Agent as from 17 October 2024.
2.The appointment and authority of the Agent shall remain in full force and effect until the Commitment Expiry Date.
3.Notwithstanding any provision to the contrary, each Party hereby agrees that CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Agent shall be entitled to sub-delegate all or part of its duties to any service provider designated by it. In relation to any such sub-delegation, (i) CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Agent shall remain fully liable for the performance of its duties so delegated under this Agreement and (ii) any service provider shall undertake to comply with all obligations binding CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Agent under the relevant Transaction Documents.
4.TERM OF THIS AGREEMENT
1.This Agreement shall commence on the Closing Date and end on the Program Expiry Date. For the purposes of this Agreement and the Receivables Purchase Agreements, the Parties agree that there shall be two (2) periods:
1.the Replenishment Period, which commences on the Closing Date and ends on the Commitment Expiry Date (excluded); and
2.the Amortisation Period, which commences on the Commitment Expiry Date and ends on the Program Expiry Date.
2.The Parties expressly agree that, in the event that there are any Sold Receivables outstanding on the Program Expiry Date:
1.until such time as (i) any sums due under the Master Senior Deposit Agreement have been paid, or (ii) the Centralising Unit, acting in the name and on behalf of the Sellers, has repurchased all such Sold Receivables from the Purchaser:
1.the Centralising Unit shall make a payment to the Purchaser for an amount equal to any collections actually received by the Sellers arising in relation to those Sold Receivables which are outstanding; and
2.the Conformity Warranties set out in Article 17 (Conformity Warranties for Ongoing Purchasable Receivable and Remaining Purchasable Receivables) and the relevant Seller's covenants in relation to the Sold Receivables as set out in Articles 10 (General Covenants), 14 (Order of Priority during the Amortisation Period), 19 (Collection of Sold Receivables), 21 (Application of Payments and Payments of collections), 22 (Renegotiation), and 23 (Representation Mandate) shall remain in force;
2.thereafter, up to an amount equal to any portion of the Subordinated Deposit that was not reimbursed on the Program Expiry Date plus any Deferred Purchase Price that remained outstanding on such date, any Adjusted Collections shall be refunded to the Centralising Unit.
In any event, the Parties expressly agree that, even after the Program Expiry Date, the provisions set out in Articles 12 (Taxes), 13 (Changes in Circumstances), 27 (Fees and expenses), 29 (Confidentiality), 31 (Exercise of Rights – Recourse- Non Petition), 34 (Indemnities), 44 (Governing law – Jurisdiction) shall remain in force.
3.The Centralising Unit, acting in the name and on behalf of the Sellers, may, upon written notice given to the Purchaser at least nine (9) Business Days before a Funded Settlement Date during the Amortisation Period or at any time after the Program Expiry Date, offer to repurchase all outstanding Sold Receivables from the Purchaser, at a price equal to the nominal value of such Sold Receivables or such other price as the Parties may agree. Such purchase price shall be applied towards the payments and in the order specified in Article 14 and, to the extent applicable, shall be set off against any amounts due to the Centralising Unit in accordance with said Article 14.
CHAPTER III
CURRENT ACCOUNT - DEPOSITS
5.CURRENT ACCOUNT
1.Current Account agreement
1.The Purchaser and the Centralising Unit hereby agree to enter into a current account relationship (relation de compte courant) (the "Current Account").

2.Subject to the daily set-off or netting mechanism for the Payment of the Initial Purchase Price of Originated Ongoing Purchasable Receivables provided for under the Receivables Purchase Agreements, any sum due either by (i) the Purchaser to the Centralising Unit, acting in its own name or in the name of the Sellers pursuant to the Transaction Documents and/or by (ii) the Sellers or the Centralising Unit, acting in its own name or in the name of the Sellers, to the Purchaser pursuant to the Transaction Documents shall be recorded respectively as credit or debit on the Current Account. Any mutual debit or credit that does not arise from the Transaction Documents shall be excluded from the Current Account.
2.Automatic Set-off
The Parties hereby agree that any debit and credit recorded on the Current Account shall be automatically set-off (compensés).
3.Balance
1.On each Calculation Date, the Agent shall calculate the balance of the Current Account, in accordance with the provisions of Article 10.3.1, on the basis of information it has received pursuant to such Article 10.3.1, and shall forthwith provide the Centralising Unit and the Purchaser with such calculation.
2.In the case of a debit balance of the Current Account on a Calculation Date, as stated in the Current Account statement communicated in accordance with the provisions of Article 5.3.1, the Centralising Unit shall pay to the Purchaser's Account in immediately available funds an amount equal to such debit balance, on the Funded Settlement Date or on the Intermediary Settlement Date in relation to which the Current Account statement is drawn up, in accordance with the provisions of Article 15.5.
3.In the case of a credit balance of the Current Account on a Calculation Date, as stated in the Current Account statement communicated in accordance with the provisions of Article 5.3.1, the Purchaser shall pay to the Centralising Unit's Account in immediately available funds an amount equal to such credit balance on the Funded Settlement Date or on the Intermediary Settlement Date in relation to which the Current Account statement has been drawn up, in accordance with the provisions of Article 15.5.
4.Once the payment referred to in Article 5.3.2 or in Article 5.3.3 has been made, the Current Account shall be balanced at zero (0).
4.Entry on Current Account
1.On the Initial Settlement Date, the Purchaser shall record:

1.on the debit of the Current Account, an amount equal to the Subordinated Deposit calculated as of the Initial Settlement Date in accordance with Article 7 (Subordinated Deposit);
2.on the debit of the Current Account, the amount of the Adjusted Collections calculated in respect of such Initial Settlement Date; and
3.on the credit of the Current Account an amount equal to the Initial Purchase Price of the Sold Receivables sold on the Initial Settlement Date within the limits provided for by Article 10.3.1(i).
2.On each Intermediary Settlement Date during the Replenishment Period, the Purchaser shall enter:
1.on the debit of the Current Account,
an amount equal to any Increase in the Subordinated Deposit on such date, the amount of the Adjusted Collections calculated in respect of such date, less the amount of Collections for Set-off which has been set-off during the last Intermediary Settlement Date Reference Period in accordance with the Receivables Purchase Agreements, the amount of any payment due with respect to the repurchase of Doubtful Receivables on such date, and any other sums due by the Centralising Unit acting on its own behalf or on behalf of the Sellers, to the Purchaser pursuant to the Transaction Documents, and not paid otherwise;
on the credit of the Current Account,
an amount equal to the part of the Initial Purchase Price of the Sold Receivables due and payable on such date in accordance with the Receivables Purchase Agreements and within the limits set out in Article 10.3.1(i), an amount equal to any Reduction of the Subordinated Deposit on such date, and any other sums due by the Purchaser to the Centralising Unit acting on its own behalf or on behalf of the Sellers pursuant to the Transaction Documents, and not paid otherwise.
3.On each Funded Settlement Date during the Replenishment Period, the Purchaser shall enter:
1.on the debit of the Current Account,
an amount equal to any Increase in the Subordinated Deposit on such date,

the amount of the Adjusted Collections calculated in respect of such date, less the amount of Collections for Set-off which has been set-off during the last Monthly Reference Period (or, during the last Funded Settlement Date Reference Period in the event Collections for Set-off have been set-off pursuant to Article 5.4.2(i)(c) on the date identified as "Intermediary Settlement Date" under SCHEDULE 9 (List of Calendar Dates of the Transaction) that immediately precedes such Funded Settlement Date), in each case in accordance with the Receivables Purchase Agreements, the amount of any payment due with respect to the repurchase of Doubtful Receivables on such date, the amount of any payment due with respect to the rescission, on such Funded Settlement Date, of the transfer of Originated Ongoing Purchasable Receivables, pursuant to the relevant provisions of the French Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement and the German Receivables Purchase Agreement (in that latter case only if the transfer of said Originated Ongoing Purchasable Receivables was governed by French law), and any other sums due by the Centralising Unit acting on its own behalf or on behalf of the Sellers, to the Purchaser pursuant to the Transaction Documents, and not paid otherwise.
on the credit of the Current Account,
(a)an amount equal to the part of the Initial Purchase Price of the Sold Receivables due and payable on such date in accordance with the Receivables Purchase Agreements and within the limits set out in Article 10.3.1(i),
(b)an amount equal to any Deferred Purchase Price payable on such date,
(c)an amount equal to any Reduction of the Subordinated Deposit on such date;
(d)any sum due and payable on such date as Subordinated Deposit Fee;
(e)on the Funded Settlement Date of October 2025 only, the outstanding amount of the Complementary Deposit (as such term was defined in the General Master Purchase Agreement in effect immediately prior to the Funded Settlement Date of October 2025) as of such date; and
(f)any other sums due by the Purchaser to the Centralising Unit acting on its own behalf or on behalf of the Sellers pursuant to the Transaction Documents, and not paid otherwise.
The Parties hereby agree that all entries on the Current Account are calculated, for any Settlement Date during the Replenishment Period, on the Calculation Date preceding such Settlement Date, and that, once entered in the Current Account, such entries shall constitute payments for the purposes of the Transaction Documents.

5.Termination of the Current Account
The current account relationship shall terminate, and the Current Account shall be closed, on the Commitment Expiry Date.
6.AMOUNT OF THE PURCHASER'S FUNDING
1.Maximum Amount of the Purchaser's Funding
1.The Purchaser shall fund Payments:
1.first, out of the applicable Refinanced Received Net Amount, if any;
2.second, out of a Senior Deposit (the "Purchaser's Funding"), up to the then applicable Maximum Amount of the Purchaser's Funding.
The Senior Deposit shall create an indebtedness of the Purchaser to the Depositor in relation to the repayment of such Senior Deposit.
2.The Maximum Amount of the Purchaser's Funding shall be communicated by the Centralising Unit, acting in the name and on behalf the Sellers, to the Purchaser and to the Agent at the latest sixty (60) calendar days before the expiration date of the Liquidity Agreements and the Fund Subscription Agreements (as amended from time to time). For such purpose, the Centralising Unit, acting in the name and on behalf of the Sellers, shall send to the Purchaser and the Agent a notice (in the form of SCHEDULE 17) indicating the new amount of the Maximum Amount of the Purchaser's Funding (such new amount, for the avoidance of doubt, being not lower than the Minimum Amount of the Program and not greater than the Maximum Amount of the Program) that shall apply from the date of renewal of the Liquidity Agreements and the Fund Subscription Agreements through and including the new expiration date of the Liquidity Agreements and the Fund Subscription Agreements (as renewed) (the "Notice for Maximum Amount of the Purchaser's Funding").
3.Without prejudice to the other provisions of the Agreement, the Maximum Amount of the Purchaser's Funding for the period starting on the Funded Settlement Date of October 2025 (included) and ending on the Funded Settlement Date of October 2027 (excluded) shall be equal to EUR 300,000,000.
4.In the event that any Liquidity Agreement is not renewed as a result of a Liquidity Commitment Non-Renewal, the Maximum Amount of the Program shall be partially and automatically reduced by an amount equal to the commitment of the Liquidity Bank party to such Liquidity Agreement (except in circumstances where such Liquidity Bank would have renewed the Fund Subscription Agreement to which it is a party). Similarly, in the event that any Fund Subscription Agreement is not renewed as a result of a Subscription Commitment Non-Renewal, the

Maximum Amount of the Program shall be partially and automatically reduced by an amount equal to the commitment of the Fund Subscriber party to such Fund Subscription Agreement (except in circumstances where such Fund Subscriber would have renewed the Liquidity Agreement to which it is a party).
Such reduction of the Maximum Amount of the Program shall take effect on the later of (i) the Funded Settlement Date following the date upon which an event described above has occurred and (ii) the expiry date of the corresponding Alternative Funding Letter (if any). Such reduction of the Maximum Amount of the Program shall be definitive and irrevocable.
2.Amount of the Purchaser's Funding on the Initial Settlement Date
On the Initial Settlement Date, the amount of the Purchaser's Funding shall be equal to the lower of the following amounts:
1.the Outstanding Amount of Eligible Receivables to be purchased by the Purchaser on such date, multiplied by the excess of:
-    one (1) less;
-    the sum of the Overcollateralisation Rate and the Discount Reserve Rate; and
2.the Requested Amount of the Purchaser's Funding.
3.Change in the Purchaser's Funding
On each Funded Settlement Date during the Replenishment Period other than the Initial Settlement Date, the Purchaser's Funding shall be adjusted as follows:
1.if the lower of the following amounts:
(x)    the sum of:
(i)the Net Fundable Receivables Pool Balance multiplied by the positive difference between (a) one (1) and (b) the sum of the Overcollateralisation Rate and the Discount Reserve Rate; and

(ii)the Year End Rebates Enhanced Financing Amount; and
(y)    the Requested Amount of the Purchaser's Funding,
rounded down to the nearest whole multiple of EUR1,000 (one thousand Euro), exceeds the amount of the Purchaser's Funding outstanding on the preceding Funded Settlement Date, then the Purchaser's Funding shall be increased by the amount of such excess (the "Increase in the Purchaser's Funding"); and

2.if the lower of the following amounts:
(x)    the sum of:
(i)the Net Fundable Receivables Pool multiplied by the positive difference between (a) one (1) and (b) the sum of the Overcollateralisation Rate and the Discount Reserve Rate; and

(ii)the sum of the Year End Rebates Enhanced Financing Amount; and
(y)    the Requested Amount of the Purchaser's Funding,
rounded down to the nearest whole multiple of EUR1,000 (one thousand Euro), is lower than the amount of the Purchaser's Funding outstanding on the preceding Funded Settlement Date, then the Purchaser's Funding shall be reduced by the amount of such difference (the "Reduction in the Purchaser's Funding").
4.Amount of the Purchaser's Funding in the event of a Potential Early Amortisation Event
In the event that a Potential Early Amortisation Event occurs, and as long as such Potential Early Amortisation Event is continuing, the amount of the Purchaser's Funding shall be limited to the amount of the Purchaser's Funding on the Funded Settlement Date before such Potential Early Amortisation Event has occurred.
7.SUBORDINATED DEPOSIT
1.Subordinated Deposit
On the first Settlement Date following the 2008 Amendment Date, the Subordinated Depositor shall make a Subordinated Deposit in Euro with the Purchaser and on each following Settlement Date during the Replenishment Period, the amount of the Subordinated Deposit shall be increased or decreased in accordance with the calculations made by the Agent on each Calculation Date in accordance with the provisions of schedules 1 and 2 of the Master Subordinated Deposit Agreement.
On each Calculation Date during the Replenishment Period, the Agent shall calculate the difference between (i) the amount of the Subordinated Deposit to be made on the following Settlement Date and (ii) the amount of the Subordinated Deposit made on the preceding Settlement Date.
2.Pledge of the Subordinated Deposit

The Subordinated Deposit shall be pledged as cash collateral (affecté à titre de gage-espèces) by the Centralising Unit, in favour of the Purchaser, to secure the payment of (i) any sum due by the Debtors to the Purchaser in respect of the Sold Receivables and (ii) any sum due to the Purchaser by any Seller, the Centralising Unit or the Italian Issuer pursuant to the Transaction Documents; provided that, in respect of sums due by the Italian Issuer, such sums shall be limited to those remaining due under the Italian Notes (notwithstanding any limited recourse provision applicable thereto) as a result of any payment default from a Debtor under a Refinanced Sold Receivable or from the Italian Seller under the Italian Receivables Purchase Agreement and provided, further, that no party shall be entitled to receive, as a result of such pledge, any amounts in addition to those that it is entitled to receive pursuant to Article 14.
3.Repayment of the Subordinated Deposit
The repayment of the Subordinated Deposit shall be carried out in accordance with the terms and conditions set forth in the Master Subordinated Deposit Agreement and Article 16 (Order of Priority during the Amortisation Period).
CHAPTER IV
FEES
8.FEES
1.On each Funded Settlement Date (except the Initial Settlement Date), the Centralising Unit shall pay to the Agent, the Management Fee which is due to compensate the Agent for its services under this Agreement.
2.Such Management Fee shall be equal to €10,041.66 per month to be increased to €12,791.66 per month during any Bi-monthly Management Period (VAT excluded), increased by the applicable VAT. In the event that the Centralising Unit decides to terminate the Securitisation Transaction and repurchases the Sold Receivables upon such termination (other than a termination after (i) the occurrence of an Early Amortisation Event, (ii) a drawing under a Liquidity Agreement or (iii) the exercise of the rights stated in a Bank Commitment Letter) and does not inform the Agent at the latest three (3) months beforehand, the Centralising Unit undertakes to pay an amount upon such termination equal to the lesser of (i) the Management Fee for three (3) months (i.e. €30,124.98) (VAT excluded), increased by the applicable VAT, from the date on which the notice of termination is delivered minus any Management Fee otherwise paid after notice of termination is delivered and (ii) the Management Fee that would otherwise have been payable from such termination until the expiration date of the Liquidity Agreements and the Fund Subscription Agreements.

3.The Agent shall notify the amount of the Management Fee to the Centralising Unit, at the latest before 5:00 p.m. on the Calculation Date immediately preceding any Funded Settlement Date.
4.On each Funded Settlement Date, the Centralising Unit shall pay the Management Fee by crediting the Agent's Account before 12:00 (noon), for an amount equal to the Management Fee, as determined in accordance with Article 8.2. The Parties acknowledge that the payment of such Management Fee by the Centralising Unit to the Agent shall be expressly excluded from the Current Account mechanism.
5.In the event that the Centralising Unit fails to pay such Management Fee on a Funded Settlement Date, the Purchaser shall proceed forthwith with the payment of such Management Fee, on the Centralising Unit's behalf to the extent of the Adjusted Collections received. As such, the Purchaser shall be, upon delivery of a subrogation notice by the Agent, subrogated in the rights of the Agent against the Centralising Unit to the extent of the sums paid to the Agent in respect of the Management Fee.
6.For the purposes of carrying out any of the audits referred to in Article 12.1.1(vi), the Agent shall be entitled to receive a fee equal to €12,500 (VAT excluded) per audit and per Seller, plus the amount of any reasonable and duly documented costs relating to the audits. Such fee and expenses shall be paid by the Centralising Unit acting in the name and on behalf of the Sellers on the Funded Settlement Date immediately following the relevant annual audit(s).
CHAPTER V
REPRESENTATIONS AND WARRANTIES - GENERAL COVENANTS
9.REPRESENTATIONS AND WARRANTIES
1.Each Seller and the Centralising Unit represents and warrants to the Purchaser that, as at the 2025 Amendment Date:
1.
Schedule in the case of the French Seller, it is a joint stock company (société par actions simplifiée) duly incorporated and validly existing under French law; or
Schedule in the case of the German Seller, it is a limited liability company (Gesellschaft mit beschränkter Haftung) duly established and validly existing under German law, or
Schedule in the case of the Spanish Seller, it is a public limited liability company (sociedad anónima) duly incorporated and validly existing under Spanish law; or
Schedule in the case of the UK Seller, it is a limited liability company duly incorporated and validly existing under the laws of England and Wales; or

Schedule in the case of the Luxembourg Seller, it is a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg; or
Schedule in the case of the Centralising Unit, it is a limited liability company duly incorporated and validly existing under the laws of England and Wales;
2.it has the capacity (a) to carry on its business, as currently conducted, and to own all of the assets appearing on its balance sheet, except where failure of such capacity would not be reasonably likely to result in a Material Adverse Effect, and (b) to enter into and perform its obligations under the Transaction Documents to which it is a party;
3.in the case of (i) each Seller (save the Luxembourg Seller) and (ii) as from the Luxembourg Seller Accession Effective Date, the Luxembourg Seller, it concluded the original agreements from which the Sold Receivables arise;
4.it does not require any power or authorisation to execute the Transaction Documents to which it is a party or to perform its obligations under the Transaction Documents, that it has not already obtained, unless, in the case of any Governmental Authorisation, the failure to obtain such authorisation would not be reasonably likely to result in a Material Adverse Effect;
5.
Schedule except to the extent that no Material Adverse Effect would be reasonably likely to result, the execution of the Transaction Documents to which it is a party and the performance of its obligations under the Transaction Documents will not contravene (x) any of the provisions of its articles of association or of any other of its constitutional or organisational documents, (y) any laws or regulations applicable to it, or (z) any contractual obligations, negative pledges, agreements or undertakings to which it is a party or by which it is bound;
Schedule the execution of the Transaction Documents to which it is a party and the performance of its obligations under the Transaction Documents will not contravene (y) if such concept is applicable in the Relevant Jurisdiction, the corporate interest (intérêt social) of the Centralising Unit or the relevant Seller and (z) in the case of the German Seller, § 30 and seq. of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);
6.the Transaction Documents to which it is a party constitute its legal, valid and binding obligations and are enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors' right generally;
7.all of the documents that it has provided to the Purchaser pursuant to the Transaction Documents are accurate and correct in all material respects as of their respective dates and as of the date of their delivery, and the audited, certified annual accounts were prepared in accordance with the relevant Accounting Principles and give, in all material respects, a true, accurate and fair view (comptes réguliers, sincères et qui donnent une image fidèle) of its results for the relevant fiscal year;

8.it carries on its business in compliance with all of the relevant laws and regulations applicable to it, except where failure to do so would not be reasonably likely to have a Material Adverse Effect;
9.there are no actions, suits or proceedings pending or, to its knowledge, threatened to be raised or brought against it, which are reasonably likely to result in a Material Adverse Effect, or any material litigation that challenges or seeks to prevent the Securitisation Transaction;
10.except as specifically disclosed in writing to the Purchaser before the 2025 Amendment Date, no event has occurred since the closing date of its last fiscal year that is reasonably likely to adversely and materially affect, impede or prohibit the execution or the performance of its obligations under the Transaction Documents to which it is a party or that is otherwise reasonably likely to have a Material Adverse Effect;
11.no Early Amortisation Event of the type described in Article 11.3 has occurred and is continuing;
12.GOODYEAR EUROPE BV holds directly or indirectly 100% in the Centralising Unit's share capital and voting rights and more than 50% in each Seller's share capital and voting rights and as such exercises effective control over the Centralising Unit and the Sellers within the meaning of article L.511-7.3 of the French Monetary and Financial Code (Code monétaire et financier);
13.it has received a certified true copy of the Transaction Documents and has full knowledge of the same;
14.it has carried out its own legal, tax and accounting analysis as to the consequences of the execution and performance of its obligations under the Transaction Documents, and agrees that the Purchaser, the Lead Arranger, the Issuers, the Liquidity Banks and the Fund Subscribers shall have no liability to any of the Sellers or the Centralising Unit in that respect;
15.in the case of (i) each Seller (save the Luxembourg Seller) and (ii) as from the Luxembourg Seller Accession Effective Date, the Luxembourg Seller, it has entered into intercompany arrangements with the Centralising Unit and the other Sellers, pursuant to which it has undertaken (a) to reimburse the Centralising Unit for certain fees, including any amount paid on its behalf and any losses arising under the Transaction Documents, (b) to pay the Centralising Unit a direct and sufficient consideration for the making of the Subordinated Deposit and compensate the Centralising Unit as is appropriate in respect of all losses incurred by the latter arising from the making of the Subordinated Deposit, and (c) to ensure that fees and expenses or any other sums due by the Sellers under the Transaction Documents are allocated among the Sellers in accordance with their respective corporate interest, if such concept is applicable in the Relevant Jurisdiction (the "Intercompany Arrangements"), it being provided that the Intercompany Arrangements shall not provide or otherwise authorise any recourse against a German Seller with respect to the inability of a Debtor to pay the relevant Sold Receivables (keine Bonitätshaftung);
16.in the case of (i) each Seller (save the Luxembourg Seller) and (ii) as from the Luxembourg Seller Accession Effective Date, the Luxembourg Seller, it has entered into Intercompany Arrangements which shall, inter alia, if complied with, ensure due compliance by each of the German Seller, GOODYEAR EUROPE BV, GOODYEAR and/or any other shareholder or Affiliate of the German Seller with the relevant applicable corporate capital maintenance provisions, including, without limitation, § 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);
17.no Lien exists (other than any Lien contemplated by the Transaction Documents) (a) in relation to any Sold Receivables (and related rights) assigned by it prior to their respective assignment to the Purchaser or in respect of the Collection Accounts, with the exception of those Liens which arise by operation of applicable laws and regulations, or (b) over the Subordinated Deposit;
18.its obligations under the Transaction Documents rank and will rank at least pari passu with all other present and future unsecured and unsubordinated obligations (with the exception of those preferred by law generally);
19.it is not entitled to claim immunity from suit, execution, attachment or other legal process in any proceeding taken in the jurisdiction of its incorporation in relation to any Transaction Documents;
20.it is not subject to Insolvency Proceedings and is not insolvent within the meaning of applicable laws;
21.in the case of (i) each Seller (save the Luxembourg Seller) and (ii) as from the Luxembourg Seller Accession Effective Date, the Luxembourg Seller, the communication by it to any other Party of any information or data and the delivery by it (as from the Luxembourg Seller Accession Effective Date, with respect to the Luxembourg Seller) of any records or reports relating to (i) any Debtor, (ii) any person having granted a related right in connection with the Sold Receivables (if applicable), (iii) the Sold Receivables and/or (iv) the rights related to the Sold Receivables, in connection with the Securitisation Transaction, does not violate any provisions of applicable Data Protection Laws (as defined in SCHEDULE 19);
22.it has implemented policies and procedures reasonably designed to promote compliance by itself, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions. Any Seller, the Centralising Unit and their Subsidiaries are not knowingly engaged in any activity that would reasonably be expected to result in any of them being listed on any Sanctions-related list referred to in point (a) of the definition of "Sanctioned Person". None of the Sellers, the Centralising Unit or any of their Subsidiaries or, to their knowledge, any of their respective directors, officers, employees or agent or any of their Subsidiaries in any capacity in connection with this Agreement, is listed on any Sanctions-related list referred to in point (a) of the definition of "Sanctioned Person"; and
23.it has implemented policies and procedures reasonably designed to promote compliance by itself, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.
2.The above representations and warranties shall be deemed to be repeated by each Seller and the Centralising Unit, as applicable, on each Settlement Date during the Replenishment Period. Such representations and warranties shall remain in force until the Program Expiry Date.
10.GENERAL COVENANTS
The following general covenants shall remain in force from the Signing Date until the Program Expiry Date.
1.Sellers
1.Affirmative covenants:
Each Seller undertakes:
1.to provide the Purchaser without undue delay, on a non-consolidated basis, with:
its annual accounts (balance sheet, profit and loss accounts and annexes), as published and certified by its statutory auditors, report of the board of directors (or, as regards the French Seller, of the president of the French Seller) and statutory auditors relating thereto and an extract of the minutes of the shareholders' annual general meeting approving the said accounts, no later than sixty (60)

calendar days following the holding of its shareholders' annual general meeting;
all published interim financial information;
all other information, reports or statements as the Purchaser may at any time reasonably request in so far as is permitted by applicable laws and regulations, and depending on the type of information requested, in accordance with the different procedures applicable to the communication of information under this Agreement;
to request promptly any authorisation as may become necessary for the performance of its obligations under this Agreement;
2.to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failures to keep in effect such rights, licenses, permits, privileges and franchises would not be reasonably likely to result in a Material Adverse Effect;
3.upon knowledge by the relevant Seller that (a) an Early Amortisation Event defined in Article 11.3 has occurred, to notify or cause to be notified forthwith the Purchaser and provide a copy of the same to the Lead Arranger and (b) a Potential Early Amortisation Event has occurred, to notify or cause the Purchaser to be notified forthwith and provide a copy of the same to the Lead Arranger and, where applicable, of actions which the Seller has taken and/or proposes to take with respect thereto in order to prevent such Potential Early Amortisation Event from becoming an Early Amortisation Event;
4.to carry on its business in all material aspects in accordance with all applicable laws and regulations, except where failure to do so would not be reasonably likely to have a Material Adverse Effect;
5.upon the Purchaser's request, which shall be subject to a reasonable prior notice, to arrange forthwith for audit(s) to be carried out by the Purchaser or by any other entity appointed by the Purchaser for such purposes, of its Credit and Collection Policies. The audits shall be conducted at the expense of and paid by the Centralising Unit, acting in the name and on behalf of the Sellers, within the limits set forth in Article 8.6, it being understood that:
-the annual audit shall be carried out at the latest two (2) months before the anniversary date of the 2021 Amendment Date (with the exception of a New Seller acceding to the Securitisation Transaction in accordance with the provisions of Article 38, in relation to which the first audit carried out before the entry into the Securitisation Transaction of the New Seller shall be sufficient to satisfy the annual requirement referred to above for the first anniversary date of the 2021 Amendment Date falling after its accession);
-further, upon unanimous written request from each of the Purchaser, the Liquidity Banks and the Fund Subscribers, the Agent shall carry out a second audit during that same year;
6.[reserved];
7.to notify forthwith the Purchaser, promptly upon becoming aware, of any material adverse change in relation to any Sold Receivable, and to promptly respond to any reasonable written request of the Purchaser, the Agent, any Back-Up Servicer (if and when appointed) concerning any event in relation to any Sold Receivable which is reasonably likely to endanger the payment of a sum under such Sold Receivable;
8.to keep the Purchaser fully informed of the existence and progress of (a) any material litigation relating to a Sold Receivable, (b) any claim or litigation relating to the Sold Receivables before the courts or in arbitration for the purposes of recovering material sums due under such Sold Receivables, (c) any claim or litigation relating to the Sold Receivables before the courts or in arbitration for the purposes of recovering sums due under such Sold Receivable, upon written request of the Purchaser, the Agent or any Back-Up Servicer (if and when appointed), and (d) any action, suit or proceeding described in Article 9.1(ix);
9.to submit to the Purchaser, as soon as practicable, on the Purchaser's reasonable request and subject to the provisions of Article 18 (Identification of the contractual documentation for the Sold Receivables - Access to documents) and Article 29 (Confidentiality), all documents which enable the latter to verify that the Seller has properly fulfilled its contractual obligations concerning the collection of sums due under the Sold Receivables, to the extent permitted by applicable laws or regulations and in particular, in the case of the Protected Debtors, by the provisions of the Data Protection Laws (as defined in SCHEDULE 19) and the Data Escrow Agreement;
10.to transfer or cause to be transferred to the Purchaser all Adjusted Collections in accordance with the provisions of Article 21 (Application of payments and payments of collections);
11.with respect to any Seller, to deliver to the Purchaser a Solvency Certificate (on a date which shall be a Funded Settlement Date during the Replenishment Period) on a semi-annual basis in accordance with the form set out in SCHEDULE 5;

12.to execute any and all further documents, agreements and instruments, and take all such further actions, as may be reasonably requested by the Purchaser in order to ensure that the sales of Ongoing Purchasable Receivables and Remaining Purchasable Receivables to the Purchaser under the Receivables Purchase Agreements constitute valid and perfected sales of such Ongoing Purchasable Receivables and Remaining Purchasable Receivables and the Liens created over the Collection Accounts for the benefit of the Purchaser constitute valid and perfected Liens;
13.to inform the Purchaser, as soon as possible and in so far permitted by applicable laws and regulations, of its intention to restructure such Seller leading to GOODYEAR EUROPE BV ceasing to hold directly or indirectly more than 50% in the voting rights of such Seller;
14.to ensure that steps are taken to maintain the performance of the Credit and Collection Policies and accountancy methods in relation to the customer account (compte client) of such Seller, with the same degree of skill and care as evidenced during the audits carried out on behalf of the Purchaser or any of their agents during the structuring phase of the Securitisation Transaction;
15.to ensure that any information transmitted by the Centralising Unit or such Seller during the term of this Agreement and pursuant to the Transaction Documents is true and accurate in all material respects;
16.in the case of (i) each Seller (save the Luxembourg Seller) and (ii) as from the Luxembourg Seller Accession Effective Date, the Luxembourg Seller, to maintain effective and in full force at all times the Intercompany Arrangements with the Centralising Unit and the other Sellers, and not to change such Intercompany Arrangements in any way that may adversely affect the rights of the Purchaser under the Securitisation Transaction;
17.to maintain effective and in full force at all times, such internal arrangements between the German Seller, GOODYEAR EUROPE BV, GOODYEAR and/or any other shareholder or Affiliate of the German Seller which are necessary to, if complied with, ensure due compliance of each of the German Seller, GOODYEAR EUROPE BV, GOODYEAR and/or any other shareholder or Affiliate of the German Seller with the relevant applicable corporate capital maintenance provisions, including, without limitation, § 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);
18.to keep any Bill of Exchange relating to a Sold Receivable as custodian of the Purchaser for collection purposes unless the Sellers' Collection Mandate has been terminated and it has received notification from the Purchaser to deliver such Bill of Exchange to the Purchaser or any third party appointed by the Purchaser;
19.in the case of the Spanish RPA Sellers and with respect to any Sold Receivables sold by any of them under the Spanish Receivables Purchase Agreement, to take such steps and do all things as to notarise by means of a Spanish Public Document before a Spanish Notary Public, on each Funded Settlement Date during the Replenishment Period, any Transfer Deed executed and delivered pursuant to such Spanish Receivables Purchase Agreement (specifying in such Transfer Deeds any promissory notes (pagarés) which must be transferred in accordance with this Agreement and such Spanish Receivables Purchase Agreement);
20.(a) to instruct any Debtor, which has not been already informed, to pay any sum due under a Sold Receivable to the relevant Collection Account(s), (b) from the Signing Date, to collect any sums due under a Sold Receivable exclusively on the relevant Collection Account(s) and (c) to promptly transfer to the relevant Collection Account(s) any sums paid by a Debtor in a different manner than to the relevant Collection Account(s);
21.to maintain in effect policies and procedures reasonably designed to promote compliance by them and their Subsidiaries, and their respective directors, officers and employees, with applicable Sanctions;
22.to maintain in effect policies and procedures reasonably designed to promote compliance by them and their Subsidiaries, and their respective directors, officers and employees, with applicable Anti-Corruption Laws; and
23.in the case of each German RPA Seller:
(w) to opt or continue to opt at all times for payment of self-assessed or assessed VAT on a monthly basis, (x) having applied for a permanent extension for the filing of monthly returns (Dauerfristverlängerung) post and maintain posted a special advance estimated tax payment to the relevant tax office, (y) to calculate and self-assess VAT on a monthly basis in accordance with German VAT laws and regulations and (z) to pay any VAT when due to the relevant German tax administration on a monthly basis;
promptly upon request of the Purchaser to provide the Purchaser with (x) a report for the time period specified in the Purchaser's request detailing the calculation of VAT due in the specified calendar month(s) in accordance with German VAT laws and regulations, and (y) evidence of the payment of any amounts of

VAT when due to the relevant German tax administration, as described in such report;
to submit promptly upon request of the Purchaser a statement and/or evidence in respect of any VAT payment; and
promptly upon request of the Purchaser to ensure that (x) its auditors or any qualified accountants carry out an audit in relation to its VAT assessment procedures and VAT payment in accordance with applicable laws and regulations, detailing the calculation and the payment of VAT during the period since the previous audit or such shorter period as the Purchaser may request and (y) the results of such audit are forthwith communicated to the Purchaser, whereby the costs of such audit shall be borne by such German RPA Seller.
2.Negative covenants
Each Seller undertakes:
1.(a)    not to sell, lease, transfer or dispose of, the whole or a substantial part of its business or assets whether in a single transaction or by a number of transactions. Such prohibitions do not however apply to: (w) disposals in the ordinary course of the business of the Centralising Unit or of any Seller; (x) disposals between the Centralising Unit and any Seller(s) or between any Sellers or within the GOODYEAR Group; (y) disposals for arm's length consideration on normal commercial terms; or (z) other disposals which are not reasonably likely to materially prejudice the rights of the Purchaser hereunder or adversely and materially affect the collectability of the Sold Receivables; and
1.except for any intra-group mergers or reorganisations within the GOODYEAR Group, not to purchase all or part of the assets of any individual, undertaking or company, and not to enter into any merger (fusion), demerger (scission) or proceeding of a similar nature, which is reasonably likely to materially prejudice the rights of the Purchaser hereunder or adversely affects such Seller's ability to collect the Sold Receivables;
not to vary any of its Credit and Collection Policies currently in operation on the date it becomes a Seller under the Transaction Documents, without the prior written consent of the Purchaser if such a variation is reasonably likely to adversely affect the quality of such Credit and Collection Policies;

1.not to deliver to the Purchaser any document containing information concerning the Sold Receivables which it knows to be inaccurate or incomplete;
2.not to deliver to the Purchaser any document containing information concerning the Sold Receivables which it, in the exercise of reasonable diligence, should reasonably have known to be inaccurate or incomplete, in any material respect;
3.not to use any software for the management of the Sold Receivables unless the software user licence allows it to be used to monitor the Sold Receivables, except in cases that would not be reasonably likely to result in a Material Adverse Effect;
4.to abstain from varying the corporate purposes or changing the legal form of such Seller, except to the extent related to any intra-group mergers or reorganisations within the GOODYEAR Group or to the extent that such variation or change would not be reasonably likely to result in a Material Adverse Effect;
5.not to endorse, transfer or deliver to any person a Bill of Exchange relating to a Sold Receivable unless such an endorsement, transfer or delivery is made for the benefit of the Purchaser and, upon request of the Purchaser, to endorse, transfer or deliver, to the Purchaser or any third party designated by the Purchaser, acting pursuant to a power of attorney provided by a separate agreement, any and all Bills of Exchange corresponding to Sold Receivables and take all such measures deemed necessary by the Purchaser in order to preserve its rights hereunder;
6.not to create, incur, assume or permit to exist any Liens (other than any Lien contemplated by the Transaction Documents) (a) in relation to any Sold Receivables (and related rights) or in respect of the Collection Accounts, with the exception of those Liens required by applicable laws and regulations, or (b) over the Subordinated Deposit;
7.not to use, and shall procure that its Subsidiaries shall not use, the proceeds of the Initial Purchase Price and the Deferred Purchase Price for the purpose of funding any activity, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activity, business or transaction would be prohibited by Sanctions if conducted by a person organized or formed under the laws of the United States of America, the Federal Republic of Germany, the Netherlands, Luxembourg, France or the United Kingdom; and

8.not to use, and shall procure that its Subsidiaries shall not use, the proceeds of the Initial Purchase Price and the Deferred Purchase Price for the purpose of funding any activity, business or transaction prohibited by Anti-Corruption Laws.
2.Centralising Unit
1.Affirmative covenants
The Centralising Unit undertakes:
1.to provide the Purchaser without undue delay, on a non-consolidated basis, with:
its annual accounts (balance sheet, profit and loss accounts and annexes), as published and certified by its statutory auditors, the related report of the board of directors and statutory auditors, and an extract of the minutes of the shareholders' annual general meeting approving the said accounts, no later than forty-five calendar days (45) following the holding of its shareholders' annual general meeting;
all published interim financial information; and
2.all other information, reports or statements as the Purchaser may at any time reasonably request and depending on the type of information requested, in accordance with the procedures applicable to the communication of information under this Agreement;
to request promptly any authorisation as may become necessary for the performance of its obligations under the Transaction Documents to which it is a party;
1.to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failure to keep in effect such rights, licenses, permits privileges and franchises would not be reasonably likely to result in a Material Adverse Effect;
2.upon knowledge by the Centralising Unit that (a) an Early Amortisation Event has occurred, to notify forthwith the Purchaser of the same and (b) a Potential Early Amortisation Event has occurred, to notify forthwith the Purchaser of the same and, where applicable, of actions which the Centralising Unit has taken and/or proposes to take with respect thereto in order to prevent such Potential Early Amortisation Event from becoming an Early Amortisation Event;

3.to carry on its business in accordance with all applicable laws and regulations, except where failure to do so would not be reasonably likely to result in a Material Adverse Effect;
4.to deliver to the Purchaser (on a date which shall be a Settlement Date during the Replenishment Period), a Solvency Certificate within six (6) calendar months after the date of delivery of the previous Solvency Certificate, in accordance with the form set out in SCHEDULE 5;
5.(a) to provide the Agent two (2) Business Day before each Information Date preceding the applicable Funded Settlement Date (before 9:00 a.m.) with a copy of the List of Purchasable Receivables in the form agreed between the Parties to this Agreement and a copy of the Assessment Report (with the following tables filled: table 1, table 2, table 3, table 9 and table 11); (b) to provide the Agent on each Information Date preceding the applicable Funded Settlement Date (before noon) with a copy of the Assessment Report filled with the remaining tables left; and (c) to provide the Agent on each Information Date preceding the applicable Intermediary Settlement Date (before 11:00 p.m.) with a copy of the Assessment Report and a List of Purchasable Receivables in the form agreed between the Parties;
6.to provide the Purchaser (or the Agent acting in the name and on behalf of the Purchaser) on each Funded Settlement Date during the Replenishment Period before 9:00 a.m., with the Transfer Deeds;
7.to transmit to the Agent and the Purchaser a certificate evidencing compliance with the Financial Covenants at the time of delivery of such financial information described in points (a) and (b) of section 5.01 of the European Credit Facility;
8.to inform the Purchaser, as soon as possible, and in so far as is permitted by applicable laws and regulations of any restructuring leading to GOODYEAR ceasing to hold directly or indirectly 100% in the voting rights of the Centralising Unit;
9.to ensure that any information transmitted by the Centralising Unit or any of the Sellers during the course of the Securitisation Transaction and pursuant to the Transaction Documents is accurate and true in all material respects; and
10.to maintain effective and in full force at all times the Intercompany Arrangements with the Centralising Unit and the Sellers (as from the Luxembourg Seller Accession Effective Date, with respect to the Luxembourg Seller), and not to change such Intercompany Arrangements in any way that may adversely affect the rights of the Purchaser under the Securitisation Transaction.
2.Negative covenants
The Centralising Unit undertakes:
1.to abstain from changing its legal form, its corporate existence and varying its corporate purposes, except to the extent that such variation or change would not be reasonably likely to adversely affect the performance of its obligations under the Transaction Documents; and
2.not to create, incur, assume or permit to exist any Lien in relation to any of its assets, except (x) for Liens provided under the Transaction Documents, (y) to the extent such Liens do not relate to any assets in relation to the Securitisation Transaction, for Liens created or permitted by the European Credit Facility, or (z) to the extent required by applicable laws or regulations.
3.Agent
1.The Agent hereby agrees with the other Parties that it shall, at the latest on each Calculation Date:
1.identify a selection in the List of Purchasable Receivables sent by the Centralising Unit, acting in the name and on behalf of the Sellers, on the preceding Information Date, in order to select, by way of priority,
(a)the Ongoing Purchasable Receivables title to which has passed and which have been transferred to the Purchaser from the Sellers between the last two (2) Assessment Dates other than, if such Calculation Date immediately precedes a Funded Settlement Date, those Ongoing Purchasable Receivables the transfer of which shall be rescinded on such Funded Settlement Date in accordance with the provisions of the French Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement or the German Receivables Purchase Agreement (in that latter case only if the transfer of said Originated Ongoing Purchasable Receivables was governed by French law), and then
2.if such Calculation Date immediately precedes a Funded Settlement Date, the Remaining Purchasable Receivables which shall be purchased by the Purchaser from the Sellers on such Funded Settlement Date during the Replenishment Period (it being provided that, for the purposes of this provision, the transfer of the Originated Ongoing Purchasable Receivables sold on the second Funded Settlement Date preceding such Calculation Date in accordance with the provisions of the French Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement or the German Receivables Purchase Agreement (in that latter case only if the transfer of said Originated Ongoing Purchasable Receivables was governed by French law), will be assumed to be rescinded on the Funded Settlement Date following such Calculation Date so that such Originated Ongoing Purchasable Receivables will be treated as Remaining Purchasable Receivables to be purchased on such Funded Settlement Date), so that the Outstanding Amount of Sold Receivables shall not exceed the sum of the Requested Amount of the Purchaser's Funding, the amount of the Subordinated Deposit and the Discount Reserve minus the applicable Outstanding Amount of Refinanced Sold Receivables refinanced on the applicable Funded Settlement Date by the funding of Italian Notes;
identify among the Remaining Purchasable Receivables and the Ongoing Purchasable Receivables selected in accordance with point (i) above, Eligible Receivables which shall be selected so that the Outstanding Amount of Eligible Receivables and Refinanced Eligible Receivables due by Debtors of the same Group on the following Settlement Date shall not exceed the Maximum Concentration Rate multiplied by the sum of the Outstanding Amount of the Eligible Receivables and the Outstanding Amount of Refinanced Eligible Receivables on such date;
1.if such Calculation Date immediately precedes a Funded Settlement Date, send to the Centralising Unit, acting in the name and on behalf of the Sellers, before 5:00 p.m. on such Calculation Date a list containing the Remaining Purchasable Receivables and the Originated Ongoing Purchasable Receivables (and identifying specifically the Eligible Receivables) as at the next Funded Settlement Date during the Replenishment Period, along with the Outstanding Amount of Remaining Purchasable Receivables and the Outstanding Amount of Eligible Receivables (it being provided that, for the purposes of this provision, the transfer of the Originated Ongoing Purchasable Receivables sold on the second Funded Settlement Date preceding such Calculation Date in accordance with the provisions of the French Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement or the German Receivables Purchase Agreement (in that latter case only if the transfer of said Originated Ongoing Purchasable Receivables was governed by French law), will be assumed to be rescinded on the Funded Settlement Date following such Calculation Date so that such Originated Ongoing Purchasable Receivables will be treated as Remaining Purchasable Receivables to be purchased on such Funded Settlement Date);

2.calculate, with respect to the following Settlement Date, and on the basis of the information received on the preceding Information Date:
(a)the balance of the Current Account;
(b)the Discount Amount;
(c)the amount of the Discount Reserve;
(d)the Outstanding Amount of Sold Receivables, the Outstanding Amount of Refinanced Sold Receivables, the Outstanding Amount of Eligible Receivables and the Outstanding Amount of Refinanced Eligible Receivables, globally and for each Seller individually and for the Italian Seller;
(e)the amount of the Purchaser's Funding, including any increase or reduction in the level of such funding if such Calculation Date precedes immediately a Funded Settlement Date;
(f)the amount of the Subordinated Deposit;
(g)the amount of the Adjusted Collections and the Refinanced Adjusted Collections; and
(h)any other amounts agreed between the Agent and the Centralising Unit;
3.give notice before 5:00 p.m. on such Calculation Date to the Centralising Unit acting, as the case may be, on its own behalf or on behalf of the Sellers, of the calculations (with supporting details) carried out pursuant to the above paragraph (iv) in order to provide the information needed, as the case may be, for the payment to be made on the following Settlement Date pursuant to Article 5.3, in accordance with the Calculation Letter described in SCHEDULE 13;
4.communicate to the Depositor the calculation of any Increase in the Purchaser's Funding or any Reduction in the Purchaser's Funding in accordance with the provisions of Article 6.3.
The Parties agree that, in the event that any Party becomes aware of any error in the calculation carried out by the Agent pursuant to the present Article 10.3.1, such Party shall forthwith notify the Agent in order to rectify such an error.
Calculations in respect of the Italian Notes, the Refinanced Eligible Receivables and the Refinanced Sold Receivables (as well as any element related thereto) will be based on information provided to the Purchaser under the Italian Subscription Agreement and to the Agent under the Italian Receivable Purchase Agreement.
2.At the latest on each Calculation Date, the Agent shall, at the request of the Lead Arranger, forthwith transmit a copy of the Assessment Reports, the Lists of Purchasable Receivables or any reporting documents relating to the Sold Receivables and the Refinanced Sold Receivables and provide the Lead Arranger with any information relating to the amount of Adjusted Collections and

Refinanced Adjusted Collections received by the Purchaser on such Calculation Date.
3.On each Calculation Date before 5:00 p.m., the Agent undertakes to deliver forthwith, to the Centralising Unit acting in the name and on behalf of the Sellers, a document relating to the Sold Receivables and the Refinanced Sold Receivables, in the form attached hereto as SCHEDULE 10, as modified from time to time by the Parties, and to provide a copy of such document to the Lead Arranger.
After each Settlement Date, the Agent undertakes to deliver forthwith to each Issuer, a report document relating to the Sold Receivables and the Refinanced Sold Receivables, in the form attached hereto as SCHEDULE 10, as modified from time to time between the Agent, the Purchaser and the Issuers.
For the purposes of the relevant reporting documents, the Parties agree that CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK shall be responsible for ensuring that such reporting requirements are carried out.
4.Failure to deliver Assessment Report or List of Purchasable Receivables
1.In the event that the Centralising Unit fails to provide the Agent with a copy of the Assessment Report and/or a List of Purchasable Receivables within one (1) Business Day after an Information Date, or provides the Agent with a copy of the Assessment Report and/or a List of Purchasable Receivables, that is incomplete in relation to one or several Sellers or the Italian Seller (with respect to any Seller or to the Italian Seller, a "Delivery Failure"), the Agent shall carry out the identification and the calculations referred to in Articles 10.3.1 and 10.3.2 as follows:
-    in relation to Sellers or the Italian Seller for which there is no Delivery Failure, on the basis of the Assessment Report and the List of Purchasable Receivables provided to the Agent on such Information Date; and
-    in relation to Sellers or the Italian Seller for which there is a Delivery Failure, on the basis of the Assessment Report and the List of Purchasable Receivables provided to the Agent on the preceding Information Date;
provided that the Centralising Unit has sent to the Agent a single consolidated Assessment Report and a single List of Purchasable Receivables. If the Agent has not received such single consolidated Assessment Report and such List of Purchasable Receivables, it shall make its calculations on the basis of the single consolidated Assessment Report and single List of Purchasable Receivables received on the previous Information Date.

2.In the event of any failure to comply with the provisions of Article 10.2.1(vii), the Centralising Unit shall comply with such provisions with respect to the documents required to be delivered on or before the next Information Date.
3.The Centralising Unit shall provide, on each Information Date, (i) the list of Sold Receivables which are Doubtful Receivables and to be retransferred to the relevant Seller in accordance with article 4.2 of the relevant Receivables Purchase Agreement and (ii) the list of Refinanced Sold Receivables which are Refinanced Doubtful Receivables and to be retransferred to the Italian Seller in accordance with article 10.2 of the Italian Receivables Purchase Agreement.
5.Purchaser
Other than as contemplated by the Transaction Documents, the Purchaser undertakes:
1.not to
1.sell, transfer or otherwise dispose of any Sold Receivables; or
2.create, incur, assume or permit to exist any Liens over any Sold Receivables (and related rights), with the exception of those Liens required by applicable laws and regulations; and
2.to subscribe for, and fund, the Italian Notes in accordance with the terms and conditions of the Italian Subscription Agreement.
CHAPTER VI
EARLY AMORTISATION
11.EARLY AMORTISATION
1.Early Amortisation Events in relation to the Securitisation Transaction:
The fact that the Purchaser's Funding falls below the Minimum Amount of the Program shall constitute an Early Amortisation Event with respect to this Agreement and the Receivables Purchase Agreements.
2.Early Amortisation Events in relation to the Purchaser:
1.If any event occurs, which is not an event that is due to CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK or that could have been prevented by CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, and which, in the Rating Agencies' opinion, jeopardises the "bankruptcy remote character" of the Purchaser, the Purchaser may or, if all the Liquidity Banks and the Fund Subscribers

(which shall be consulted by the Purchaser upon the occurrence of such an Early Amortisation Event) instruct the Purchaser to do so, the Purchaser shall terminate its Commitment to purchase Ongoing Purchasable Receivables and Remaining Purchasable Receivables from the Sellers subject to notice made in writing to the Centralising Unit. In such an event, the Commitment Expiry Date shall be deemed to have occurred on the thirtieth (30th) calendar day following receipt by the Centralising Unit of the Purchaser's Termination Notice. Such Purchaser's Termination Notice shall state the reasons for the Rating Agencies' opinion.
2.The Purchaser may, at any time and for any reason, terminate its Commitment, subject to prior written notice to the Centralising Unit. In such an event, the Commitment Expiry Date shall be deemed to have occurred on the Funded Settlement Date of October falling no earlier than three-hundred and sixty-five (365) calendar days following receipt by the Centralising Unit of the Purchaser's Termination Notice.
3.Early Amortisation Events in relation to any Seller or the Centralising Unit:
Each of the following events shall constitute an Early Amortisation Event with respect to this Agreement and the Receivables Purchase Agreements:
1.any Seller, the Centralising Unit, GOODYEAR EUROPE BV, GOODYEAR or any Material Subsidiary has entered into Insolvency Proceedings;
2.any failure by a Seller, the Centralising Unit or GOODYEAR EUROPE BV to make a payment (including any deposit or transfer of Adjusted Collections to the Purchaser) when due under the Transaction Documents:
(w)    which is not remedied within two (2) Business Days, provided that such failure is due to a technical reason which affects the means of payment in the banking system used by such Seller or by the Centralising Unit and is not otherwise covered by clause (y) below;
(x)    which is not remedied within four (4) Business Days, where such failure arises in relation to the payment of the Management Fee or the Stand-By Fee;
(y)    which is not a scheduled payment under the Transaction Documents and which is not remedied within two (2) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware thereof;
(z)    which is a scheduled payment (including a payment due pursuant to Article 5.3.2) and is not otherwise covered by clause (w) or (x) above;

3.any restructuring of (a) a Seller leading to GOODYEAR ceasing to hold directly or indirectly more than 50% in the share capital and voting rights of such a Seller, or (b) GOODYEAR EUROPE BV leading to GOODYEAR ceasing to hold directly or indirectly more than 50% in the share capital and voting rights of GOODYEAR EUROPE BV, or (c) the Centralising Unit leading to GOODYEAR ceasing to hold, directly or indirectly, 100% in the share capital and voting rights of the Centralising Unit;
4.any default by any Seller, the Centralising Unit or GOODYEAR EUROPE BV (including any material default in the collection obligations set forth in Articles 19, 22, 23 and 24) other than the defaults referred to in paragraph (iii) above or paragraphs (vi) and (vii) below, in relation to any of their obligations under the Transaction Documents:
-    which is not remedied within one (1) Business Day after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware thereof, if such default is in relation to their respective obligations under Article 10.2.1(vii), and the Centralising Unit does not comply with Article 10.4.2;
-    which is not remedied within fifteen (15) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware, if such default is in relation to their respective obligations under Articles 10.1.1(iv), 10.1.1(x), 10.1.1(xiii), 10.1.1(xiv), 10.2.1(iv) and 10.2.1(xii);
-    which is a default of the obligations arising under 10.1.2 or 10.2.2, which (a) if capable of remedy, is not remedied within fifteen (15) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware, or (b) if not capable of remedy, has not been waived by the Purchaser within five (5) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware;
-    which is not remedied within thirty (30) Business Days after written notice received from the Purchaser, or, if earlier, after a Responsible Officer becoming aware;
5.[reserved];
6.any failure by any Seller or the Centralising Unit with respect to such Seller, the Centralising Unit to deliver a Solvency Certificate, complying with the relevant form attached as SCHEDULE 5 (adapted mutatis mutandis in the case of a New Seller), as provided for under Article 10.1.1(xii) and 10.2.1(vi), which is not remedied within ten (10) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware;

7.any representation and warranty made by any Seller, the Centralising Unit or GOODYEAR EUROPE BV under the Transaction Documents (other than under Article 17), or any information contained in any document delivered by any Seller or the Centralising Unit or GOODYEAR EUROPE BV to the Purchaser pursuant thereto, is found to have been inaccurate on the date on which it was made or delivered, if such inaccuracy (a) is not remedied or waived accordingly within thirty (30) days after written notice received from the Purchaser, or, if earlier, after a Responsible Officer becoming aware and (b) is reasonably likely to result in a Material Adverse Effect;
8.any Material Indebtedness of GOODYEAR EUROPE BV, or any of its subsidiaries, or GOODYEAR (a) has not been paid or repaid when due (after giving effect to any applicable grace period) or (b) has become due and payable before its stated date of payment as a result of a declared default and after the expiry of any applicable grace period provided that, in each case, such default has not been waived pursuant to the terms of the relevant agreement;
9.there is an attachment, freezing or seizure (saisie) order against all or any material part of the property, assets or revenues of the Centralising Unit, any of the Sellers or GOODYEAR EUROPE BV or in the event that the Centralising Unit, any of the Sellers or GOODYEAR EUROPE BV has become subject at any time to any court order or other court process having similar effect and such attachment, seizure (saisie), court order or court process remains in effect and is not discharged during a period of forty-five (45) calendar days following the date on which it was served;
10.any change of any kind in any Seller's or Centralising Unit's articles of association, business or assets, which would be reasonably likely to result in a Material Adverse Effect;
11.the validity of the Transaction Documents or a Transfer Deed issued pursuant to any Receivables Purchase Agreement or any Payment hereunder or thereunder is successfully challenged by any enforcement order issued or judgment obtained as a result of proceedings before any court (including arbitration proceedings);
12.whenever on three (3) successive Funded Settlement Dates the Overcollateralisation Rate Trigger is higher than the Maximum Overcollateralisation Rate and such event is not waived within thirty (30) days after notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware of such event.

For the purpose of this Article 11.3(xii), "Overcollateralisation Rate Trigger" shall be calculated as follows: Maximum (Loss Reserve + Dilution Reserve; Floor Reserve) + Exchange Rate Reserve (as defined in schedule 1 to the Master Subordinated Deposit Agreement);
13.(a)    any of the Transaction Documents becomes illegal or, cannot, for any reason whatsoever, be performed pursuant to their respective terms, and such illegality or inability to be performed is reasonably expected to prejudice the rights of the Purchaser in any material respect;
(b)     a Transfer Deed becomes illegal or, cannot, for any reason whatsoever, be performed pursuant to its terms, and such illegality or inability to be performed is reasonably expected to prejudice the rights of the Purchaser;
14.the ratio at the end of any fiscal quarter of (x) Consolidated Net GEBV Indebtedness at such date to (y) Consolidated GEBV EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements have been prepared (as contemplated under the European Credit Facility), is greater than 3.00 to 1.00, and there has been no Applicable Waiver or Amendment on or prior to the 60th calendar day after the occurrence of any such event. In addition, this General Master Purchase Agreement shall be automatically deemed amended, with no further actions required by the Parties, to reflect the changes made in any Applicable Waiver or Amendment.
Capitalised terms used in this Article 11.3(xiv) and not defined in SCHEDULE 14 shall have meanings set forth for such terms in SCHEDULE 1;
15.if all Sellers withdraw from the Agreement in accordance with the provisions of Article 37;
16.the three-month rolling average of the Delinquency Percentage exceeds 5.5%, and such event is not waived within thirty (30) days after notice received from the Purchaser, or, if earlier, after a Responsible Officer becomes aware thereof;
17.the three-month rolling average of the Default Percentage exceeds 2.7%, and such event is not waived within thirty (30) days after notice received from the Purchaser, or, if earlier, after a Responsible Officer becomes aware thereof;
18.the three-month rolling average of the Dilution Percentage exceeds 9%, and such event is not waived within thirty (30) days after notice received from the Purchaser, or, if earlier, after a Responsible Officer becomes aware thereof;

19.with respect to any Ongoing Purchasable Receivable and/or Remaining Purchasable Receivable assigned to the Purchaser on any Funded Settlement Date (for the purposes of this Article, the "Reference Funded Settlement Date"), the Initial Purchase Price has not been paid in full at the latest on the third Funded Settlement Date following such Reference Funded Settlement Date; and
20.any Seller, the Centralising Unit and/or GOODYEAR EUROPE BV becomes, directly or indirectly, a Sanctioned Person.
4.Consequences of Early Amortisation Events
Except for the Early Amortisation Event described in Article 11.2, the effect of which is set out in such Article, the consequences of the Early Amortisation Events shall be as follows:
1.If an Early Amortisation Event referred to in Articles 11.1 or 11.3 occurs and has not been waived, the Purchaser may or, if all the Liquidity Banks and the Fund Subscribers (which shall be consulted by the Purchaser upon the occurrence of such an Early Amortisation Event) instruct the Purchaser to do so, the Purchaser shall terminate by notice in writing to the Centralising Unit (the "Purchaser's Termination Notice"), its Commitment to purchase Ongoing Purchasable Receivables and Remaining Purchasable Receivables from the Sellers. Upon knowledge by the Purchaser of the occurrence of an Early Amortisation Event and provided such Early Amortization Event has not been waived and as soon as the Purchaser has determined that such an occurrence shall entail the occurrence of the Commitment Expiry Date, a Purchaser's Termination Notice may be sent forthwith. In such an event, the Commitment Expiry Date shall be deemed to have occurred on the date of receipt of the Purchaser's Termination Notice by the Centralising Unit.
However, if upon consultation of the Liquidity Banks and the Fund Subscribers in accordance with the above paragraph or Article 11.2 or Article 19.3.1, no agreement can be reached among such Liquidity Banks and Fund Subscribers as to the termination by the Purchaser of its Commitment or with respect to Article 19.3.1, the termination of the appointment of each Seller for collection of the Sold Receivables, and where the Purchaser has not already decided in its own discretion to terminate, each Liquidity Bank and each Fund Subscriber may decide to terminate its own commitments under the Liquidity Agreement and/or Fund Subscription Agreement to which it is a party (any such party, the "Terminating Bank"), upon notice in writing to the Centralising Unit, the

Purchaser, the other Liquidity Bank(s) and the other Fund Subscriber no later than on the Information Date preceding the Funded Settlement Date on which such termination is to be effective.
In the event of the termination by a Terminating Bank of its commitments under the Liquidity Agreement and, as the case may be, the Fund Subscription Agreement to which it is a party, the Maximum Amount of the Program shall be partially and automatically reduced by an amount equal to the commitments of such Terminating Bank under such Liquidity Agreement and, as the case may be, such Fund Subscription Agreement (without double-counting in respect of a Terminating Bank that would be a party to both a Liquidity Agreement and a Fund Subscription Agreement). Such reduction of the Maximum Amount of the Program shall take effect on the Funded Settlement Date on which the termination of its commitment by such Terminating Bank is effective and shall be definitive and irrevocable.
2.By way of further exception to the foregoing, if an Early Amortisation Event set forth in Article 11.3(iii), 11.3(iv), 11.3(v), 11.3(vi), 11.3(ix), 11.3(x), 11.3(xi) and 11.3(xiii) occurs exclusively in relation to certain but not all Sellers, the Purchaser shall give notice thereof to the relevant Seller(s) and the Centralising Unit. The Parties hereby agree that upon receipt by the relevant Seller(s) and the Centralising Unit of such notice, the Purchaser shall not be entitled to purchase any further Ongoing Purchasable Receivable or Remaining Purchasable Receivable from the relevant Seller(s) (the "Excluded Seller(s)"). The Purchaser's Commitment shall not otherwise be affected, except that if the aggregate amount of Sold Receivables assigned by the Excluded Seller(s) on the preceding three (3) Funded Settlement Dates (or the preceding six (6) Settlement Dates in the event a Bi-monthly Management Period is outstanding) represents more than 45% of the aggregate amount of Sold Receivables assigned by all Sellers on such dates, the Commitment Expiry Date shall be deemed to have occurred on the date of receipt of the notice referred to above.
For the avoidance of doubt, any Potential Early Amortisation Event shall not constitute an Early Amortisation Event if a suitable agreement between the Parties has been reached within the grace period (if any) provided for the related Early Amortisation Event in Article 11.3.

CHAPTER VII
TAXES - CHANGES IN CIRCUMSTANCES
12.TAXES
1.All payments to be made by each Seller, acting as Seller or as servicer of the Sold Receivables, or by the Centralising Unit, to the Purchaser under this Agreement, the Receivables Purchase Agreements and the Master Subordinated Deposit Agreement shall be made free, clear of and without deduction for or on account of tax (not being tax imposed on the general income of the Purchaser), unless the relevant Seller or the Centralising Unit is required by mandatory provisions of law to make such a payment subject to the deduction or withholding of tax, in which case the sum to be paid by the relevant Seller or the Centralising Unit in respect of which such deduction or withholding is required to be made shall, to the extent permitted by law, be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
In the event that any payment made by the Centralising Unit or any of the Sellers hereunder is subject to any withholding or deduction, the Purchaser shall use reasonable efforts to recover any tax credit that it may be entitled to on account of such withholding or deduction and shall remit to the Centralising Unit any amounts so recovered, up to the amount necessary for the Seller to be (after that payment) in the same after-tax position as it would have been if such withholding or deduction had not been made, but such amount shall in any event not exceed the sums so recovered by the Purchaser.
If the increase referred to above is contrary to any applicable law, the Purchaser and the Centralising Unit, acting in the name and on behalf of the Sellers, shall work together as soon as possible and in good faith to seek a solution acceptable to the Parties.
If no suitable agreement has been reached within thirty (30) calendar days following the coming into force of such deduction or withholding of tax, the Commitment Expiry Date shall be deemed to have occurred on the thirtieth day after such deduction or withholding comes into force. The Parties hereby agree that during the thirty-day period provided in the foregoing sentence, no Ongoing Purchasable Receivable and no Remaining Purchasable Receivable shall be sold to the Purchaser by the Sellers concerned by such deduction for or on account of tax or by all the Sellers if such deduction for or on account of tax relates to the Centralising Unit, on a Funded Settlement Date.
2.Each Seller shall bear any VAT (a "VAT Payment") to which any transaction contemplated under the Securitisation Transaction may be subject or give rise and which applies to any party having entered into the Securitisation Transaction (other than the Sellers and the Centralising Unit); and each Seller shall fully indemnify the Purchaser or any party having entered into the Securitisation Transaction (other than the Sellers or the Centralising Unit), in respect of any liability to pay such VAT Payment and from and against any losses or liabilities which any of them may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such VAT Payment.
If a Seller makes a VAT Payment and a credit against, relief or remission for, or repayment of taxes is attributable to that VAT Payment (a "VAT Credit"), the Purchaser shall use reasonable efforts to obtain the repayment of such VAT Credit, and once the Purchaser has obtained the repayment of such VAT Credit, the Purchaser shall transfer such amount to the relevant Seller so that the Seller will be (after that payment) in the same after-tax position as it would have been in had the VAT Payment not been made by the Seller, but such amount shall in any event not exceed the sums actually paid to the Purchaser under the repayment of such VAT Credit.
3.In the event of any Insolvency Proceedings opened against the German Seller, if the insolvency administrator is involved in the enforcement of any pledge over the Collection Account(s) for the benefit of the Purchaser and if such insolvency administrator is entitled to claim a deduction of fees ("Enforcement Fees") from the credit balance recorded on such Collection Account(s) at the date of institution of such Insolvency Proceedings, the German Seller and/or the Centralising Unit shall pay to the Purchaser any sums corresponding to such Enforcement Fees.
4.In the event that the Purchaser, the Italian Issuer, a Liquidity Bank, a Fund Subscriber, an Issuer, the Management Company, the Custodian, the Fund, the Depositor or the Agent (each a "Tax Indemnified Party") has to bear any new tax or withholding tax or any other tax related charge not yet in force on any sum which it owes and in relation to the Securitisation Transaction, the Centralising Unit, acting in the name and on behalf of the Sellers, undertakes to indemnify such Tax Indemnified Party up to the amount of this new taxation or withholding tax or other tax charge, in the currency in which such deduction, withholding or other tax charge must be paid.
In the event that the Purchaser or the Italian Issuer (each a "Refinanced Tax Indemnified Party") has to bear any deduction or withholding tax or any other tax related charge on any sum which it owes and in relation to the Italian Subscription Agreement, the Centralising Unit, acting in the name and on behalf of the Sellers, undertakes to indemnify such Refinanced Tax Indemnified Party up to the amount of this taxation or withholding tax or other tax charge, in the currency in which such deduction, withholding or other tax charge must be paid.

In the event that any payment is made by the Centralising Unit to the Purchaser pursuant to this Article 12.4, the Purchaser shall use reasonable efforts to recover any tax credit that it may be entitled to on account of such tax and shall remit to the Centralising Unit any amounts so recovered up to the amount necessary for the Seller to be (after that payment) in the same after-tax position as it would have been if such new tax had not been paid, within the limit of the sums so recovered by the Purchaser.
5.In the event that any Tax Indemnified Party (including, in particular, the Purchaser) has incurred any losses or liability resulting from or in relation to any recourse by any German tax administration against the Purchaser with respect to any Sold Receivable, the German Seller shall indemnify such Tax Indemnified Party up to the amount of such losses or liability incurred and in the currency in which such loss or liability has been incurred, provided that the recourse by such German tax administration against the Purchaser is based on section 13c of the German VAT Act or on any related or equivalent provision of German law.
6.Nothing in this Article 12 shall be construed so as to oblige the Purchaser to bear costs and expenses of whatever nature or to disclose confidential information relating to, inter alia, the organisation of its activities nor affect in any way its right to organise its tax affairs in a manner which it considers most beneficial.
13.CHANGES IN CIRCUMSTANCES
1.To the extent not already indemnified under Article 12, if, as a result of (i) the implementation, after the 2025 Amendment Date, of any change in the applicable laws, regulations, accounting standards or regulatory requirements or any change in the interpretation or application of the aforementioned and/or (ii) the implementation, after the 2025 Amendment Date, of any applicable directive, request or requirement (whether or not having the force of law) of any central bank, self-regulating organisation, governmental, fiscal, monetary or other authority (including inter alia directives, requests, instructions, accounting standards or requirements which affect the manner in which any bank is required to maintain equity capital (own funds), taking into account its assets, liabilities, contingent liabilities or commitments):
1.the cost of the Purchaser, the Italian Issuer, any Liquidity Bank, any Fund Subscriber, any Issuer, the Management Company, the Custodian, the Fund, the Depositor or the Agent making available, agreeing to make available, maintaining or funding any Payment and/or assuming or maintaining their Commitment or otherwise giving effect to this Agreement shall be increased; and/or
2.any sum received or receivable by the Purchaser, the Italian Issuer, any Liquidity Bank, any Fund Subscriber, any Issuer, the Management

Company, the Custodian, the Fund, the Depositor or the Agent under the Transaction Documents shall be reduced (except for tax imposed on the general income of the Purchaser or default of a Debtor under any Sold Receivables or Refinanced Sold Receivables); and/or
3.the Purchaser, the Italian Issuer, any Liquidity Bank, any Fund Subscriber, any Issuer, the Management Company, the Custodian, the Fund, the Depositor or the Agent shall become liable to make any payment on account of tax (except for tax imposed on its general income), or shall be compelled or obliged to forego any interest or other return, on or calculated by reference to the Commitment or any payment under this Agreement, the Receivables Purchase Agreement and/or the Italian Subscription Agreement;
as soon as such event has occurred and provided that such information is publicly available, the Purchaser, the Italian Issuer, any Liquidity Bank, any Fund Subscriber, the Issuer, the Management Company, the Custodian, the Fund, the Depositor or the Agent shall be entitled to claim from the Centralising Unit, acting as the case may be on its own behalf or on behalf of the Sellers, an indemnity equal to (a) the increased costs referred to in (i) above, and/or (b) the reduction referred to in (ii) above and/or (c) the amount referred to in (iii) above. To this effect, the Purchaser shall give notice to the Centralising Unit, by delivering to the latter a certificate specifying in sufficient detail the occurrence of the changes in circumstances and, if possible, the estimated amount and the actual amount and the reason(s) for the indemnity payable under this Article.
2.In the event of any dispute as to the amount of such an indemnity, the Purchaser and the Centralising Unit acting in the name and on behalf of the Sellers, shall work together as soon as possible and in good faith to seek a solution acceptable to the Parties; in the event of a dispute, such indemnity shall nevertheless be paid by the Centralising Unit, acting on its own behalf and on behalf of the Sellers, who shall make the payment of such indemnity forthwith following receipt of the notice sent by the Purchaser.
If no suitable agreement has been reached within thirty (30) calendar days following the coming into force of such event, the Commitment Expiry Date shall be deemed to have occurred on the thirtieth day after such an event. The Parties hereby agree that during the thirty-day period provided in the foregoing sentence, no Remaining Purchasable Receivable or Ongoing Purchasable Receivable shall be sold to the Purchaser on a Funded Settlement Date.

CHAPTER VIII
ORDER OF PRIORITY - PAYMENTS
14.ORDER OF PRIORITY DURING THE AMORTISATION PERIOD
1.Without prejudice to Article 14.2, on each Settlement Date during the Amortisation Period, the Purchaser shall apply the Distributed Amounts, in the following order:
1.to the payment of any of the following sums that are due and payable on such date in accordance with the provisions of the Master Senior Deposit Agreement:
1.1the Margin due to ESTER;
1.2the Immobilisation Indemnity due pursuant to article 8.1 of the Master Senior Deposit Agreement;
1.3the Deposit Fee due pursuant to article 8.2 of the Master Senior Deposit Agreement;
until their full payment;
provided that, on each Intermediary Settlement Date the sums referred to in this point 1. to be paid on the next Funded Settlement Date, calculated prorata temporis, shall be excluded from the Distributed Amounts available on such Intermediary Settlement Date and shall be reserved by the Purchaser in order to be paid on such Funded Settlement Date;
2.to the payment of any sum due and payable prior to such date, by the Sellers or the Centralising Unit to the Purchaser under the Transaction Documents and which remains unpaid on such date, until its full repayment;
3.to the payment of any sum due and payable in respect of the Purchaser's Funding, in accordance with the provisions of the Master Senior Deposit Agreement, until its full payment;
provided that, on each Intermediary Settlement Date the sums referred to in this point 3, (as due in respect of the Purchaser's Funding and to be paid on the next Funded Settlement Date) shall be excluded from the Distributed Amounts available on such Intermediary Settlement Date and reserved by the Purchaser in order to be paid on such Funded Settlement Date;
4.to the payment of any outstanding Initial Purchase Price to be made pursuant to the provisions of each Receivables Purchase Agreement and which has not been made before the Amortisation Period;
5.to the payment of any outstanding Deferred Purchase Price to be made pursuant to the provisions of each Receivables Purchase Agreement;
6.to the repayment of the Subordinated Deposit.
2.On each Settlement Date during the Amortisation Period, if any Seller and/or the Centralising Unit fail(s) to make a payment when due under the Transaction Documents in respect of the Adjusted Collections and, pursuant to the provisions of Article 19.3, the Collection Mandate given to the Sellers has been terminated, the Purchaser shall apply the Distributed Amounts, in the following order:

1.to the payment of any sums due and payable on such date in respect of the Purchaser's Funding, in accordance with the provisions of the Master Senior Deposit Agreement, as follows:
1.1the Margin due to ESTER;
1.2the Immobilisation Indemnity due pursuant to article 8.1 of the Master Senior Deposit Agreement;
1.3the Deposit Fee due pursuant to article 8.2 of the Master Senior Deposit Agreement;
until their full payment;
provided that, on each Intermediary Settlement Date the sums referred to in this point 1. to be paid on the next Funded Settlement Date, calculated prorata temporis, shall be excluded from the Distributed Amounts available on such Intermediary Settlement Date and reserved by the Purchaser in order to be paid on such Funded Settlement Date;
2.to the payment of any sum due and payable prior to such date, by the Sellers or the Centralising Unit to the Purchaser under the Transaction Documents and which remains unpaid on such date, until its full repayment;
3.to the payment of any sum due and payable in respect of the Purchaser's Funding, up to an amount equal to the sum due under the Transaction Documents in respect of the Adjusted Collections and which any Seller and/or the Centralising Unit has failed to pay (the "Priority Amount");
provided that, on each Intermediary Settlement Date the sums referred to in this point 3. to be paid on the next Funded Settlement Date shall be excluded from the Distributed Amounts available on such Intermediary Settlement Date and be reserved by the Purchaser in order to be paid on such Funded Settlement Date;
4.to the payment of any sum remaining due and payable in respect of the Purchaser's Funding, in accordance with the provisions of the Master Senior Deposit Agreement, until its full payment;
provided that, on each Intermediary Settlement Date the sums referred to in this point 4 (as due in respect of the Purchaser's Funding and to be paid on the next Funded Settlement Date) shall be excluded from the Distributed Amounts available on such Intermediary Settlement Date and reserved by the Purchaser in order to be paid on such Funded Settlement Date;
5.to the payment of any outstanding Initial Purchase Price to be made pursuant to the provisions of each Receivables Purchase Agreement and which has not been made before the Amortisation Period;
6.to the payment of any Deferred Purchase Price to be made pursuant with the provisions of each Receivables Purchase Agreement;
7.to the repayment of the Subordinated Deposit.
15.PAYMENTS
1.For the purpose of the payment of any sum due under this Agreement, the Agent, the Purchaser, each Seller and the Centralising Unit acting, as the case may be, on its own behalf or on behalf of the Sellers, expressly agree to use exclusively the following bank accounts:
1.the Purchaser's Account;
2.the Centralising Unit's Account;

3.the Collection Accounts;
4.the Purchaser's Collection Accounts; and
5.the Agent's Account.
The Parties acknowledge that such accounts shall be used exclusively for the purposes and in accordance with the terms of this Agreement.
2.The Euro is the currency of payment for each and every sum due at any time under the Transaction Documents.
3.Without prejudice to other provisions of the Transactions Documents related to set-off, the Purchaser shall be entitled to set-off (i) any amount due and payable by the Purchaser to the Centralising Unit on its behalf or on behalf of the Sellers under the Transaction Documents and (ii) any amount due and payable by the Centralising Unit on its behalf or on behalf of the Sellers to the Purchaser under the Transaction Documents.
Without prejudice to other provisions of the Transactions Documents related to set-off, the Centralising Unit, acting on its behalf or on behalf of the Sellers, shall be entitled to set-off (i) any amount due and payable by the Purchaser to the Centralising Unit on its behalf or on behalf of the Sellers under the Transaction Documents and (ii) any amount due and payable by the Centralising Unit on its behalf or on behalf of the Sellers to the Purchaser under the Transaction Documents.
4.For the purposes of this Article, any payments falling due on a day which is not a Business Day shall instead fall due on the following Business Day.
5.The Centralising Unit acting, as the case may be, on its own behalf or on behalf of any Seller, shall give to its bank before 12:00 (noon) on the Business Day following each Calculation Date, an irrevocable instruction to transfer (ordre de virement irrévocable), from the Centralising Unit's Account to the Purchaser's Account, any amount due to the Purchaser on the following Settlement Date in accordance with the Transaction Documents, to be credited with immediately available funds, before 12:00 (noon), on the said Settlement Date.
The Purchaser shall give to its bank one (1) Business Day before any Settlement Date, before 10:00 a.m., an irrevocable instruction to transfer (ordre de virement irrévocable), from the Purchaser's Account to the Centralising Unit's Account, any amount due, as the case may be, to the Centralising Unit on such Settlement Date, in accordance with the Transaction Documents, to be credited with immediately available funds, before 12:00 (noon), on the said Settlement Date.

6.Any default by the Centralising Unit acting, as the case may be, on its own behalf or on behalf of any Seller, in the fulfilment of its payment obligations under this Agreement shall automatically entitle the Purchaser, without having to give prior notice, to receive interest on any amounts payable and remaining unpaid (excluded), calculated from the date when such payment was due (included) until the date of actual payment, at a rate of EURIBOR 1 month + 2% per annum payable on the date of actual payment (excluded).
CHAPTER IX
PURCHASE OF ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES
16.CONDITIONS IN RELATION TO ANY PURCHASE OF ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES
1.Conditions precedent in relation to any purchase of Ongoing Purchasable Receivables and Remaining Purchasable Receivables
The Purchaser shall not be obliged on any Funded Settlement Date during the Replenishment Period, to purchase from any Seller, Ongoing Purchasable Receivables and/or Remaining Purchasable Receivables unless each of the following conditions have been fulfilled on such Funded Settlement Date:
1.the representations and warranties made by the Seller and the Centralising Unit referred to in Article 9 (Representations and Warranties) remain valid and accurate on such Funded Settlement Date;
2.the Centralising Unit has transmitted the Assessment Report to the Agent and delivered the List of Purchasable Receivables to the Purchaser on the Information Date immediately preceding such Funded Settlement Date and on the Information Date immediately preceding the precedent Intermediary Settlement Date (if such Information Date and Intermediary Settlement Date fall during a Bi-monthly Management Period);
3.the amount of the Subordinated Deposit and any Increase in the Subordinated Deposit applicable on such Funded Settlement Date and on the preceding Intermediary Settlement Date (if such Intermediary Settlement Date falls during a Bi-monthly Management Period), has been recorded on the debit balance of the Current Account;
4.the Payment to be made and the Transfer Deeds to be delivered pursuant hereto do not violate any law or regulation in force on such Funded Settlement Date;

5.such Funded Settlement Date is not later than the Commitment Expiry Date;
6.the Purchaser has received to its satisfaction, on or before such Funded Settlement Date, a Solvency Certificate in relation to the Centralising Unit and in relation to each of the Sellers not older than six (6) calendar months;
7.no Early Amortisation Event has occurred on such date;
8.the selection of the Remaining Purchasable Receivables and the Refinanced Remaining Purchasable Receivables, in each case on such Funded Settlement Date, has been carried out in accordance with the selection procedure set forth in Article 10.3.1; and
9.the Centralising Unit, acting on behalf of the Sellers, has transferred the Adjusted Collections to the Purchaser, to the extent required by Article 21 (Application of payments and payments of collections).
2.Conditions subsequent to any Purchase of Ongoing Purchasable Receivables and Remaining Purchasable Receivables on a Funded Settlement Date during the Replenishment Period
In the event that any of the following conditions have not been fulfilled on any Funded Settlement Date during the Replenishment Period, such a failure shall constitute an automatic and immediate termination (condition résolutoire de plein droit) of the assignment by the Sellers to the Purchaser of the Sold Receivables sold on such Funded Settlement Date:
1.the Centralising Unit has not credited the Purchaser's Account for an amount equal to any debit balance of the Current Account in accordance with the provisions of Article 5.3.3 on such date before 12:00 (noon);
2.the Depositor has not duly made or increased the Senior Deposit in respect of its commitment to effect a Senior Deposit in accordance with and subject to the terms of the Master Senior Deposit Agreement;
3.the Purchaser has not received from the Italian Issuer any Refinanced Received Net Amount to be paid by the Italian Issuer to the Purchaser on such Funded Settlement Date, in accordance with the terms and conditions of the Italian Subscription Agreement.
17.CONFORMITY WARRANTIES FOR ONGOING PURCHASABLE RECEIVABLES AND REMAINING PURCHASABLE RECEIVABLES
1.Each Seller represents and warrants to the Purchaser that:

1.as of the Assessment Date preceding the Funded Settlement Date on which a Remaining Purchasable Receivable shall be sold (the "Reference Funded Settlement Date"), such Remaining Purchasable Receivable (other than a Net Miscellaneous Receivable or with respect to the Initial Settlement Date a Defaulted Receivable) shall exist, and, to its knowledge, except as specifically identified on the Assessment Report preceding such Reference Funded Settlement Date (it being provided that even if such Remaining Purchasable Receivables are so identified, this shall be without prejudice to the rights of the Purchaser to exercise any recourse against the relevant Seller as provided for under this Agreement and, in particular, shall not prevent the Purchaser from exercising any recourse in connection with Article 26) shall conform with the description as it appears on the Transfer Deed and the electronic support relating to such Transfer Deed and with the applicable characteristics specified in SCHEDULE 11; and
2.on the day on which title to an Ongoing Purchasable Receivable shall pass and shall be transferred to the Purchaser in accordance with any Receivables Purchase Agreement, such Ongoing Purchasable Receivable shall, to its knowledge and except as specifically identified on the last Assessment Report drawn up on the Information Date following such Assessment Date (it being provided that even if such Ongoing Purchasable Receivables are so identified, this shall be without prejudice to the rights of the Purchaser to exercise any recourse against the relevant Seller as provided for under this Agreement and, in particular, shall not prevent the Purchaser from exercising any recourse in connection with Article 26), shall conform with the description as it appears on the Transfer Deed and, when originated, with the applicable characteristics specified for Remaining Purchasable Receivables in SCHEDULE 11 (mutatis mutandis).
Each Seller and the Purchaser agree that the Conformity Warranties set out in this Article:
shall be given by each Seller to the Purchaser and shall apply to all of its Ongoing Purchasable Receivables and Remaining Purchasable Receivables designated on any Transfer Deed and the related support;
shall take effect upon the mere transfer by each Seller or the Centralising Unit to the Purchaser of a Transfer Deed and the related supports, in accordance with and subject to the relevant Receivables Purchase Agreement;
shall be valid (x) for any Ongoing Purchasable Receivable on the Information Date following the date on which title to such Ongoing Purchasable Receivable shall pass to the Purchaser in accordance with any Receivables Purchase Agreement and (y) for any

Remaining Purchasable Receivable on the Information Date preceding the Funded Settlement Date on which such Remaining Purchasable Receivable shall be sold;
shall remain in force until the Purchaser's Funding has been repaid in full.
2.For the avoidance of doubt, notwithstanding any other provision of the Transaction Documents, no term of this Agreement, and more generally of any other Transaction Document, shall oblige any Seller to sell or assign to the Purchaser any receivable or contract providing for any prohibition or restriction in respect of the sale or assignment of such receivable or contract to the Purchaser (to the extent such prohibition or restriction has not been waived or otherwise amended in order to permit such sale or assignment) it being understood that pursuant to § 354a subsection 1 of the German Commercial Code (Handelsgesetzbuch) the assignment of a German law governed receivable arising from a mutual commercial transaction (beiderseitiges Handelsgeschäft) will be valid notwithstanding any contractual prohibition to assign said receivables pursuant to § 399 German Civil Code (Bürgerliches Gesetzbuch).
18.IDENTIFICATION OF THE CONTRACTUAL DOCUMENTATION FOR THE SOLD RECEIVABLES - ACCESS TO DOCUMENTS
The Parties irrevocably agree that each purchase of Sold Receivables carried out pursuant to this Agreement and the relevant Receivables Purchase Agreement shall entitle the Purchaser or any other agent appointed in a discretionary way by the same, solely in order to protect and/or to enforce its right in connection with the Securitisation Transaction, to access the original copies of the contractual documentation or the computer or paper information underlying the Sold Receivables and, the support listing the Sold Receivables and to make duplicate copies of such documents; provided that the Purchaser or its agent shall have the right to obtain the original copies of such documents to the extent required to enforce their rights under the Transaction Documents and, in respect of the Protected Debtors, subject to the provisions of the Data Escrow Agreement and the Data Protection Laws (as defined in SCHEDULE 19).
Each Seller irrevocably agrees to allow the Purchaser or any other person appointed by it unrestricted access to the said documents provided that (i) such Seller has been given two (2) Business Days prior notice thereof, (ii) the Purchaser or any other person, whom the Purchaser appoints undertakes not to disclose any confidential information except where permitted in the circumstances provided for by Article 29 (Confidentiality) and (iii) in respect of the Protected Debtors, subject to the provisions of the Data Escrow Agreement and the Data Protection Laws (as defined in SCHEDULE 19).
The Purchaser or any other person, whom the Purchaser appoints, shall in no way be obliged to reimburse the Centralising Unit or the Sellers, for any expense incurred by the Centralising Unit or the Sellers when allowing access to use the relevant documents, nor to compensate the Centralising Unit or the Sellers for any loss which such access or use might cause, other than any loss resulting from the gross negligence (faute lourde) or willfull misconduct (dol) of the

Purchaser or such other person or the breach by the Purchaser of its material obligations under the Transaction Documents.
CHAPTER X
COLLECTION OF SOLD RECEIVABLES
19.COLLECTION OF SOLD RECEIVABLES
1.Seller's Collection Mandate
The Purchaser hereby appoints each Seller, who accepts, to act as the collection agent for the purposes of the collection of Sold Receivables under a Collection Mandate in accordance with the terms and subject to the conditions of this Agreement and the relevant Receivables Purchase Agreement. Each Seller hereby irrevocably renounces resigning from its role as collection agent for the duration of this Agreement.
In addition, the Purchaser hereby appoints the Sellers, who hereby accept to act on its behalf for the purposes of Articles 22 and 23 or where expressly provided for in this Agreement or any of the Receivables Purchase Agreements.
No Seller shall have any authority to act on behalf of the Purchaser except as provided in this Agreement or the Receivables Purchase Agreements.
2.Collection Support
Upon the occurrence of a Collection Rating Trigger Event, the Purchaser may request any Stand-by Servicer(s) to provide the relevant Sellers with logistic support to carry out the collection of Sold Receivables with greater efficiency, provided that the Stand-by Servicer(s) shall not be obliged to provide such logistic support. If the Centralising Unit, acting in the name and on behalf of the Sellers, accepts such offer and the relevant Stand-by Servicer(s) accept(s) to provide such logistic support, the Centralising Unit shall reimburse the Stand-by Servicer(s) with any duly documented costs incurred in connection with the setting up of such logistic support.
3.Termination of the Collection Mandate
1.Solely in the event of:
1.any Early Amortisation Event under Article 11.3(xv);
2.any failure of any of the Sellers to comply with their respective obligations under Article 10.1.2(vi), which is not remedied within fifteen (15) Business Days after written notice received from the Purchaser, or, if earlier, after a Responsible Officer becoming aware;

3.entry of any Seller, the Centralising Unit, GOODYEAR EUROPE BV, GOODYEAR or any Material Subsidiary into Insolvency Proceedings;
4.any failure by a Seller or the Centralising Unit or GOODYEAR EUROPE BV to make a payment (including any deposit or transfer of Adjusted Collections to the Purchaser) when due under the Transaction Documents:
which is not remedied within two (2) Business Days, provided that such failure is due to a technical reason which affects the means of payment in the banking system used by such Seller or by the Centralising Unit and is not otherwise covered by clause (c) below;
2.which is not remedied within four (4) Business Days, where such failure arises in relation to the payment of the Management Fee or the Stand-by Fee;
3.which is not a scheduled payment under the Transaction Documents and which is not remedied within two (2) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware thereof;
4.which is a scheduled payment (including a payment due pursuant to Article 5.3.2) and is not otherwise covered by clause (a) or (b) above;
any restructuring of (a) a Seller leading to GOODYEAR ceasing to hold directly or indirectly more than 50% in the share capital and voting rights of such a Seller, or (b) GOODYEAR EUROPE BV leading to GOODYEAR ceasing to hold directly or indirectly more than 50% in the share capital and voting rights of GOODYEAR EUROPE BV, or (c) the Centralising Unit leading to GOODYEAR ceasing to hold directly or indirectly 100% in the share capital and voting rights of the Centralising Unit;
[reserved];
any failure by any Seller or the Centralising Unit to deliver a Solvency Certificate, with respect to such Seller complying with the relevant form attached as SCHEDULE 5, as provided for under Article 10.1.1(xii) and 10.2.1(vi), which is not remedied within ten (10) Business Days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware thereof;
(vii)    any Material Indebtedness of GOODYEAR EUROPE BV or any of its subsidiaries, or GOODYEAR (a) has not been paid or repaid when due (after giving effect to any applicable grace period) or (b) has become due and payable before its stated date of payment as a result of a declared default and after the expiry of any applicable grace period, provided that, in each case, such default has not been waived pursuant to the terms of the relevant agreement;

(viii)    any change of any kind, in any Seller's or Centralising Unit's articles of association, business or assets, which would be reasonably likely to result in a Material Adverse Effect;
(ix)    any representation and warranty made by any Seller, the Centralising Unit or GOODYEAR EUROPE BV under the Transaction Documents (other than under Article 17), or any information contained in any document delivered by any Seller or the Centralising Unit or GOODYEAR EUROPE BV to the Purchaser pursuant thereto, is found to have been inaccurate on the date on which it was made or delivered, if such inaccuracy (a) is not remedied or waived accordingly within thirty (30) days after written notice received from the Purchaser or, if earlier, after a Responsible Officer becoming aware thereof, and (b) is reasonably likely to result in a Material Adverse Effect;
(x)    there is an attachment, freezing or seizure (saisie) order against all or any material part of the property, assets or revenues of the Centralising Unit or any of the Sellers or GOODYEAR EUROPE BV or in the event that either the Centralising Unit or any of the Sellers or GOODYEAR EUROPE BV has become subject at any time to any court order or other court process having similar effect and such attachment, seizure (saisie), court order or court process remains in effect and is not discharged during a period of forty-five (45) calendar days following the date on which it was served;
(xi)    the validity of the Transaction Documents or a Transfer Deed issued pursuant to the Receivables Purchase Agreement or any Payment hereunder or thereunder is successfully challenged by any enforcement order issued or judgment obtained as a result of proceedings before any court (including arbitration proceedings);
(xii)     any of the Transaction Documents becomes illegal or, cannot, for any reason whatsoever, be performed pursuant to their respective terms, and such illegality or inability to be performed is reasonably expected to prejudice the rights of the Purchaser in any material respect;
(xiii)     a Transfer Deed becomes illegal or, cannot, for any reason whatsoever, be performed pursuant to its terms, and such illegality or inability to be performed is reasonably expected to prejudice the rights of the Purchaser;
(xiv)    any Collection Account Agreement is terminated for whatever reason and such Collection Account Agreement is not replaced by (a) a then existing Collection Account Agreement or (b) an equivalent collection account agreement that has been approved by the Purchaser, the Agent, the Issuers, the Liquidity Banks and the Fund Subscribers (such consent not to be unreasonably withheld or delayed); and
(xv)    any Seller, the Centralising Unit and/or GOODYEAR EUROPE BV becomes, directly or indirectly, a Sanctioned Person;

then the Purchaser may or, if all the Liquidity Banks and the Fund Subscribers (which shall be consulted by the Purchaser upon the occurrence of such an event) instruct the Purchaser to do so, the Purchaser shall terminate the appointment of each Seller for collection of the Sold Receivables by issuing or causing any other entity it has appointed for such purpose to issue to this effect:
(a)     a letter sent by registered mail with acknowledgement of receipt to each Seller; and
(b)     subsequently, a Notice of Transfer to each of the Debtors, in accordance with the relevant Receivables Purchase Agreement, provided that the cost of delivery of a Notice of Transfer is borne exclusively by the Centralising Unit, acting in the name and on behalf of the Sellers and shall be reasonable and duly documented.
The appointment of any Seller for the purpose of the collection of any Sold Receivable shall terminate automatically on the date of receipt by the Centralising Unit, acting in the name and on behalf of the relevant Seller, of the letter referred to under point (a) above. As of such date, the Seller shall forthwith transfer to the credit of the relevant Purchaser's Collection Account any amount received from the relevant Debtors relating to the Sold Receivables, in accordance with the provisions of the Collection Account Agreements (without prejudice to the rights of the Purchaser to collect sums directly from any Collection Account(s), in accordance with the relevant provisions of the Collection Account Agreement(s)).
The termination of the appointment of a Seller as collection agent shall not affect the obligations of such Seller under this Agreement or the relevant Receivables Purchase Agreement, with the exception of those relating to the collection of the Sold Receivables. Notwithstanding any other provisions of this Agreement, neither the Purchaser nor any of its agents shall, at any time other than following the termination of the Collection Mandate of the Sellers pursuant to this Article 19.3.1, contact or communicate with any Debtor in respect of any Sold Receivable or the Securitisation Transaction.
2.In addition, the Purchaser shall be entitled to appoint a (or several) Back-Up Servicer(s) for the collection of all or part of the Sold Receivables for which a Notice of Transfer has been delivered to the relevant Debtors in accordance with Article 19.3.1 above.
The Purchaser confirms that, as a condition precedent to its(their) appointment(s), the Back-Up Servicer(s) has (have) (or will have) agreed with the Purchaser to comply with the provisions of this Agreement.

Each Seller, upon being notified of the exercise of such a right by the Purchaser undertakes:
(iii)to take all steps and do all things to enable the Back-Up Servicer(s) to take over the Seller's undertakings as collection agent(s);
(iv)to deliver in accordance with the provisions of Article 18 (Identification of the contractual documentation for the Sold Receivables - Access to documents) and Article 29 (Confidentiality) to the Back-Up Servicer(s) any and all original copies of the contractual documentation or the computer information concerning the Sold Receivables as well as any other document as might be reasonably requested by the Back-Up Servicer(s) in order to perform its(their) obligations as servicer(s);
(v)to transfer forthwith to the credit of the relevant Purchaser's Collection Account, any Actual Collections relating to Sold Receivables it may directly receive from any Debtor;
(vi)to indemnify forthwith the Purchaser, for any reasonable costs and expenses duly evidenced and incurred by the latter in relation to the Notice of Transfer; and
(vii)to indemnify forthwith the Purchaser, for any reasonable costs incurred by the latter due to the appointment of the Back-Up Servicer(s) to act as collection agent(s), provided that the Back-Up Servicer(s) furnishes(furnish) any documents evidencing such costs within the limits set forth in Article 25.3.
The Purchaser shall, immediately upon payment by the Centralising Unit, acting on its own behalf and on behalf of the Sellers, of all amounts owed to the Purchaser, (i) take all steps necessary to terminate any rights it may have with respect to any Collection Accounts, and (ii) if the Sellers' Collection Mandate has been terminated pursuant to the terms of this Article, revoke any collection mandate granted to the Back-Up Servicers or any other agent of the Purchaser.
3.Each of the Sellers hereby irrevocably renounces resigning from its role under the Collection Mandate referred to in this Article 19 for the duration of this Agreement. Such Collection Mandate may only be terminated in the circumstances and in accordance with the procedures provided for in the present Article or, with respect to a particular Seller, if it has ceased to be a party to this Agreement in accordance with the provisions herein, when all Sold Receivables originated by such Seller have been collected, repurchased in accordance with this Agreement or determined to be uncollectible.
4.Currency Exchange Rate
The German Seller and the UK Seller shall, each for the purposes of its role as collection agent pursuant to the Collection Mandate, transfer collections of the Sold Receivables received from English Debtors to the Purchaser and the Agent shall convert such collections in Euro at the Exchange Rate applicable at close of business on the Business Day preceding the last Assessment Date prior to such collections.
5.Data Protection
1.Subject to Article 19.5.2 below, when Personal Data (as defined in SCHEDULE 19 (Data Processing)) are processed by it under this Agreement, each Seller shall:
(i)comply with applicable Data Protection Laws (as defined in SCHEDULE 19 (Data Processing));
(ii)maintain written records of all categories of processing activities carried out on behalf of the Purchaser; and
(iii)without prejudice to the provisions of the Data Escrow Agreement, comply with the provisions of SCHEDULE 19 (Data Processing).
2.The provisions of Article 19.5.1 insofar as they relate to requirements identified under the Data Escrow Agreement and/or the provisions of SCHEDULE 19 (Data Processing) solely apply to the Luxembourg Seller as from the entry into force of its obligations under the Data Escrow Agreement.
20.ASSESSMENT REPORT AND BACK-UP SERVICER REPORT
1.As long as a Seller acts as collection agent in respect of any Sold Receivable, such Seller shall draw up or cause to be drawn up, an Assessment Report in the form set out in SCHEDULE 3, which shall be delivered by the Centralising Unit acting in the name and on behalf of the Sellers to the Agent on each Information Date.
2.In the event of the termination of the Collection Mandate, in accordance with the provisions of Article 19.3, the Purchaser or, as the case may be, the Back-Up Servicers shall draw up a Back-Up Servicer Report on each Information Date.
21.APPLICATION OF PAYMENTS AND PAYMENTS OF COLLECTIONS
1.Application of Payments
Subject to any applicable laws and to the provisions of the Collection Account Agreements, any payment received by a Seller from any of its Debtors shall be applied first to Sold Receivables (before being applied to other obligations of such Debtor), unless the said Debtor has given express instruction otherwise.
2.Payment of collections

1.In so far as a Seller acts as collection agent in respect of any Sold Receivable, the Parties agree that:
(i)during the Replenishment Period, on each Settlement Date, Adjusted Collections shall be recorded and applied in the manner provided for in Article 5 (Current Account);
(ii)during the Replenishment Period, on each Funded Settlement Date, the Cash Collections Advance shall be transferred by the Centralising Unit to the Purchaser's Account before 12:00 (noon) on such Settlement Date;
(iii)on each Business Day during the Amortisation Period, the Centralising Unit shall transfer to the Purchaser's Account the Actual Collections collected on such day.
If a Seller no longer acts as collection agent in respect of any Sold Receivable, the Parties agree that the relevant Back-Up Servicer shall transfer to each relevant Purchaser's Collection Account the Actual Collections made in relation to the Sold Receivables purchased from such Seller. Such Actual Collections shall be applied to the payments in the manner provided for in Article 5 (Current Account) until the Commitment Expiry Date, and thereafter, as provided for in Article 14 (Order of Priority during the Amortisation Period).
2.Except as provided for in Article 21.2.1, the Sellers and the Centralising Unit shall not be required to transfer any collections to the Purchaser.
3.Collection Accounts
The Sellers and the Purchaser have agreed to put in place Collection Accounts in each jurisdiction in which a Seller is located in order to segregate any cash received by the Sellers, when acting in their capacity as collection agent under the foregoing provisions and the relevant Receivables Purchase Agreement. A list of the Collection Accounts as of the 2025 Amendment Date is attached in SCHEDULE 18 (List of the Collection Accounts (as of the 2025 Amendment Date)). Without prejudice and subject to the provisions of any Collection Account Agreement, the Centralising Unit shall inform the Purchaser as soon as possible of any intent to change any existing Collection Account.
A Collection Account Agreement shall be concluded in relation to each Collection Account. Further, from the 2014 Amendment Date, all Collection Accounts used by the French Seller for the purposes of the Securitisation Transaction shall be subject to the New Collection Account Agreement or any agreement substantially in the form of the New Collection Account Agreement.

Notwithstanding the provisions of Article 21.1 hereof and of the Collection Account Agreements, the Purchaser agrees that, in the event that the Centralising Unit provides reasonably satisfactory evidence that a payment made to any Collection Account does not relate to Sold Receivables or Retransferred Receivables, the Purchaser shall promptly authorise the return of such payment to the Centralising Unit, within the limit of the credit balance of the relevant Collection Account.
22.RENEGOTIATION
1.Authorisation to renegotiate in Insolvency Proceedings
Each Seller acting on behalf of the Purchaser may, in the context of Insolvency Proceedings relating to any Debtor (if Insolvency Proceedings apply to such Debtor), participate in the setting up of a voluntary rescheduling and may make proposals for that purpose, provided that:
(i)it complies with its obligations under Article 24 (Obligations of care); and
(ii)in the event that the Outstanding Amount of the Sold Receivables subject to such renegotiation exceeds € 1,500,000, it has obtained the prior written consent of the Purchaser to renegotiate, in any event, in accordance with the Credit and Collection Policies.
2.Renegotiations as to amount and Maturity Date
The Purchaser agrees that each Seller, acting on behalf of the Purchaser, may issue Credit Notes, Year End Rebates or Commercial Discounts in accordance with the Credit and Collection Policies and accordingly modify the amount and Maturity Date of the Sold Receivables for which such Credit Notes, Year End Rebates or Commercial Discounts have been issued, provided that the Seller performs its obligations set forth under Article 26 (Deemed collections).
3.Other renegotiations
Subject to the provisions of Articles 22.1 and 22.2, the Purchaser authorises each Seller, acting in the name and on behalf of the Purchaser, to agree to new terms in relation to any Sold Receivable:
1.if the Purchaser expressly consents in writing;
2.without prior notification to or consent of the Purchaser, provided that such renegotiation:
(i)complies with its obligations under Article 24 (Obligations of care); and
(ii)does not adversely affect the rights of the Purchaser under such Sold Receivables, including any security interests, privileges and ancillary rights attached thereto; or

3.without prior notification to or consent of the Purchaser, if such Sold Receivable is a Defaulted Receivable, in any event, in accordance with the Credit and Collection Policies.
23.REPRESENTATION MANDATE
The Purchaser hereby appoints each Seller as its agent to undertake and to conduct, in the name and on behalf of the Purchaser, all proceedings in court or out of court as are necessary for the collection of the Sold Receivables, including those deeds and formalities required for such proceedings, subject to compliance with its obligations set out in Article 24 (Obligations of care). In particular, each Seller shall freely issue and conduct, in the name and on behalf of the Purchaser, all writs, pleadings, arguments, enforcement proceedings, interventions by agreement or order, defences, defences to third party proceedings, and appeals, as may be necessary in its opinion to recover the sums due under the Sold Receivables.
The Purchaser agrees that it shall intervene in any claims or proceedings initiated upon such Seller's request to assist such Seller in any claims or proceedings initiated by the latter, in the event that such Seller deems it necessary or whenever required by the applicable statutory or regulatory provisions.
Each Seller agrees that it shall intervene in any claim or proceedings initiated upon the Purchaser's request to assist the Purchaser in any claims or proceedings initiated by the Purchaser, in the event that the Purchaser deems it necessary or whenever required by the applicable statutory or regulatory provisions, provided that the Purchaser shall only be entitled to initiate any such claim or proceeding in the event that (i) the collection mandate of the Sellers has been terminated pursuant to the provisions of Article 19.3 or (ii) after the Program Expiry Date, any amount remains due to the Purchaser under any of the Transaction Documents.
Furthermore, the Purchaser authorises each Seller to issue, as appropriate, a subrogation receipt to any third party in return for any full and irrevocable payment made by that third party in substitution for any Debtor.
Any expenses incurred by each Seller in carrying out its mandate shall be borne exclusively by such Seller.
24.OBLIGATIONS OF CARE
Each Seller undertakes to act in the collection of the sums due under the Sold Receivables in accordance with the standards of a prudent and informed businessman, and to be no less diligent than it would be in collecting sums due under its own receivables, and in particular:

(i)to apply to the collection of the sums due under the Sold Receivables, procedures that comply in all material respects with all applicable laws and regulations and the contracts underlying the Sold Receivables;
(ii)to take such measures as may reasonably be required to ensure that all Liens, rights, claims, privileges and other benefits (droits accessoires) attached to the Sold Receivables, remain in force and are exercised in a timely fashion;
(iii)to take such steps as are reasonably necessary to oppose any claim challenging the existence, validity, amount or maturity of the Sold Receivables or the Liens, rights, claims, privileges and other benefits attached thereto, if any;
(iv)to take such steps, including without limitation any legal actions such as proceedings in court, as may be reasonably necessary and appropriate for the collection of the sums due under the Sold Receivables; and
(v)to take such steps to cause any attachment, seizure (saisie) or any other enforcement measure levied or applied against any accounts where the sums due pursuant to the collection of Sold Receivables are received, to be released or withdrawn within thirty (30) calendar days.
25.COMMISSION FOR AND COSTS OF COLLECTION
1.The Parties agree that the Sellers to whom such tasks are delegated shall not receive a commission or remuneration for providing the collection service.
2.Each Seller shall bear its own costs incurred in the course of providing the collection service, without any claim against the Purchaser, for reimbursement. The termination of the mandate granted to the Sellers in Article 19 (Collection of Sold Receivables) shall not give to the Sellers any right to compensation.
3.In the event that a (or several) Back-Up Servicer(s) is(are) appointed to act as agent for the collection of all or part of the Sold Receivables pursuant to the terms of Article 19.3, such Back-Up Servicer(s) shall be entitled to receive from the Centralising Unit, acting on behalf of the Sellers, a fee to be agreed from time to time between the Purchaser and the Back Up Servicer on any Funded Settlement Date following its appointment until the Program Expiry Date. The Parties acknowledge that the payment of such fee shall be expressly excluded from the Current Account mechanism.
In the event that the Centralising Unit fails to pay the amounts referred to under this Article 25.3 on any Funded Settlement Date, the Purchaser shall proceed forthwith to the payment of such amounts, on the Centralising Unit's behalf. As such, the Purchaser shall be, upon delivery of a subrogation notice (quittance subrogative) by the Back-Up Servicer(s), subrogated in the rights of the Back-Up Servicer(s) against the Centralising Unit to the extent of the sums paid to the Back-Up Servicer(s).

4.Stand-by servicing
1.Upon the occurrence of a Collection Rating Trigger Event, the Purchaser shall be entitled to appoint any Stand-By Servicer(s) for the preparation and putting in place of any back-up servicer procedures so that in case the Purchaser appoints the Stand-By Servicer as Back-Up Servicer, the latter will be in a position to perform its duties immediately. In furtherance thereof, it is expected that the Stand-By Servicer upon its appointment would be invited, among other missions, to provide the following services:
1.Technical maintenance and check of the reliability and functionality of the databases relative to Debtors: the Stand-By Servicer shall be in charge of maintaining the databases, including information concerning the Debtors. Such maintenance includes the performance of one or more tests each year to ensure that all the information necessary for the appointment of the Back-Up Servicer is available in these databases;
2.Checking the accuracy of the data: the Stand-By Servicer shall check the conformity of Debtors' identification information. It shall particularly check the accuracy of available information and, if appropriate, correct or complete missing information, it being provided that this shall never involve disclosing to the Debtors the nature of its role or the existence of the Program;
3.Maintenance of Back-Up Servicer capacity: the Stand-By Servicer shall maintain ongoing back-up servicing capacity so as to enable the Back Up Servicer to start its work immediately upon his appointment as and when required by the Purchaser; and
4.Reporting: the Stand-By Servicer shall provide the Purchaser with regular information and reporting as to the performance of tasks described hereabove.
2.On each Funded Settlement Date as from the appointment of any Stand-By Servicer(s) and until the appointment of a Back-Up Servicer pursuant to Article 19.3, the Centralising Unit shall pay to such Stand-By Servicer(s) a Stand-By Fee whose aim shall be to compensate the Stand-By Servicer's undertaking to act as back-up servicer upon request during the term of the Agreement. The maximum amount of such Stand-By Fee shall be equal to, for the first year following the 2021 Amendment Date, € 200,000 (exclusive of VAT) (for the up-front part), and € 200,000 per annum (exclusive of VAT) (for the on-going part) and, if different, shall afterwards be agreed on or about each anniversary date of such 2021 Amendment Date between the Purchaser and the Stand-By Servicer. The Parties acknowledge that the payment of such Stand-By Fee shall be expressly excluded from the Current Account mechanism.
3.In addition, in the event that the Purchaser exercises any of its rights to collect sums directly from any Collection Account(s), in accordance with the relevant provisions of the Collection Account Agreement(s), the Centralising Unit shall pay to the Agent a fee equal to € 500 per Collection Account (VAT excluded) on the Funded Settlement Date following the exercise by the Purchaser of such right. The Parties acknowledge that the payment of such fee shall be expressly excluded from the Current Account mechanism.
4.In the event that the Centralising Unit fails to pay any fees described in the present Article 25.4 in a timely manner, the Purchaser shall proceed forthwith with the payment of such fees, on the Centralising Unit's behalf to the extent of the Adjusted Collections received. As such, the Purchaser shall be, upon delivery of a subrogation notice by the Stand-By Servicer, subrogated in the rights of the Stand-By Servicer against the Centralising Unit to the extent of the sums paid to the Stand-By Servicer in respect of these fees.
5.Data Escrow Agent
1.The Data Escrow Agreement provides that, upon the occurrence of a Collection Rating Trigger Event, the Purchaser shall be entitled to replace the then existing Data Escrow Agent by any substitute Data Escrow Agent. The Centralising Unit, acting on behalf of the relevant Sellers, shall pay to the Data Escrow Agent the compensation contemplated in the Data Escrow Agreement from time to time. The Parties acknowledge that the payment of such compensation shall be expressly excluded from the Current Account mechanism.
2.In the event that the Centralising Unit fails to pay the compensation described in the present Article 25.5, the Purchaser shall proceed with the payment of such compensation, on the Centralising Unit's behalf to the extent of the Adjusted Collections received. As such, the Purchaser shall be, upon delivery of a subrogation notice by the Data Escrow Agent, subrogated in the rights of the Data Escrow Agent against the Centralising Unit to the extent of the sums paid to the Data Escrow Agent in respect of this compensation.
CHAPTER XI
DEEMED COLLECTIONS
26.DEEMED COLLECTIONS
1.Upon the occurrence of any one of the following events:

(i)the issue of any Credit Notes or Commercial Discounts as referred to in Article 22.2, in relation to any Sold Receivables;
(ii)any contract, which gives rise to a Sold Receivable, has been terminated and the relevant goods have been billed but remain to be delivered by any Seller, in whole or in part, on the termination date of such contract;
(iii)any set-off agreed by any Seller or by operation of law or by a court decision between debts owed to any Debtor and the Sold Receivables against such Debtor;
(iv)any Sold Receivable has been cancelled, in whole or in part;
(v)any Amended Invoice arises;
(vi)the issue of any Credit Note over Snow Tires, in relation to any Sold Receivables; or
(vii)the issue of any Year End Rebates, in relation to any Sold Receivables, unless such Year End Rebates have been cancelled or paid in cash by the relevant Seller;
the relevant Seller shall be deemed to have received the amount it would have collected if such event had not occurred (the "Deemed Collection"), provided that no Deemed Collection shall be due as a result of a Debtor's failure, independent from and beyond one Seller's control and from any of (i) through (vii) above, to make payments in respect of Sold Receivables.
Moreover, given the internal billing procedures of each Seller, it may be the case that certain Sold Receivables are declared by a Seller as being extinguished partially or completely, in an Assessment Report and/or in any electronic file attached thereto, even though such Sold Receivables have not been fully paid by their respective Debtors (the "Deemed Extinguished Receivables"). Therefore, in order to offset the absence of any payment of cash collections arising in relation to such Deemed Extinguished Receivables, such Deemed Extinguished Receivables shall be considered as a Deemed Collection and shall be paid pursuant to Articles 26.2 and 26.3.
2.The relevant Sellers, the Centralising Unit and the Agent shall cooperate to determine the amount of Deemed Collections, provided that:
(i)during the Replenishment Period, the amount of Deemed Collections shall be debited from the Current Account through the adjustment of Adjusted Collections (as provided in the definition of such term);
(ii)during the Amortisation Period, the amount of Deemed Collections shall be transferred by the Centralising Unit to the Purchaser's Account on each Funded Settlement Date and on each Intermediary Settlement Date.

3.In the event that any Seller or, as the case may be, the Centralising Unit, acting in the name and on behalf of the Sellers, fails to pay any Deemed Collections as required pursuant to Article 26.2 (ii), the Purchaser may automatically set-off (a) the amount of such Deemed Collections against (b) any amount due or thereafter to become due to such Seller or, as the case may be, to the Centralising Unit, under the Transaction Documents. As soon as practicable, the Purchaser shall notify the Centralising Unit after exercise of its right of set-off.
In the event that, notwithstanding such set-off, Deemed Collections still remain unpaid, the Purchaser shall have recourse against the relevant Seller's assets or, as the case may be, against the Centralising Unit's assets, but only to the extent of the amounts remaining unpaid.
Any unpaid Deemed Collection shall remain outstanding until it has been paid in full in accordance with the present Article 26.3.
CHAPTER XII
MISCELLANEOUS
27.FEES AND EXPENSES
The Centralising Unit acting in the name and on behalf of the Sellers shall reimburse the Purchaser, acting for its own account and/or as proxy for (i) any reasonable and duly documented expenses (including legal fees, costs and expenses) arising out of any modification, waiver or amendment of the Transaction Documents to which the Centralising Unit and/or the Sellers are a party and requested by the Centralising Unit, acting in the name and on behalf of the Sellers, or the Rating Agencies, (ii) any reasonable and duly documented expenses, claims, damages and liabilities (including legal fees, costs and expenses) incurred in connection with the perfection, preservation and/or enforcement of the rights of the Purchaser, the Issuers, the Liquidity Banks and the Fund Subscribers under the Securitisation Transaction or (iii) any reasonable and duly documented expenses (including legal fees, costs and expenses) incurred in connection with the renewal of any Liquidity Agreement or Fund Subscription Agreement and, as the case may be, in connection with the implementation of an alternative funding described in any Bank Commitment Letter, subject to prior communication by the Purchaser to the Centralising Unit of an estimate of fees in the event that the Centralising Unit requests this estimate.
For the avoidance of doubt, the Spanish RPA Sellers shall bear the costs and expenses incurred in connection with the notarisation before a Spanish Notary Public from time to time of the Spanish Receivables Purchase Agreement and of any Transfer Deed executed and delivered pursuant to such Spanish Receivables Purchase Agreement.

28.SUBSTITUTION AND AGENCY
Each Party shall have the right to be assisted by, to appoint or to substitute for itself one or more third parties in the performance of certain tasks provided that:
(i)such Party has given prior written notice to the other Party and, in any case, the Purchaser has notified the Rating Agencies;
(ii)such Party remains liable to the other Party for the proper performance of those tasks and the relevant third party (parties) has (have) expressly renounced any right to any contractual claim against the other Party;
(iii)the relevant third party (parties) undertake(s) to comply with all obligations binding upon such Party under this Agreement;
(iv)the Rating Agencies have confirmed that the contemplated change will not entail a downgrading or withdrawal of the current rating of the Notes issued by the Issuers or that the contemplated change will reduce such downgrading or prevent such withdrawal; and
(v)each other Party has given prior written consent to this appointment and/or substitution, such consent not to be unreasonably withheld.
29.CONFIDENTIALITY
Each Party agrees to treat all information of any kind transmitted by any other Party in connection with the Securitisation Transaction as confidential. The Parties agree not to disclose such information to any other person and to ensure that their respective personnel similarly respect the confidential nature of such information.
This provision shall not prevent:
(i)either Party from transmitting such information as may be required by its statutory auditors, public organisations or any governmental, regulatory, fiscal, or monetary institution or other authority, in accordance with any applicable laws and regulations in force;
(ii)the Purchaser from transmitting such information to any person who will provide or will undertake to provide directly or indirectly funds to the Purchaser or any agent appointed by the Purchaser pursuant to Article 18 (Identification of the contractual documentation for the Sold Receivables - Access to Documents), provided that the Purchaser undertakes that such person shall be bound to treat such information as confidential under the same terms and subject to the same conditions as provided for in the Transaction Documents;
(iii)the Purchaser from using any original or duplicate copy of the contractual documentation or any computer information referred to in Article 18 (Identification of the contractual documentation for the Sold Receivables-Access to documents) of this

Agreement in order to take all such measures deemed necessary by the Purchaser to preserve, and/or enforce its rights under the Transaction Documents, including without limitation any legal actions;
(iv)either Party from providing the Rating Agencies with any information they may require;
(v)either Party from transmitting such information as may be in the public domain other than as a result of a breach of this Article or a breach of any other confidentiality obligation;
(vi)subject to GOODYEAR's prior written consent, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, the Issuers, the Liquidity Banks and the Fund Subscribers from using exclusively the following information: the amount involved in the Securitisation Transaction, the countries concerned, the number of Sellers, the structure of the transaction, the identity of the legal counsel involved in the Securitisation Transaction, the Closing Date of the Securitisation Transaction, the maturity of the Securitisation Transaction and the identity of the parties to the Securitisation Transaction; and
(vii)the Purchaser and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK from transmitting such information to any other person involved in the Securitisation Transaction (such as the Custodian), provided that the Purchaser and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK undertake that such person shall be bound to treat such information as confidential under the same terms and subject to the same conditions as provided for in the Transaction Documents.
This obligation to preserve confidentiality shall remain valid for ten (10) years from the Program Expiry Date.
30.NOTICES
1.Except as otherwise set forth in the Transaction Documents, all notices, requests or communications which must or may be made pursuant to this Agreement shall be by way of writing, mail or fax.
2.All notices, requests or communications to be made and all documents to be delivered from one Party to the other Party under the Transaction Documents shall be made and delivered to the addressees referred to in SCHEDULE 6 (and in the case of the Sellers, to the Centralising Unit, acting in the name and on behalf of the Sellers).
3.All notices, requests or communications made and all documents delivered under the Transaction Documents shall only take effect upon the date of their receipt by its addressee.

4.Each of the Parties may at any time modify the addressee of the notices, requests or communications to be made and the documents to be delivered to it under the Transaction Documents by sending to that effect a letter or fax to the other Party indicating the name of the new addressee.
5.The Parties agree that the Centralising Unit shall be responsible for receiving written notice on behalf of the Sellers, and that any notice given to the Centralising Unit shall be deemed validly received by all of the Sellers upon receipt by the Centralising Unit.
6.The Parties agree that the Purchaser shall be responsible for receiving written notice on behalf of the Agent, the Lead Arranger and the Calculation Agent, and that any notice given to the Purchaser shall be deemed validly received by the Agent, the Lead Arranger and the Calculation Agent upon receipt by the Purchaser.
31.EXERCISE OF RIGHTS – RECOURSE – NO PETITION
1.All rights conferred on the Purchaser by this Agreement or by any other document delivered pursuant to or incidental to this Agreement, including rights conferred by law, shall be cumulative and may be exercised at any time.
2.The fact that a Party does not exercise a right or delays doing so shall in no way be treated as a waiver of that right. The exercise of one right or a partial exercise shall not prevent any Party from exercising such a right in the future, or from exercising any other right.
3.Limited Recourse
The Centralising Unit, the Agent, the Lead Arranger and the Sellers waive any right that they may have to initiate any proceeding whatsoever in relation to the contractual liability (responsabilité contractuelle) of the Purchaser, except in the case of its own gross negligence (faute lourde) or willful misconduct (dol) and agree to limit their claims and recourse against the Purchaser (including in the event of a breach by the Purchaser of any of its representations and warranties, or any of its obligations hereunder) to the amount of the Available Funds on the relevant date.
Any recourse of the Purchaser against the Sellers, the Centralising Unit or any of their respective Affiliates, directors, officers and employees in relation to the non-payment by any Debtors of any sums due under the Sold Receivables, shall be limited to the amount of the Subordinated Deposit.
4.Non Petition
The Centralising Unit, the Agent, the Lead Arranger and the Sellers irrevocably and unconditionally undertake and agree not to institute any legal proceedings, take other steps or institute other proceedings against ESTER, the purpose of which is the appointment of a conciliator or an ad hoc agent, or the opening of receivership proceedings or Insolvency Proceedings or any other similar proceedings.
32.TRANSFERABILITY OF THIS AGREEMENT – FINANCIAL GUARANTEE AGREEMENT
1.No Party may transfer this Agreement, or the rights and obligations under this Agreement, to any third party whatsoever without the prior written consent of all the other Parties.
2.Notwithstanding the above, any of the Calculation Agent and the Lead Arranger may freely transfer its role as Party under this Agreement (including through merger, partial contribution of assets or transfer by operation of law (transmission universelle de patrimoine)) to any other credit institution within as far as CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK is concerned, the Crédit Agricole Group.
The transfer of this Agreement under this Article 32.2 (carried out otherwise than by way of merger, partial contribution of assets or transfer by operation of law (transmission universelle de patrimoine)) shall be evidenced in writing and shall be notified by the relevant Party to the other Parties.
The other Parties hereby consent that such transfer shall discharge the Calculation Agent and the Lead Arranger from further rights and obligations in respect of the assigned rights and obligations and that any guarantee and/or any security granted in favour of the relevant Parties pursuant to this Agreement shall remain in force in favour of the transferee.
For the purposes of this Article 32.2, "Crédit Agricole Group" shall refer to (i) Crédit Agricole S.A. and (ii) any credit institution which is controlled (as defined in Article L. 233-3 of the French Commercial Code (Code de commerce), directly or indirectly, by Crédit Agricole S.A.
3.In addition, by way of exception to article 32.1, from the entry into force of the French Financial Guarantee Agreement, the Purchaser is entitled to transfer by way of security (remet en pleine propriété) to the benefit of the Fund all Sold Receivables (and related collateral) and all of the Purchaser's powers, rights and remedies under this Agreement pursuant to the French Financial Guarantee Agreement, as security for the due performance of the obligations of the Purchaser arising from the Senior Deposit Agreement towards the Fund.
33.AMENDMENT TO THE TRANSACTION DOCUMENTS
1.No amendment to the Transaction Documents may be made without (i) the written consent of each other party thereto and (ii) the prior written consent of each Issuer, each

Liquidity Bank and each Fund Subscriber, to such amendment (such consent, in each case, not being unreasonably withheld or delayed).
2.Without prejudice to the foregoing, the Transaction Documents may be amended with the prior consent of the Lead Arranger, the Agent, the Purchaser (having obtained the prior consent of the Italian Issuer) and the Centralising Unit, acting for itself and in the name and on behalf of each of the Sellers and without the explicit specific prior written consent of the Sellers in each of the following cases:
(i)the accession of any New Seller, provided that the conditions of Article 38 (Accession of New Sellers) are met;
(ii)amendments to the definition of Eligible Receivable, Eligible Debtor, Remaining Purchasable Receivable, Ongoing Purchasable Receivables, Refinanced Eligible Receivable, Refinanced Remaining Purchasable Receivable, Refinanced Ongoing Purchasable Receivables and other definitions relating to the inclusion of cross border receivables, and amendments to related representations and warranties, provided that any such amendment shall require the explicit written consent of the Seller or Sellers that shall sell such cross border receivables;
(iii)addition of new Liquidity Banks, Fund Subscribers and Issuers to the Securitisation Documents;
(iv)any changes to the calculation formulae of the Discount Rate, the Discount Reserve Rate and the Deferred Purchase Price under the Receivables Purchase Agreements and changes to the provisions of Article 8 (Fees) above; and
(v)any changes in SCHEDULE 3, SCHEDULE 9, SCHEDULE 10, SCHEDULE 12 and SCHEDULE 13.
Each Seller hereby appoints the Centralising Unit as its agent, to act in its name and on its behalf, to negotiate and execute any amendment to any of the Transaction Documents referred to above, in each case to the fullest extent permitted by applicable law and for this purpose the German Seller hereby exempts the Centralising Unit from the restrictions of self-dealing under section 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB).
3.Moreover, the Purchaser shall not accept any amendment to any Collection Account Agreement to which it is a party without the prior written consent of the Issuers, the Liquidity Banks and the Fund Subscribers (such consent not to be unreasonably withheld or delayed) (except where such amendment to any Collection Account Agreement consists exclusively of changing the bank at which such account is held and the financial rating of such bank is at least AA (Standard & Poor's) and Aa1 (Moody's)).
The Purchaser hereby covenants to the Centralising Unit and the Sellers that none of the Securitisation Documents, to which the Centralising Unit, the Sellers, GOODYEAR

EUROPE BV or GOODYEAR are not party, shall be amended or otherwise modified in a way adverse to the interests of the Centralising Unit, any Seller, GOODYEAR EUROPE BV or GOODYEAR without their prior written consent (such consent or denial thereof not to be unreasonably delayed).
4.For the avoidance of doubt, the Parties may comply with the written form requirement stipulated in this Article 33 by using an advanced electronic signature or a qualified electronic signature within the meaning of the Electronic Signature Regulation and/or any applicable domestic legislation.
34.INDEMNITIES
Without limiting any other rights which the Indemnified Parties may have under the Transaction Documents or any related documents or under applicable law, each of the Centralising Unit and each Seller hereby agrees to indemnify the Purchaser, the Italian Issuer, the Agent, the Lead Arranger, the Calculation Agent, the Depositor, the Issuers, the Liquidity Banks and the Fund Subscribers, each of their respective Affiliates and each officer, director, employee and agent of any of the foregoing (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) (and, in each case, any value added tax thereon) in any way arising out of the Transaction Documents or any documents related to the Securitisation Transaction (excluding, however, any of the foregoing (a) to the extent resulting from the gross negligence (faute lourde) or willful misconduct (dol) on the part of such Indemnified Party or the breach by an Indemnified Party of material obligations under any Transaction Document or any related document, as finally determined by a court of competent jurisdiction, or (b) constituting recourse for Sold Receivables which are not paid or are uncollectible on account of the insolvency, bankruptcy or inability to pay of the applicable obligor) (collectively, "Indemnified Amounts"), including, without limitation, any and all damages, losses, claims, liabilities, costs and expenses incurred by or asserted against any Indemnified Party as a result of:
(a)any claims, actions, suits or proceedings commenced by any Debtor or any of its Affiliates or any third party in connection with any of the Sold Receivables, the transactions out of which they arose or the goods or services the sale or provision of which gave rise to any Sold Receivables;
(b)reliance on any representation or warranty or statement made or deemed made by or on behalf of any Seller, the Centralising Unit or GOODYEAR EUROPE BV under or in connection with any Transaction Document or any related agreement or any certificate or report delivered pursuant hereto or thereto that, in either case, shall have been false or incorrect when made or deemed made;

(c)any failure of any Seller, the Centralising Unit or GOODYEAR EUROPE BV to perform its duties or obligations under this Agreement or the other Transaction Documents;
(d)any governmental investigation, litigation or proceeding related to this Agreement or in respect of any Sold Receivable and/or any Refinanced Sold Receivables;
(e)the failure by any Seller (or any of its Affiliates) to comply with any applicable law with respect to any Sold Receivable or Refinanced Sold Receivable (or any contract by which it arose or by which it is evidenced or governed), or the nonconformity of any Sold Receivable or any Refinanced Sold Receivable (or such contract) with any such applicable law, or any action taken by any of the Sellers (or their Affiliates or agents) in the enforcement or collection of any Sold Receivable or any Refinanced Sold Receivable;
(f)any failure of the Purchaser to have and maintain ownership of the Sold Receivables, free and clear of any Liens other than those contemplated in the Transaction Documents, or any attempt by any person to avoid, rescind or set aside any sale of Ongoing Purchasable Receivables and/or Remaining Purchasable Receivables to the Purchaser as contemplated by the Transaction Documents;
(g)any dispute, claim, offset or defense (other than discharge in bankruptcy or similar defense arising from the Debtor's insolvency or inability to pay) of any Debtor to the payment of any Sold Receivable or Refinanced Sold Receivable;
(h)the failure of any Seller to pay when due any value added taxes or other taxes payable in connection with any of the Receivables or the transactions out of which they arose;
(i)any commingling of collections on Sold Receivables and/or Refinanced Sold Receivables with any other monies of the Sellers, the Centralising Unit or any of their Affiliates;
(j)the use by the Sellers or their Affiliates of any monies received by them in payment of the purchase price of Sold Receivables or Refinanced Sold Receivables;
(k)any products liability or environmental claim, or personal injury or property damage claim, or other similar or related claim or action of any sort whatsoever arising out of or in connection with goods, merchandise or services which relates to any Sold Receivables or Refinanced Sold Receivables;
(l)(i) a Payment and/or a Transfer Deed ceases to achieve a perfect transfer of Remaining Purchasable Receivables as set out in the relevant Receivables Purchase Agreement; (ii) a payment and/or a Transfer Deed ceases to achieve a perfect transfer of Refinanced Remaining Purchasable Receivables as set out in the Italian Receivables Purchase Agreement; and

(m)any Conformity Warranty for Sold Receivables made by a Seller under Article 17 (Conformity Warranties for Ongoing Purchasable Receivable and Remaining Purchasable Receivables) (without regard to any knowledge therein) is found to have been inaccurate at the date it was made.
The Sellers and the Centralising Unit shall pay on demand to the Purchaser or, at the Purchaser's direction, to the relevant Indemnified Parties all amounts necessary to indemnify the Indemnified Parties from and against any and all Indemnified Amounts.
35.INDIVISIBILITY
Each party acknowledges that this Agreement and the Master Subordinated Deposit Agreement shall form a single set of contractual rights and obligations and that, if the Master Subordinated Deposit Agreement becomes void or ceases to be effective and enforceable for any reason whatsoever, this Agreement shall also become void or cease to be effective and enforceable accordingly. Any payment already made by the Centralising Unit acting in the name and on behalf of the Sellers or on its own behalf to the Purchaser under this Agreement, the Receivables Purchase Agreements and the Master Subordinated Deposit Agreement shall not be affected by such a nullity, ineffectiveness or unenforceability.
36.EXECUTION AND EVIDENCE
The Parties hereby agree not to register this Agreement with the French tax administration, although if one party elects to do so, it shall carry out such a registration at its own expense.
37.WITHDRAWAL OF SELLERS
1.The Centralising Unit acting in the name and on behalf of the Sellers, may notify the Purchaser and the Lead Arranger in writing, in the form set out in SCHEDULE 7, of any request for the withdrawal of one or more Sellers from the Securitisation Transaction and the Transaction Documents to which it is a party. Such request for withdrawal shall be examined as soon as possible and shall be subject to the following conditions:
(i)confirmation by the Rating Agencies that such withdrawal shall not entail a deterioration or withdrawal of the current rating of the Notes issued by the Issuers;
(ii)the obtaining of the prior written consent of each Liquidity Bank and each Fund Subscriber;
(iii)the conclusion of any amendment to the Transaction Documents, necessary in the Purchaser's opinion; and
(iv)the signature by the Seller or Sellers of any document or agreement enabling the relevant Seller to withdraw as a party to this Agreement and the relevant Receivables

Purchase Agreement. The Parties agree that such Seller or Sellers shall not be bound by any new obligations in respect of this Agreement and the relevant Receivables Purchase Agreement(s), without prejudice to the obligations arising before such Seller(s) withdrawal from this Agreement and the relevant Receivables Purchase Agreement(s).
2.The withdrawal of any Seller or Sellers shall (i) be requested by the Centralising Unit at least two (2) calendar months before the date contemplated for the withdrawal of such Seller(s) and (ii) take effect on the first Funded Settlement Date following the fulfilment of the foregoing conditions precedent. The Parties agree that the Lead Arranger shall use its best efforts (dans le cadre d'une obligation de moyens) to respond as soon as possible.
3.Any reasonable and duly documented cost (including legal fees) and commissions incurred by the Purchaser and/or the Lead Arranger in connection with the withdrawal of one or more Sellers shall be borne by the Centralising Unit acting in the name and on behalf of the Sellers. The Parties agree that prior to notification by the Centralising Unit to the Purchaser of the request for the withdrawal of such Sellers, the Centralising Unit shall be entitled to request the Purchaser to indicate the costs to be borne in connection with such withdrawal. The Purchaser shall respond within ten (10) calendar days following such request, after which the Centralising Unit shall have five (5) calendar days to notify the Purchaser of its acceptance or refusal of such costs.
38.ACCESSION OF THE LUXEMBOURG SELLER
1.Without prejudice to article 9 of each Receivables Purchase Agreement, the Luxembourg Seller will be treated as a Seller under the Transaction Documents, will benefit from the rights afforded to, and will be bound by the obligations imposed on, the Sellers thereunder as from the Funded Settlement Date following satisfaction of the following conditions precedent:
(i)a Collection Account Agreement has been entered into between, inter alia, the Purchaser and the Luxembourg Seller, in relation to the collection of Sold Receivables to be sold by the Luxembourg Seller under the Receivables Purchase Agreements;
(ii)the Purchaser and the Agent have received a validity and enforceability opinion with respect to such Collection Account Agreement from the legal counsel to the Agent in the jurisdiction in which such Collection Account is located;
(iii)the test made on the IT systems of the Luxembourg Seller were satisfactory to the Purchaser and the Agent;

(iv)the Luxembourg Seller has acceded to the Data Escrow Agreement and to the Intercompany Arrangements;
(v)the Purchaser has received or has carried out an audit on the Credit and Collection Policies of the Luxembourg seller, in a form and content satisfactory to the Purchaser;
(vi)the Purchaser and the Agent have received an analysis from the German Seller on the VAT treatment of Ongoing Purchasable Receivables and Remaining Purchasable Receivables to be sold by the Luxembourg Seller under the German Receivables Purchase Agreement in form and substance satisfactory in the reasonable opinion of the Purchaser and the Agent; and
(vii)the Centralising Unit has delivered a prior notice to the Purchaser and the Agent no later than thirty (30) Business Days prior to the contemplated Funded Settlement Date requesting the purchase by the Purchaser of Ongoing Purchasable Receivables and Remaining Purchasable Receivables originated or to be originated by the Luxembourg Seller,
(such date being the "Luxembourg Seller Accession Effective Date").
39.ACCESSION OF NEW SELLERS
1.Without prejudice to the provisions of Article 38 and by way of exception to Article 33, the Parties hereby agree that in the event of the accession of a New Seller to this Agreement, the Purchaser, acting for itself and in the name and on behalf of each of the Lead Arranger and the Agent, who hereby authorize the Purchaser to enter into the relevant accession agreement on their behalf and for this purpose exempt the Purchaser from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) and similar restrictions under the laws of other jurisdictions, in each case to the fullest extent permitted by applicable law, and the Centralising Unit, acting for itself and in the name and on behalf of each of the Sellers, who hereby authorize the Centralising Unit to negotiate and enter into the relevant accession agreement on their behalf (for this purpose the German Seller hereby exempts the Centralising Unit from the restrictions of self-dealing under section 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)), in each case to the fullest extent permitted by applicable law, may agree to such accession by letter and in writing, subject to prior written notification by the Centralising Unit, duly authorized for the purposes hereof, to the Purchaser of this accession in the form set out in SCHEDULE 7.
2.The accession of the New Seller shall take effect on the Settlement Date immediately following provided that the following conditions are met:

(i)the New Seller is an entity in which GOODYEAR EUROPE BV holds directly or indirectly more than 50% of the share capital and voting rights and as such exercises effective control within the meaning of article L.511-7.3 of the Monetary and Financial Code (Code monétaire et financier);
(ii)the receipt by the Purchaser from (a) the Centralising Unit of evidence of the necessary corporate authorisations to cause the accession of the New Seller to this Agreement and (b) the New Seller of all the documents necessary to enable the accession of the New Seller to this Agreement and the relevant Receivables Purchase Agreement;
(iii)the receipt by the Purchaser of evidence that the existing Sellers are bound by the accession of the New Seller as a Seller under this Agreement and by the resulting amendments to the Securitisation Documents negotiated and executed on their behalf by the Centralising Unit in accordance with Article 33.2;
(iv)the receipt by the Purchaser, in a form satisfactory to the Purchaser, of all amendments required or necessary under the Transaction Documents in connection with the accession of the New Seller to this Agreement and the relevant Receivables Purchase Agreement, including the signature by the New Seller of any letter, document or amendment necessary, in the opinion of the Purchaser, to enable the New Seller to accede to the General Master Purchase Agreement and the Receivables Purchase Agreement in connection with the accession of the New Seller thereto;
(v)the receipt or the carrying out by the Purchaser, in a form and content satisfactory to the Purchaser, of an audit on the Credit and Collection Policies of the New Seller;
(vi)any tests of the proposed New Seller's information technology systems as may be requested by the Lead Arranger, the Purchaser or the Agent have been carried out with results satisfactory to Lead Arranger, the Purchaser and the Agent;
(vii)the prior written consent of the Liquidity Banks and of the Fund Subscribers and, if necessary, the Rating Agencies.
3.Any reasonable and documented costs (including legal fees) and fees in connection with the accession of a New Seller as Seller incurred by the Issuer, the Purchaser or the Arranger shall be borne by such New Seller or the Centralising Unit acting in the name and on behalf of the New Seller.
40.NO HARDSHIP
Each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code (Code civil) shall not apply to it with respect to its obligations under the Transaction Documents and that it shall not be entitled to make any claim under article 1195 of the French Civil Code.

41.SANCTIONS
With respect to the German Seller, the representations contained in Article 9.1(xxii) and the undertakings contained in Article 12.1.1(xxii) and 12.1.2(ix) shall not be representations or undertakings of the German Seller to the extent that such representations or undertakings would result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96, (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or (iii) a violation of, or conflict with any similar anti-boycott law or regulation, by the German Seller.
42.SECURITISATION REGULATION
1.Reporting Entity Requirements
Ester Finance Technologies, as originator (within the meaning of the Securitisation Regulation (as defined below)), is the entity designated to fulfil the information requirements pursuant to article 7.1 subparagraphs (a), (b), (d), (e), (f) and (g) of the regulation (EU) 2017/2402 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation as amended by regulation (EU) 2021/557 and as amended, replaced or supplemented from time to time (the "Securitisation Regulation") as the Program is concerned.
2.Risk retention
For the purpose of article 6 of the Securitisation Regulation, CACIB retains, in its capacity as "sponsor", as defined in the Securitisation Regulation, through its Liquidity Agreements, on an ongoing basis, a material net economic interest in the Program in an amount of no less than 5% of the nominal value of the Sold Receivables and the Refinanced Sold Receivables.
3.Transparency
Each of the Sellers procures to the Purchaser, until the date on which all obligations under this Agreement have been paid and satisfied in full, that the Centralising Unit (acting on behalf of the Sellers) will promptly provide upon written request from the Purchaser, such information as the Purchaser may reasonably request in order to allow the Purchaser to comply with article 5 of the Securitisation Regulation.
43.DAC 6
Nothing in any of the Transaction Documents prevents the disclosure of confidential information or other information, in particular as to the manner in which a tax benefit may be obtained, to the extent such disclosure, if prevented, would result in a transaction becoming an arrangement described in Part II A 1 of Appendix IV of DAC6 or in the French law provisions implementing Part II A 1 of Appendix IV of DAC6.
CHAPTER XIII
GOVERNING LAW - JURISDICTION
44.GOVERNING LAW - JURISDICTION
1.This Agreement shall be governed by, and construed in accordance, with French law.
2.Any dispute as to the validity, interpretation, performance or any other matter arising out of this Agreement shall be subject to the jurisdiction of the competent courts of Paris (cour d'appel de Paris).

SCHEDULE 4
MASTER DEFINITIONS SCHEDULE
"2008 Amendment Date" means 23 July 2008.
"2014 Amendment Date" means 25 September 2014.
"2018 Amendment Date" means 26 September 2018.
"2021 Amendment Date" means 11 October 2021.
"2025 Amendment Date" means 10 October 2025.
"Accounting Principles" means generally accepted accounting principles (GAAP) in the United States or any other accounting principles which may be adopted by the Centralising Unit or any of the Sellers and which apply in their Relevant Jurisdiction.
"Actual Collections" means all cash collections actually received by any Seller in respect of the Sold Receivables.
"Adjusted Collections" means, in relation to all the Sellers and with respect to the Sold Receivables:
(a)    on any Settlement Date (other than the Initial Settlement Date) as long as the Sellers act as collection agents in respect of any Sold Receivables and in relation to the Seller(s) acting as collection agents and for which an Assessment Report and a List of Purchasable Receivables have been provided pursuant to Article 10.2.1(vii):
(i)    -    any File Collections during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;
-    less any amount received on each of the Purchaser's Collection Accounts (net of any debit made on such Purchaser's Collection Account, corresponding to errors, reverse entries, unpaid amounts and returns in relation to payments already made on such Collection Account) by the debiting of such Collection Accounts during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;
-    less, if such Settlement Date is a Funded Settlement Date, the Cash Collections Advance calculated by the Calculation Agent on the Calculation Date preceding such Funded Settlement Date and to the extent paid by the Centralising Unit on the Purchaser's Account; plus
(ii)    all Deemed Collections determined to have occurred in accordance with Article 26.2 during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;

(b)    on any Settlement Date other than the Initial Settlement Date during the Replenishment Period, as long as the Sellers act as collection agents in respect of any Sold Receivables and in relation to the Seller(s) acting as collection agents, and for which an Assessment Report and a List of Purchasable Receivables have not been provided pursuant Article 10.2.1(vii):
(i)    -    any Actual Collections during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;
-    less any amount received on each of the Purchaser's Collection Accounts (net of any debit made on such Purchaser's Collection Account, corresponding to errors, reverse entries, unpaid amounts and returns in relation to payments already made on such Collection Account) by the debiting of such Collection Accounts during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;
-    less, if such Settlement Date is a Funded Settlement Date, the Cash Collections Advance calculated by the Calculation Agent for such Settlement Date and to the extent paid by the Centralising Unit on the Purchaser's Account; plus
(ii)    all Deemed Collections determined to have occurred in accordance with Article 26.2 during the period between the Assessment Date relating to the immediately preceding Settlement Date and the immediately preceding Assessment Date;
(c)    at any time, in the event of the termination of the collection mandate given to any Seller and in relation to the Sellers for which the collection mandate has been terminated and until the Program Expiry Date:
(i)    all cash collections received by the Purchaser which have actually been paid by the Debtors or by any other person obliged to make payment in respect of such Sold Receivables; plus
(ii)    all Deemed Collections determined to have occurred in accordance with Article 26.2; and
(d)    at any time after the Program Expiry Date, all cash collections received by the Purchaser which have actually been paid by the Debtors or by any other person obliged to make payment in respect of such Sold Receivables, increased by all Actual Collections kept by the Purchaser and which have actually been paid by the Sellers daily up to the preceding Assessment Date.
"Affiliate" means, in relation to any entity, any other entity, which either directly or indirectly controls, is controlled by, or is under common control with, such an entity:

(i)    for the purposes of those entities located within the French jurisdiction, the term "control", shall have the meaning set out in article L.233-3 of the French Commercial Code (Code de commerce); and
(ii)    for the purposes of those entities which are not located in France, the term control, shall mean the relationship between a parent company and a subsidiary as defined in article 1 of Directive 83/349/EEC.
"Agent" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its capacity as agent in the context of the Securitisation Transaction.
"Agent's Account" means the account number 30002/00869/9E/2017B-13, opened by the Agent in the books of CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.
"Agreement" means this general master purchase agreement, as amended and/or supplemented from time to time.
"Alternative Funding Letter" means, with respect to LMA S.A. in its capacity as Issuer, (i) the alternative funding letter dated on the 2025 Amendment Date between the Lead Arranger, the Centralising Unit, the Sellers pursuant to which the Lead Arranger undertakes to provide the Purchaser with alternative funding in the circumstances set out in such letter or (ii) any subsequent alternative funding letter entered into between the same parties.
"Amended Invoice" means the sums corresponding to any Sold Receivable, which has been the subject of an issued invoice, and which, in order to (i) take into account the commercial practices of the Sellers or (ii) amend any material errors appearing on such invoice, has been cancelled and replaced by a new invoice.
"Amortisation Period" means the period of time commencing on the Commitment Expiry Date and ending on the Program Expiry Date.
"Anti-Corruption Laws" means article 17 of the Act no. 2016-1691 dated 9 December 2016 on transparency, fight against corruption and modernisation of the economic life as well as the decrees adopted for its implementation (the "Sapin II Act"), the United-Kingdom Bribery Act 2010 (the "Bribery Act") and the United States Foreign Corrupt Practices Act of 1977 (the "Foreign Corrupt Practices Act"), as amended from time to time, and any similar laws or regulations aiming at preventing and/or sanctioning corruption, influence peddling and more generally offenses against probity in effect in jurisdictions in which GOODYEAR EUROPE BV, the Centralising Unit and the Sellers do business.

"Applicable Waiver or Amendment" means a waiver concerning, or amendment of, any of the events set forth in Article 11.3(xiv) (including the related definitions) and the corresponding provision and definitions of the European Credit Facility that is approved by any combination of the lenders under the European Credit Facility, the Liquidity Banks and the Fund Subscribers representing more than 50% of the aggregate amount of (i) all loans and unused commitments under the European Credit Facility plus (ii) commitments pursuant to Liquidity Agreements and Fund Subscription Agreements (without double-counting in respect of Liquidity Banks that are parties to both a Liquidity Agreement and a Fund Subscription Agreement) to provide the outstanding amount of the Purchaser's Funding, in each case as of the date of such approval.
"Assessment Date" means each of the dates identified as such in SCHEDULE 9 (List of Calendar Dates of the Transaction), it being provided that for as long as no Bi-monthly Management Period is outstanding, only those dates identified as "Funded Assessment Date" in SCHEDULE 9 (List of Calendar Dates of the Transaction) shall be considered as "Assessment Date".
"Assessment Report" means the assessment report drawn up on each Information Date as of the preceding Assessment Date in accordance with Article 20, substantially in the form of SCHEDULE 3 or as modified by mutual agreement between the Centralising Unit, the Purchaser, and the Agent.
"Assignment Costs" means the amount calculated in accordance with SCHEDULE 16 - B of this Agreement.
"Available Funds" means, on any date, and with regard to the Securitisation Transaction, any sums received by or on behalf of the Purchaser and required to be held by or on behalf of the Purchaser or paid to the Centralising Unit, the Sellers or GOODYEAR EUROPE BV pursuant to the Securitisation Transaction after the allocations of funds, and subject to the order of priority, provided for under Article 14.
"Back-Up Servicer" means any entity appointed by the Purchaser to replace or assist the Sellers in the collection and servicing of the Sold Receivables.
"Back-Up Servicer Report" means the assessment report to be drawn up, as the case may be, by the Back-Up Servicer on each Information Date.
"Bank Commitment Letter" means the commitment letter entered into on the 2025 Amendment Date by and between CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its capacity as Liquidity Bank and Fund Subscriber, on the one hand, and the Centralising Unit and the Sellers on the other hand, pursuant to which CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK undertakes, vis-à-vis the Centralising Unit and the Sellers, to provide the Purchaser with an alternative funding, subject to the conditions provided in such letter, as amended or supplemented from time to time.
"Beginning of Month Purchase Date" means the first Business Day of each calendar month during the Replenishment Period.

"Bill of Exchange" means (a) any negotiable instrument in the form of a bill of exchange (lettre de change, effet de commerce, letra de cambio) or promissory note (billet à ordre, pagaré) or (b) in the case of any UK Seller, a bill of exchange as defined in the Bills of Exchange Act 1882 or (c) in the case of the German Seller, any bills of exchange (gezogene Wechsel) issued by such German Seller (with full liability) and accepted by the relevant Debtor and blank-endorsed by such German Seller at a place in Germany or promissory notes (eigene Wechsel) issued and accepted by the relevant Debtor and blank-endorsed by such German Seller at a place in Germany (with full liability), provided that (i) any such bill of exchange has been issued pursuant to the German Bills of Exchange Act (as in effect on the relevant purchase date), and complies with all requirements as to form under the German Bills of Exchange Act (formell ordnungsgemäßer Wechsel) and is free of any corrections; (ii) the currency of the Bill of Exchange is Euro; and (iii) the Bill of Exchange is fully enforceable against the relevant Debtor, freely transferable, and free from any liens or other rights of third parties, or their equivalent issued by a Seller in connection with any Remaining Purchasable Receivables.
"Bi-monthly Management Period" means any period:
(i)starting from the first date identified as an "Intermediary Assessment Date" on SCHEDULE 9 (List of Calendar Dates of the Transaction) following the occurrence of a Collection Rating Trigger Event; and
(ii)ending on the earlier of the date on which such Collection Rating Trigger Event is no longer outstanding or has been waived by the Purchaser;
1.it being provided that if the ending date of such Bi-monthly Management Period intervenes between an Information Date relating to a date identified as an "Intermediary Settlement Date" on SCHEDULE 9 (List of Calendar Dates of the Transaction) and such latter date, such ending date shall deem to occur on the Business Day following such date identified as an "Intermediary Settlement Date" on SCHEDULE 9 (List of Calendar Dates of the Transaction).
"Business Day" means any day other than a Saturday or a Sunday on which banks are open for business in Paris, Luxembourg, Madrid, Frankfurt, Rome, London, Jersey and New York and which is a T2 Day.
"CACEIS BANK FRANCE", a limited company (société anonyme), duly licensed as a credit institution (établissement de crédit) by the Autorité de contrôle prudentiel et de résolution, registered with the trade and companies registry (registre du commerce et des sociétés) of Paris under number 692 024 722, whose registered office is located at 1 place Valhubert 75013 Paris.
"Calculation Agent" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.
"Calculation Date" means each of the dates identified as such in SCHEDULE 9 and on which, in particular, the Agent shall make the calculations specified in Article 10.3, it being provided that for as long as no Bi-monthly Management Period is outstanding, only those dates identified as "Funded Calculation Date" in SCHEDULE 9 (List of Calendar Dates of the Transaction) shall be considered as a "Calculation Date".

"Calculation Letter" means any letter substantially in the form of SCHEDULE 13, to be sent by the Agent in accordance with Article 10.3.1(v).
"Cash Collections Advance" means an amount equal to the aggregate amount of the Assignment Costs, as defined in SCHEDULE 16 B.
"Centralising Unit" means DUNLOP TYRES LTD which shall act on behalf of the Sellers in relation to the implementation of the Securitisation Transaction.
"Centralising Unit's Account" means the account number FR76 3148 9000 1000 2420 9337 647 opened by the Centralising Unit in the books of CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.
"Closing Date" means 10 December 2004.
"Collection Account" means any collection account opened in any of the jurisdictions concerned by the Securitisation Transaction held by any Seller, the Purchaser and/or the Italian Issuer and which is governed by and/or subject to the relevant Collection Account Agreement, it being provided that a list of the Collection Accounts as of the 2025 Amendment Date is attached in SCHEDULE 18 (List of the Collection Accounts (as of the 2025 Amendment Date)).
"Collection Account Agreement" means any of the agreements to which, inter alia, the Purchaser and the relevant Seller are parties and relating to the collection of the Sold Receivables and the related security agreements over the balance of the relevant Collection Account governed by the respective laws of the jurisdiction in which such Collection Account is located (including any deeds of charge executed between inter alia the Purchaser and the UK Seller and any compte d'affectation spéciale entered into by the French Seller), as amended and restated from time to time.
"Collections for Set-off" means, with respect to any Seller and with respect to any Funded Settlement Date Reference Period, Intermediary Settlement Date Reference Period or Monthly Reference Period, the sum of the Actual Collections received by such Seller and of the Deemed Collections deemed to have been received by such Seller during such period.
"Collection Mandate" means the mandate granted by the Purchaser to each Seller pursuant to Article 19.1.
"Collection Rating Trigger Event" means the occurrence of any of the following events:
-    the financial rating assigned by Moody's to GOODYEAR and known as the "LT Corp Family Rating" becomes B1 or lower;
-    the financial rating assigned by Standard & Poor's to GOODYEAR and known as the "LT Foreign Issuer Credit Rating" becomes B+ or lower.
"Comfort Letter" means any of the comfort letters granted by GOODYEAR EUROPE BV in the form agreed between the Parties.

"Commercial Discount" means, in relation to any Sold Receivable, any decrease in the face value of such receivable resulting from the granting of a discount for prompt payment, for quantity or as fidelity premium.
"Commitment" means the commitment of the Purchaser to purchase Ongoing Purchasable Receivables and Remaining Purchasable Receivables from the Sellers, in accordance with this Agreement and the Receivables Purchase Agreements, subject to the conditions precedent and conditions subsequent set forth hereunder and thereunder.
"Commitment Expiry Date" means the earliest of the following dates:
(i)    upon the occurrence of any Commitment Non-Renewal in relation to all Liquidity Agreements and all Fund Subscription Agreements, the expiry date of all such Liquidity Agreements and Fund Subscription Agreements;
(ii)    the Funded Settlement Date of October 2032 (included);
(iii)    the date on which the Commitment is terminated in accordance with Articles 6.1.2, 11, 12 and 13; and
(iv)    the date on which the Centralising Unit requests the termination of the Replenishment Period.
"Commitment Non-Renewal" means either (i) a Liquidity Commitment Non-Renewal or a (ii) Subscription Commitment Non-Renewal.
"Conformity Warranties" means the warranties given by each Seller to the Purchaser in accordance with Article 17 (Conformity Warranties for Ongoing Purchasable Receivable and Remaining Purchasable Receivables).
"CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a company incorporated under French law and authorised as a credit institution (établissement de crédit), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 304 187 70.
"Credit and Collection Policies" means the credit, servicing and collection procedures adopted by the Sellers, as annexed in SCHEDULE 20 as updated from time to time (as the case may be in accordance with Article 12.1.2(ii)).
"Credit Impaired Debtor" means a Debtor which:
1.is subject to Insolvency Proceedings; or
2.has been subject to Insolvency Proceedings or had a court granting its creditors a final non-appealable right of enforcement or material damages as a result of a missed payment, in each case within three years prior to the invoicing date of the relevant Sold Receivable or has undergone a debt restructuring process with regard to its non-performing exposures within three years prior to the date of the Transfer Deed relating to such Sold Receivable.
"Credit Note" means, in relation to any Sold Receivable, any decrease in the face value of such receivable or any cancellation of such receivable granted by any Seller in accordance with its Credit and Collection Policies, other than a Credit Note over Snow Tyres and a credit note resulting from Year End Rebates.
"Credit Note over Snow Tyres" means, in relation to any Sold Receivable, any decrease in the face value of such receivable or any cancellation of such receivable granted by any Seller (i) in accordance with its respective Credit and Collection Policies and (ii) to a customer subsequent to the taking back by the said Seller of snow tyres.
"Current Account" means the current account relationship established between the Centralising Unit, acting in the name and on behalf of the Sellers and the Purchaser pursuant to the provisions of Article 5 (Current Account).
"Custodian" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, acting in its capacity as Custodian (dépositaire) of the assets of the Fund within the meaning of articles L. 214-175-2 to L. 214-175-8 of the French Monetary and Financial Code (Code monétaire et financier).
"Custodian Agreement" means the custodian agreement entered into on or about the 2021 Amendment Date between the Management Company and the Custodian.
"Customer - Suppliers outstanding" means the lowest of the two following amounts: (i) the amount of Eligible Receivables hold by the Sellers against Debtors that are also suppliers of the Sellers, such as declared in the relevant Assessment Report and (ii) the amount of the debt of the Sellers towards the Debtors that are also suppliers of the Sellers, such as declared in the relevant Assessment Report.
"DAC 6" means the Council Directive (EU) of 25 May 2018 (2018/822/UE) amending Directive 2011/16/EU.
"Data Escrow Agent" means Dr. Wolfgang Hanf or any substitute appointed in accordance with the provisions of the Data Escrow Agreement.
"Data Escrow Agreement" means (i) the agreement called "Data Escrow Agreement" entered into on 19 December 2018 between the Sellers, the Centralising Unit, the Purchaser, the Agent and the Data Escrow Agent or (ii) any substitute agreement to be entered into upon the occurrence of a Collection Rating Trigger Event pursuant to the terms of such Data Escrow Agreement or as otherwise agreed by the parties thereto, in each case as amended, supplemented or amended and restated from time to time.
"Debtor" means, in relation to any Sold Receivable or Refinanced Sold Receivable, the person obligated to make payment of the underlying trade receivable.
"Deemed Collections" means any amount that any Seller is deemed to have received in the circumstances set out in Article 26 (Deemed Collections), and notably any Deemed Extinguished Receivables.

"Deemed Extinguished Receivables" has the meaning set forth in Article 26 (Deemed Collections).
"Default Percentage" means on any Assessment Date preceding a Funded Settlement Date, the ratio expressed as a percentage of:
(i)    the sum of (a) the Outstanding Amount of Defaulted Receivables and Doubtful Receivables that were neither Defaulted Receivables nor Doubtful Receivables as of the Assessment Date relating to the preceding Funded Settlement Date and (b) the Outstanding Amount of Refinanced Defaulted Receivables and Refinanced Doubtful Receivables that were neither Refinanced Defaulted Receivables nor Refinanced Doubtful Receivables as of the Assessment Date relating to such preceding Funded Settlement Date; and
(ii)    the Outstanding Amount of the Sold Receivables purchased by the Purchaser and the Outstanding Amount of the Refinanced Sold Receivables purchased by the Italian Issuer, in each case between the 6th Funded Settlement Date (excluded) preceding such Funded Settlement Date and the 5th Funded Settlement Date (included) preceding such Funded Settlement Date.
"Defaulted Receivable" means, on any Calculation Date, any Sold Receivable which, as of the preceding Assessment Date, is not a Doubtful Receivable transferred back to the Sellers and which has any of the following characteristics:
(i)    the Sold Receivable remains unpaid by its relevant Debtor for more than ninety (90) days after the Maturity Date of such Sold Receivable;
(ii)    the Sold Receivable is owed by a Debtor which is subject to Insolvency Proceedings and has not been counted under paragraph (i) above; or
(iii)    the Sold Receivable has been or, under the relevant Seller's Credit and Collection Policies, would have been written off as uncollectible and has not been counted under paragraph (i) or (ii) above.
"Deferred Purchase Price" means the relevant amount determined in accordance with the formula set forth in schedule 3 of the French Receivables Purchase Agreement, in schedule 4 of the German Receivables Purchase Agreement, in schedule 3 of the UK Receivables Purchase Agreement, and in schedule 3 of the Spanish Receivables Purchase Agreement.
"Delinquency Percentage" means on any Assessment Date preceding a Funded Settlement Date, the ratio expressed as a percentage of:
(i)    the sum of (a) the Outstanding Amount of Delinquent Receivables and Doubtful Receivables that were neither Delinquent Receivables nor Doubtful Receivables as of the Assessment Date relating to the preceding Funded Settlement Date and (b) the Outstanding Amount of Refinanced Delinquent Receivables and Refinanced Doubtful Receivables that were neither Refinanced Delinquent Receivables nor Refinanced Doubtful Receivables as of the Assessment Date relating to the preceding Funded Settlement Date; and

(ii)    the Outstanding Amount of the Sold Receivables purchased by the Purchaser and the Outstanding Amount of the Refinanced Sold Receivables purchased by the Italian Issuer, in each case between the 5th Funded Settlement Date (excluded) before such Funded Settlement Date and the 4th Funded Settlement Date (included) before such Funded Settlement Date.
"Delinquent Receivable" means, on any Assessment Date, any Sold Receivable which is not a Doubtful Receivable transferred back to the Sellers and which has any of the following characteristics:
(i)    the Sold Receivable remains unpaid by its relevant Debtor for more than sixty (60) days after the Maturity Date of such Sold Receivable;
(ii)    the Sold Receivable is owed by a Debtor which is subject to Insolvency Proceedings and has not been counted under paragraph (i) above; or
(iii)    the Sold Receivable has been or, under the relevant Seller's Credit and Collection Policies, would have been written off as uncollectible and has not been counted under paragraph (i) or (ii) above.
"Deposit Fee" means the fee due to CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in the conditions set forth in article 8 of the Master Senior Deposit Agreement and which shall be paid by ESTER to CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, or any credit institution which replaces the latter for the purposes of carrying out its functions under the Master Senior Deposit Agreement, as a remuneration for its undertaking to make the Senior Deposit on a periodic basis during the Replenishment Period. It is agreed that the Deposit Fee shall be paid to CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, or any other credit institution which replaces the latter for the purposes of carrying out its functions under the Master Senior Deposit Agreement, even after the transfer to the Fund of receivables in repayment of the Senior Deposit.
"Depositor" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting in its capacity as depositor pursuant to the Master Senior Deposit Agreement and any successor, transferee or assignee.
"Dilution Percentage" means as calculated on any Calculation Date preceding a Funded Settlement Date, the ratio expressed as a percentage of:
(i)    the aggregate amount of Credit Notes and Refinanced Credit Notes issued between the Assessment Date (included) preceding such Funded Settlement Date and the Assessment Date (excluded) preceding the preceding Funded Settlement Date; and
(ii)    the Outstanding Amount of the Sold Receivables purchased by the Purchaser and the Outstanding Amount of the Refinanced Sold Receivables purchased by the Italian Issuer, in each case between the Funded Settlement Date (excluded) before the last Assessment Date and the last Funded Settlement Date (included) preceding such last Assessment Date.
"Discount Amount" means the relevant amount determined in accordance with the formula set forth in schedule 2 of the French Receivables Purchase Agreement, in schedule 3 of the German

Purchasable Receivables Agreement, in schedule 2 of the UK Receivables Purchase Agreement, and in schedule 2 of the Spanish Receivables Purchase Agreement.
"Discount Rate" has the meaning set forth in SCHEDULE 16 C.
"Discount Reserve" means the amount calculated in accordance with SCHEDULE 16 A.
"Discount Reserve Rate" means the amount calculated in accordance with schedule 1 of the Master Subordinated Deposit Agreement.
"Distributed Amounts" means, on any Settlement Date during the Amortisation Period, the sum of:
-    the amount of Adjusted Collections as determined as of such date;
-    the amount in the Purchaser's Account as of the last Assessment Date, within the limit of the sums in the Purchaser's Account on such Settlement Date;
-    the amount in each Purchaser's Collection Account (net of any debit made on such Purchaser's Collection Account, corresponding to errors, reverse entries, unpaid amounts and returns in relation to payments already made on the corresponding Collection Account) as of the last Assessment Date, within the limit of the sums in each Purchaser's Collection Account on such Settlement Date;
-    the amount of the Refinanced Received Net Amount, as calculated for such Settlement Date, in accordance with the provisions of the Italian Subscription Agreement; and
-    any investment proceeds of the Actual Collections received by the Purchaser in accordance with Article 21.2 and not yet allocated in accordance with Article 14 (Order of the Priority during the Amortisation Period).
"Doubtful Receivable" means on any Assessment Date any Sold Receivable which is, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under those Accounting Principles.
"Downgrading Event" means, in relation to a Liquidity Bank, the downgrading of its rating by a Rating Agency under A1 (for Moody's), P1 (for Standard & Poor's) or F1 (for Fitch Ratings).
"€STR" or "Euro Short-Term Rate" means the unsecured overnight interest rate administered by the European Central Bank which reflects the wholesale Euro unsecured overnight borrowing costs of banks located in the Euro area and is published on each T2 Day by the European Central Bank at 08:00 (Brussels time).
"Early Amortisation Event" means any of the events set out in Article 11 (Early Amortisation).
"Electronic Signature Regulation" means EU Regulation No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC (as amended, restated and/or replaced from time to time).

"Eligible Debtor" means a Debtor having the characteristics described in detail in article 8 of each Receivables Purchase Agreement.
"Eligible Receivable" means any Sold Receivable which has the following characteristics on the Settlement Date during the Replenishment Period:
(i)such Sold Receivable corresponds to a delivery of goods which has been made or to a service which has been performed and such Sold Receivable has been invoiced;
(ii)the Maturity Date of such Sold Receivable is not later than the earlier of (1) 190 days after the Assessment Date preceding such Settlement Date and (2) any maturity date for the Sold Receivable prescribed by mandatory statutory law;
(iii)the Sold Receivable has not remained unpaid by the relevant Debtor for more than 72 days after the Maturity Date of such Sold Receivable;
(iv)the Debtor of such Sold Receivable has a V.A.T or a CMS identification number indicated in the electronic support attached to the relevant Transfer Deed delivered to the Purchaser in relation to such Sold Receivable and such Sold Receivable is identified on such electronic support in a manner which complies with the electronic exchange procedures agreed between the Agent, the Purchaser, the Centralising Unit and the Sellers; and
(v)the Sold Receivable is not a Net Miscellaneous Receivable.
"End of Month Cut-Off Date" means the last calendar day of each calendar month.
"ESTER" means ESTER FINANCE TECHNOLOGIES S.A., a company incorporated under French law and authorised as a specialized credit institution (établissement de crédit spécialisé), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 414 886 226.
"EURIBOR" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for a period equal in length to the relevant period.
If EURIBOR is not officially displayed for the relevant period, the EURIBOR applicable to the relevant period shall be the rate which results from interpolating on a linear basis between (i) the applicable EURIBOR rate for the longest period (for which EURIBOR is available) which is less than the relevant period and (ii) the applicable EURIBOR rate for the shortest period (for which EURIBOR is available) which exceeds the relevant period.
In the event (a) the methodology, formula or other means of determining EURIBOR has materially changed (as determined in good faith by the Calculation Agent), or (b) EURIBOR ceases, temporary or permanently to be available, any reference in the Agreement to EURIBOR shall be deemed to be a reference to:
(a)the rate formally designated, nominated or recommended as the replacement rate for EURIBOR by the administrator of EURIBOR, or

(b)if there is no such designated rate referred to in paragraph (a) above, the rate defined or recommended by any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board, or
(c)if there is no such defined or recommended rate referred to in paragraph (a) and (b) above, the rate as agreed by the Parties as the appropriate rate to replace EURIBOR, provided that until the Parties have agreed on another appropriate replacement rate, the relevant applicable rate shall be the applicable €STR as determined on the 2nd Business Day immediately preceding the Calculation Date plus the spread equal to EURIBOR minus €STR as of the last date on which both rates were published, it being understood that if EURIBOR is published again, the applicable rate shall be EURIBOR as from the date on which EURIBOR is published again,
(d)if the fallback in paragraph (c) is not available, the relevant cost of funds as agreed by the Lead Arranger.
"Euro", "€" or "EUR" means the currency of the participating Member States in accordance with the definition given under article 119-2 of the Treaty on the Functioning of the European Union and in Council Regulation (EC) n. 974/98 of May 3, 1998 on the introduction of the euro.
"European Credit Facility" means the Amended and Restated Revolving Credit Agreement, dated as of 12 October 2022 as amended and restated, refinanced, replaced or otherwise modified from time to time, among GOODYEAR EUROPE BV, the other borrowers thereunder, the lenders thereunder, JPMSE, as administrative agent, and the other parties thereto.
"Event of Separation of Flows" means any Early Amortisation Event and, in any case, the starting of the Amortisation Period.
"Exchange Rate" means, at any time, the rate of exchange of GBP for Euro, as it appears on the Internet site of the Banque de France at close of business on the Business Day preceding the last Assessment Date.
"Excluded Debtor" means any debtor mentioned in the list set forth in SCHEDULE 12, as may be modified by mutual agreement between the Centralising Unit, the Purchaser and the Agent, in accordance with the provisions of Article 33.
"File Collections" means, with respect to any period, all collections (excluding Deemed Collections) on Sold Receivables which, on the basis of the information included in any Assessment Report and the electronic date file attached thereto, were expected to be received during such period by a Seller as calculated by the Agent on the basis of the Assessment Reports and the electronic support attached thereto.
"Financial Covenants" means the financial covenants set forth in Article 11.3(xiv) and the related definitions.
"Financial Indebtedness" means, in relation to any person:

(i)    any indebtedness for monies borrowed or raised by that person;
(ii)    any indebtedness (actual or contingent) of that person under any guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any Financial Indebtedness of any third party;
(iii)    any indebtedness under or in respect of any acceptance credit opened on behalf of that person;
(iv)    any indebtedness under any debenture, note, bond, certificate of deposit, cash certificate, Bill of Exchange, commercial paper or similar instrument on which that person is liable as drawer, acceptor, endorser, issuers or otherwise;
(v)    any indebtedness for money owing in respect of any interest rate swap or currency swap, such indebtedness to be measured on a marked-to-market basis at the relevant time and to include, vis-à-vis any particular counterparty, application of the relevant ISDA or FBF netting procedures; and
(vi)    any payment obligations under any lease entered into for the purpose of obtaining or raising finance.
"Free Equity Amount" shall have the meaning as set forth in Article 3.6.3.
"French Financial Guarantee Agreement" means a French law financial guarantee agreement entered into between, inter alios, the Purchaser, the Depositor and the Fund (as represented by the Management Company), by which the Purchaser will transfer by way of security (remettre en pleine propriété à titre de garantie) title to all the Sold Receivables to the Fund to secure its financial obligations under the Senior Deposit assigned by the Purchaser to the Fund in accordance with article L. 211-38 to L. 211-40 of the French Monetary and Financial Code (Code monétaire et financier).
"French Seller" means GOODYEAR FRANCE S.A.S., or any New Seller that is organized under French law.
"French RPA Sellers" means the French Seller and the Luxembourg Seller in their capacity as Sellers under the French Receivables Purchase Agreement.
"Fund" means FCT Triple P, a fonds commun de titrisation, set up by the Management Company and the Custodian in accordance with the provisions of Articles L.214-24 I), II), XI) and XII), L.214-166-1, L.214-167 I), L.214-168 to L.214-175-8, L.214-180 to L.214-186, L.231-4, L.231-7 and R.214-217 to R.214-235 of the French Monetary and Financial Code (Code monétaire et financier) for the purposes of the Securitisation Transaction.
"Fund Subscriber" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.
"Fund Subscriber Option" has the meaning ascribed to such term in paragraph (F) of the preamble of the Agreement.

"Fund Subscription Agreement" means any subscription agreement entered into between the Fund and the Fund Subscriber pursuant to which the Fund Subscriber has undertaken to subscribe for units issued by the Fund.
"Funded Assessment Date" means each of the Assessment Dates relating to a Funded Settlement Date as identified in SCHEDULE 9 (List of Calendar Dates of the Transaction).
"Funded Settlement Date" means the Initial Settlement Date and each of the dates identified as "Funded Settlement Date" in SCHEDULE 9 (List of Calendar Dates of the Transaction) falling on or prior to the Program Expiry Date.
"Funded Settlement Date Reference Period" means, with respect to any Reference Funded Settlement Date before the Commitment Expiry Date, during any Bi-monthly Management Period, the period starting on the Intermediary Assessment Date (excluded) of the calendar month immediately following such Reference Funded Settlement Date and ending (i) on the following Funded Assessment Date (included) or (ii) if an Early Amortisation Event occurs before such Funded Assessment Date, on the date of such Early Amortisation Event.
"GAAP" means, in relation to any person, the generally accepted accounting principles in the jurisdiction in which such person is organized.
"GBP" means the currency which is legal tender in the United Kingdom at the present time, or any other currency that may replace it.
"German Seller" means GOODYEAR GERMANY GmbH or any New Seller that is organized under German law.
"German RPA Sellers" means the German Seller and the Luxembourg Seller in their capacity as Sellers under the German Receivables Purchase Agreement.
"GOODYEAR" means the parent company of the Goodyear Group, i.e. THE GOODYEAR TIRE & RUBBER COMPANY, a company incorporated under the laws of Ohio, having its registered office at 200 Innovation Way, Akron, Ohio, United States of America.
"GOODYEAR Group" means the group of entities comprised of GOODYEAR and its Affiliates.
"GOODYEAR EUROPE BV" means the GOODYEAR EUROPE B.V., parent company of the French, German, Luxembourg, UK and Spanish Sellers, incorporated under the laws of the Netherlands, having its registered office at Ledeboerstraat 21, 5048AC Tilburg, The Netherlands, and registered with the Dutch commercial register under the number 33225215.
"Governmental Authorisation" means any authorization given by any "Governmental Authority" as such term is defined in the European Credit Facility.
"Group" means, in relation to any Debtor, the group of entities comprised of this Debtor and its Affiliates.

"Immobilisation Indemnity" means any immobilisation indemnity paid by ESTER to the Depositor in accordance with the Master Senior Deposit Agreement.
"Increase in the Subordinated Deposit" means, on any Settlement Date during the Replenishment Period, the excess of (a) the amount of the Subordinated Deposit on such Settlement Date in accordance with the Master Subordinated Deposit Agreement over (b) the amount of the Subordinated Deposit on the preceding Settlement Date.
"Information Date" means each of the dates identified as such in SCHEDULE 9 and on which the Centralising Unit, acting in the name and on behalf of the Sellers, is required to transmit to the Agent the Assessment Report prepared as of the preceding Assessment Date, as well as the List of Purchasable Receivables, it being provided that for as long as no Bi-monthly Management Period is outstanding, only those dates identified as "Funded Information Date" in SCHEDULE 9 (List of Calendar Dates of the Transaction) shall be considered as "Information Date".
"Initial Purchase Price" means, in relation to any Remaining Purchasable Receivable or Ongoing Purchasable Receivable acquired or to be acquired by the Purchaser in respect of each Seller, the Outstanding Amount of such Remaining Purchasable Receivable or Ongoing Purchasable Receivable less, in each case, the applicable Discount Amount.
"Initial Settlement Date" means 21st December 2004.
"Insolvency Proceedings" means:
(i)in relation to any person being resident in France or having its principal place of business in France:
-    a reference to such person being unable to pay its debt as they fall due (cessation des paiements) in accordance with article L. 631-1 of French Commercial Code (Code de commerce), or initiating voluntary arrangements with its creditors (règlement amiable) or being subject to insolvency proceedings opened by a competent court (sauvegarde, sauvegarde accélérée, redressement or liquidation judiciaire), all of which as construed by articles L.611-1 et seq. of the French Commercial Code or, as the case may be, by articles L.620-1 et seq. of the French Commercial Code;
-    whenever any auditor of such person has declared an alert procedure (procédure d'alerte) within the meaning of article L. 234-1 of the French Commercial Code (Code de commerce);
(ii)in relation to any person being resident in Germany or having its center of main interests in Germany (hereinafter the "German Resident"):
-the German Resident is (i) overindebted (überschuldet), unable to pay its debts as they fall due (zahlungsunfähig) or such status is imminent (drohende Zahlungsunfähigkeit) in accordance with Sections 17 to 19 of the German Insolvency Code;

-the German Resident commences negotiations with its creditors to reach a moratorium or ceases to make payments;
-the German Resident is subject to any (preliminary) insolvency proceedings pursuant to the German Insolvency Code, in particular without limitation if a German insolvency court appointed a (preliminary) insolvency administrator or issued any preliminary measures pursuant to Section 21 of the German Insolvency Code in respect of the German Resident;
-the German Resident is subject to any winding up, dissolution or liquidation proceedings (Liquidationsverfahren);
-the German Resident is subject to any restructuring proceedings, in particular without limitation under the German Corporate Stabilization and Restructuring Act (Unternehmens-stabilisierungs- und Restrukturierungsgesetz);
-any proceeding similar to the German law proceeding set out above in this sub-clause (ii) but governed under any other law than German law is instituted against the German Resident;
(iii)in relation to any person being resident in Spain or having the center of its interests in Spain, (hereinafter, the "Spanish Resident"):
-the Spanish Resident is unable to pay its debts as they fall due (estado de insolvencia actual), on regular basis, or is in an imminent insolvency status (estado de insolvencia inminente) within the meaning of article 2 of the Spanish Insolvency Act;
-the declaración de concurso (without prejudice to its carácter necesario o voluntario), any step or proceeding related to it, any solicitud de inicio de procedimento de concurso, any auto de declaración de concurso, any convenio judicial o extrajudicial con acreedores, any sort of transacción judicial o extrajudicial, the suspension of payments (including without limitation and if applicable sobreseimiento generalizado de pagos), a moratorium of any indebtedness, winding-up (including without limitation and if applicable liquidación), dissolution (including without limitation and if applicable disolución), bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Spanish Resident (expressly including, without limitation, by way of voluntary arrangement, scheme of arrangement, a general assignment, arrangement or composition (including without limitation and if applicable convenio, homologación judicial or otherwise), examinership, negotiation with creditors for the purposes set forth in (or any notice to a competent court pursuant to) article 583 et seq. of the Spanish Insolvency Act or any similar proceedings or situation under the corporate, commercial, insolvency and civil law legislation applicable to the Spanish Resident;

-any notice to a competent court pursuant to article 585 of the Spanish Insolvency Act, approving the consolidated text of the Insolvency Act, any arrangement or compromise to obtain a release or stay of the Spanish Resident´s current indebtedness including, among others, a restructuring plan within the meaning of article 614 of the Spanish Insolvency Act;
-the appointment of a liquidator, receiver, administrative receiver, administrator (including without limitation and if applicable administrador concursal), compulsory manager or other similar officer in respect of the Spanish Resident or any of its assets;
-the Spanish Resident is subject to governmental or judicial administration in Spain (intervención administrativa or administración judicial); or
-any insolvency proceeding, as defined in the current consolidated version of the Regulation (EU) No 2015/848 of 20 May 2015 on Insolvency Proceedings is taken in any jurisdiction regarding the Spanish Resident;
(iv)in relation to any person being resident in Italy or having the center of its interests in Italy, (hereinafter, the "Italian Resident"):
-the Italian Resident is insolvent, being unable to fulfil its obligations regularly, namely in due time and with usual means, as defined pursuant to article 121 of the Italian Bankruptcy Law (insolvenza) or is in status of crisis (crisi) pursuant to article 2, paragraph 1, lett. a) of the Italian Bankruptcy Law;
-a judicial liquidation (liquidazione giudiziale) procedure is commenced in respect of the Italian Resident upon its own application (including by its board of statutory auditors) or petition of the creditors or petition of the Public Prosecutor, pursuant to article 37 of the Italian Bankruptcy Law;
-the Italian Resident, being insolvent or in distress, files an application pursuant to article 40 et seq. of the Italian Bankruptcy Law seeking (a) a composition with creditors (concordato preventivo) under article 84 et seq. of the Italian Bankruptcy Law, (b) a court-ratified restructuring plan (piano di ristrutturazione soggetto a omologazione) under article 64-bis et seq. of the Italian Bankruptcy Law, or (c) a court-ratified restructuring agreement (accordo di ristrutturazione dei debiti) pursuant to article 57 of the Italian Bankruptcy Code (including in the form under article 61 of the Italian Bankruptcy Code);
-the Italian Resident is under compulsory administrative liquidation pursuant to article 293 et seq. of the Italian Bankruptcy Law (liquidazione coatta amministrativa);
-if and when applicable, the Italian Resident, being eligible for the extraordinary administration and meeting additional requirements set by law, is under reorganization pursuant to Legislative Decree no. 347 of 23 December 2003, as amended subsequently (ristrutturazione industriale di grandi imprese in stato di insolvenza);
-any of the above insolvency proceeding is taken in any jurisdiction regarding the Italian Resident pursuant to the current consolidated version of the Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings;
(v)in relation to any person being resident in the Netherlands or having its principal place of business in the Netherlands, (hereinafter, the "Dutch Resident"), a reference to such person that is subject to any bankruptcy (faillissement), suspension of payments (surséance van betaling) or any other insolvency proceedings listed in Annex A of the current consolidated version of the Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings or any other insolvency proceedings or analogous proceeding in each case opened by a competent court, including, but not limited to, emergency regulations ("noodregeling") pursuant to Chapter 3.5 (Bijzondere regels en maatregelen ten aanzien van financiële ondernemingen werkzaam op de financiële markten) of the Dutch Act on Financial Supervision (Wet op het financieel toezicht), as amended;
(vi)in relation to any person being resident in the United States or having its principal place of business in the United States:
(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization, bankruptcy, moratorium, suspension of payment or other relief in respect of such person or its debts, or of a substantial part of its assets, under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee in bankruptcy, custodian, sequestrator, conservator or similar official for such person or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;
(b) such person (v) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization, bankruptcy, moratorium, suspension of payment or other relief under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (w) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this sub-paragraph (vi), (x) applies for or consents to the appointment of a receiver, trustee in bankruptcy, custodian, sequestrator, conservator or similar official for such person or for a substantial part of its assets, (y) makes a general assignment for the benefit of creditors or (z) takes any action for the purpose of effecting any of the foregoing;

(c) such person admits in writing its inability or fails generally to pay its debts as they become due;
(vii)in relation to any person resident in Belgium or having its centre of main interest in Belgium (as the term "centre of main interest" is defined in the Regulation (EU) No 2015/848 of 20 May 2015) any situation where:
-a meeting of such person is convened for the purpose of considering any resolution for (or to petition for) its winding-up or any such resolution is passed or any person presents a petition for the winding-up (liquidation/vereffening), save where such person is in good faith contesting such petition by appropriate proceedings;
-any court decision ordering the winding-up (liquidation/vereffening) of such person is taken;
-any liquidateur (liquidateur/vereffenaar), trustee in bankruptcy (curateur/curator) is appointed in respect of such person or the directors of such person request such appointment (in each case, by reason of actual or anticipated financial difficulties);
-such person is declared bankrupt (en faillite/in staat van faillissement) or such person applies for or is subject to insolvency proceedings (faillite/faillissement), any judicial reorganisation, between creditors (réorganisation judiciaire/gerechtelijke reorganisatie) or any other insolvency proceedings listed from time to time in Schedule A of the current consolidated version of the Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings;
(viii)in relation to any person incorporated under the laws of England and Wales:
-such person stops payment or threatens in writing to stop payment of its debts by reason of actual or anticipated financial difficulties, becomes or is, or admits in writing to being, or is deemed to be for the purpose of the Insolvency Act 1986, unable to pay its debts within the meaning of Section 123(1) of the Insolvency Act 1986 or is otherwise unable to pay its debts as they fall due;
-a moratorium is declared in respect of any part of its indebtedness or it makes any general arrangement, compromise, assignment or composition for the benefit of its creditors;

-any formal step is taken or proceeding is instituted (unless frivolous or vexatious and dismissed or discharged within 30 days of being presented) by any competent person seeking (x) to adjudicate such person insolvent or bankrupt, (y) the liquidation, winding-up, dissolution, administration, reorganisation (other than for the purpose of a voluntary solvent reorganisation or liquidation approved in writing by the relevant entity), arrangement, adjustment, re-scheduling (such rescheduling to be effected by reason of actual or anticipated financial difficulties), protection, relief or composition of such person or its debts or (z) the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, liquidator, custodian, trustee in bankruptcy, examiner or other similar official of the person or a substantial part of its assets; or
-any meeting is convened by any creditor, shareholder, member or participant or any other corporate action is taken pursuant to which any of the preceding actions is proposed to be approved;
(ix)in relation to any person or entity incorporated and/or existing or established in Luxembourg, a reference to such person that it is subject to or, as applicable, meets or threaten to meet the criteria of bankruptcy (faillite), reprieve from payment (sursis de paiement), court ordered liquidation (liquidation judiciaire), administrative dissolutions without liquidation (dissolution administrative sans liquidation) or judicial reorganisation (réorganisation judiciaire), reorganisation by amical agreement (réorganisation par accord amiable) and voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any other insolvency proceedings listed under the Regulation (EU) 2015/848 of 25 May 2015 on insolvency proceedings (recast); and
(x)in relation to any other person, any similar provision applicable to it.
"Intercompany Arrangements" shall have the meaning set forth in Article 9.1(xv).
"Intermediary Assessment Date" means each of the Assessment Dates referring to an "Intermediary Assessment Date", as identified as such in SCHEDULE 9 (List of Calendar Dates of the Transaction) falling on or prior to the Program Expiry Date.
"Intermediary Settlement Date" means each of the dates identified as an "Intermediary Settlement Date" on SCHEDULE 9 (List of Calendar Dates of the Transaction) falling on or prior to the Program Expiry Date and falling within a Bi-monthly Management Period.
"Intermediary Settlement Date Reference Period" means, with respect to any Reference Funded Settlement Date before the Commitment Expiry Date, the period starting on the Funded Assessment Date (excluded) immediately following such Reference Funded Settlement Date and ending (i) on the next Intermediary Assessment Date (included) or (ii) if an Early Amortisation Event occurs before such Intermediary Assessment Date, on the date of such Early Amortisation Event.
"Issuers" means:
(i)    LMA S.A., a French limited company (société anonyme) having its registered office at 12, place des Etats-Unis, CS 20001, 92548 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre, under the number 383 275 187; or
(ii)    any other person who may enter the Securitisation Transaction from time to time in order to subscribe to units issued by the Fund and to finance such subscription by issuing Notes.
"Italian Bankruptcy Law" means the code of corporate crisis and insolvency as set out in Legislative Decree 12 January 2019 No. 14 ("Codice della Crisi di Impresa e dell'Insolvenza"), as amended and supplemented from time to time.
"Italian Financial Guarantee Agreement" means an Italian law financial security interest agreement (garanzia finanzaria) entered into between the Purchaser and the Fund (as represented by the Management Company), pursuant to and for the purpose of Legislative Decree 170/2004, by which the Purchaser will assign by way of security (cessione in garanzia) to the Fund title to the Italian Notes as security for the due performance of its financial obligations under the Senior Deposit.
"Italian Issuer" means ITALASSET FINANCE S.R.L., a company incorporated under the laws of the Republic of Italy as a società a responsabilità limitata with a sole quotaholder, having its registered office at Corso Vittorio Emanuele II n.24/28, Milan, Italy, with enrolment with the companies' register of Milan number 09169700961.
"Italian Notes" means any Italian law governed notes issued by the Italian Issuer and subscribed by the Purchaser for the purpose of refinancing the purchase by the Italian Issuer of the Refinanced Ongoing Purchasable Receivables and the Refinanced Remaining Purchasable Receivables.
"Italian Receivables Purchase Agreement" means the Italian law governed master receivables purchase agreement entered into on or about the 2018 Amendment Date between the Italian Seller, the Italian Issuer, the Agent and the Centralising Unit for the sale of the Refinanced Sold Receivables, as amended from time to time.
"Italian Seller" means GOODYEAR TIRES ITALIA S.P.A. or any New Seller organized under Italian law and becoming a party to the Italian Receivables Purchase Agreement.
"Italian RPA Sellers" means the Italian Seller and the Luxembourg Seller in their capacity as sellers under the Italian Receivables Purchase Agreement.
"Italian Sub-Servicing Agreement" means the Italian law governed sub-servicing agreement entered into on or about the 2018 Amendment Date between the Italian Issuer, Zenith Service S.p.A., the Italian Seller and the Centralising Unit for the sub-delegation to the Italian Seller of the Zenith Service S.p.A's servicing missions, as further amended from time to time.
"Italian Subscription Agreement" means the Italian law governed subscription agreement (including the terms and conditions governing the Italian Notes) entered into on or about the Funded Settlement Date of October 2018 between the Italian Issuer, the Purchaser and the Agent for the subscription and funding by the Purchaser of the Italian Notes.

"Lead Arranger" means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, acting in its capacity as lead arranger of the Securitisation Transaction.
"Lien" means, in respect to any asset, any mortgage, deed of trust, lien, delegation of claims, pledge, hypothecation, encumbrance, charge of security interest in, on or of such asset including, for the avoidance of doubt, any right created over a bank account in accordance with articles L. 214-173 and D. 214-228 of the French Monetary and Financial Code (Code monétaire et financier).
"Liquidity Agreement" means (i) any unit purchase agreement (promesse d'achat et de revente de parts), as amended and/or supplemented from time to time, entered into between an Issuer and a Liquidity Bank pursuant to which the Liquidity Bank has undertaken to purchase from such Issuer, all or part of the units of the Fund held by the Issuer, or (ii) any credit facility agreement, as amended and/or supplemented from time to time, entered into between an Issuer and a Liquidity Bank pursuant to which the Liquidity Bank has undertaken to make loans to an Issuer secured by such units, or (iii) a swap agreement, repurchase agreement or other financial instrument, as amended and/or supplemented from time to time, entered into between an Issuer and a Liquidity Bank, pursuant to which the Liquidity Bank has undertaken to make certain payments to an Issuer in relation to such units.
"Liquidity Bank" means a bank or any other credit institution (établissement de crédit) (or any successor, transferee and assignee thereof), in each case rated at least A1, P1 and/or F1 by the relevant Rating Agencies at the time when it enters into or renews its commitment under a Liquidity Agreement, that has undertaken to purchase from an Issuer, all or part of the units of the Fund held by such Issuer or to make loans to an Issuer secured by such units or otherwise to make payments to an Issuer in relation to such units.
"Liquidity Commitment Non-Renewal" means, in relation to any Liquidity Bank:
(a)    the non-renewal of the Liquidity Agreement to which it is a party in any of the following cases:
(i)    such Liquidity Agreement is not renewed at its expiry date, and the relevant Liquidity Bank has not been replaced with another bank that is rated at least A1, P1 and/or F1 by the relevant Rating Agencies;
(ii)    as a result of Market Disruption, a drawing is made under such Liquidity Agreement in order to acquire all or part of the units of the Fund, and (y) such drawing remains outstanding until the expiry date of such Liquidity Agreement;
(iii)    as a result of a Downgrading Event, a drawing is made under such Liquidity Agreement in order to acquire all or part of the units of the Fund, (y) such drawing remains outstanding until the expiry date of such Liquidity Agreement, and (z) the relevant Liquidity Bank has not been replaced with another bank that is rated at least A1, P1 and/or F1 by the relevant Rating Agencies; or
(iv)    (x) a drawing is made under any Liquidity Agreement for any reason other than those listed above, (y) such drawing remains outstanding until the expiry date of such Liquidity

Agreement, and (z) the relevant Liquidity Bank has not been replaced with another bank that is rated at least A1, P1 and/or F1 by the relevant Rating Agencies; or
(b)    if a Bank Commitment Letter was executed by such Liquidity Bank, the expiry of the commitment of such Liquidity Bank under such Bank Commitment Letter.
"List of Purchasable Receivables" means any list of Remaining Purchasable Receivables and Refinanced Remaining Purchasable Receivables existing on the Assessment Date preceding the delivery of such list, and of Ongoing Purchasable Receivables and Refinanced Ongoing Purchasable Receivables title to which has passed and has transferred to the Purchaser or the Italian Issuer respectively between the two (2) last Assessment Dates preceding the delivery of such list, in the form agreed between the Parties, to be provided by the Centralising Unit, acting in the name and on behalf of the Sellers, to the Purchaser, it being provided that the Ongoing Purchasable Receivables title to which has passed and has transferred to the Purchaser between the two (2) last Assessment Dates preceding the delivery of such list and the transfer of which shall be rescinded on the next Funded Settlement Date in accordance with the provisions of the French Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement or the German Receivables Purchase Agreement (in that latter case only if the transfer of said Originated Ongoing Purchase Receivables was governed by French law) will be identified in such list as Remaining Purchasable Receivables.
"Luxembourg Seller" means, as from the Luxembourg Seller Accession Effective Date, GOODYEAR OPERATIONS S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at Avenue Gordon Smith, L-7750 Colmar Berg , Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B71219.
"Luxembourg Seller Accession Effective Date" has the meaning ascribed to such term in Article 38.
"Management Company" means ABC Gestion, a limited company (société anonyme), authorised to manage mutual securitisation funds (fonds commun de titrisation) as a Management Company (société de gestion), in accordance with the provisions of article L. 214-175-2, of the French Monetary and Financial Code (Code monétaire et financier), having its registered office at Immeuble Eole / GMD / Titrisation, 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France, registered with the trade and companies registry (registre du commerce et des sociétés) of Nanterre under the number 353 716 160.
"Management Fee" means the management fee set out in Article 8 (Fees).

"Margin" means the margin which aims to cover any administrative, financial and management costs incurred by ESTER, equal to 0.01% of the Maximum Amount of the Purchaser's Funding per year, 1/12° of such amount being payable on each Funded Settlement Date.
"Market Disruption" means the occurrence of any event leading to any placement agent acting for an Issuer being unable to find investors to purchase whole or part of the Notes that would otherwise be issued by that Issuer.
"Master Definitions Schedule" means this master definitions schedule which determines the meaning of the terms and expressions used in the Transaction Documents.
"Master Senior Deposit Agreement" means the agreement dated 15 December 2004, as amended and/or supplemented from time to time, entered into between the Purchaser and the Depositor under which the Depositor has agreed to make a Senior Deposit with the Purchaser.
"Master Subordinated Deposit Agreement" means the agreement dated 23 July 2008, as amended and/or supplemented from time to time, entered into between the Purchaser and the Centralising Unit, under which the Centralising Unit shall effect a Subordinated Deposit with the Purchaser.
"Material Adverse Effect" means a material adverse change in or effect on (i) the ability of the Sellers, the Italian Seller and the Centralising Unit, taken as a whole, or of GOODYEAR EUROPE BV to perform their obligations under the Securitisation Documents that are material to the rights or interests of the Purchaser, the Italian Issuer, the Depositor, the Issuers, the Liquidity Banks and the Fund Subscribers under the Securitisation Documents to which they are parties, (ii) the ability of the Purchaser to collect the amounts due under the Sold Receivables and/or the ability of the Italian Issuer to collect the amount due under the Refinanced Sold Purchasable Receivables or the rights and interests of the Purchaser in the Sold Receivables and/or the rights and interest of the Italian Issuer in the Refinanced Sold Receivables, or (iii) the rights of or benefits available to the Purchaser, the Depositor, the Issuers, the Liquidity Banks and the Fund Subscribers under the Securitisation Documents that are material to the rights or interests of such parties thereunder including as a result of any material adverse change in or effect on the business, operations, properties, assets or financial condition (including as a result of the effects of any contingent liabilities) of GOODYEAR and its Subsidiaries (including the Sellers), taken as a whole.
"Material Indebtedness" means Financial Indebtedness in an aggregate principal amount exceeding USD 100,000,000 (or the equivalent in any other currency or currencies).
"Maturity Date" means, in relation to any Sold Receivable or Refinanced Sold Receivable, the date on which such Sold Receivable or Refinanced Sold Receivable becomes due and payable by the relevant Debtor.

"Material Subsidiary" means, at any time, each subsidiary of GOODYEAR EUROPE BV other than Subsidiaries that do not represent more than 5% for any such individual subsidiary, or more than 10% in the aggregate for all such subsidiaries, of either (a) the consolidated total assets of GOODYEAR and its Subsidiaries or (b) the consolidated revenues of GOODYEAR and its Subsidiaries for the period of four (4) fiscal quarters most recently ended, in each case determined in accordance with US GAAP.
"Maximum Amount of the Program" means an amount equal to €450,000,000, or any other amount as determined pursuant to Article 6.1.3 or 6.1.4.
"Maximum Amount of the Purchaser's Funding" means the amount set out in Article 6.1 (Maximum Amount of the Purchaser's Funding).
"Maximum Concentration Rate" means:
-    10%, in relation to the Debtors of the Renault Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's;
-    10%, in relation to the Debtors of the Peugeot Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's;
-    10%, in relation to the Debtors of the Michelin Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's;
-    10%, in relation to the Debtors of the BMW Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's;
-    10%, in relation to the Debtors of the Audi VW Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's;
-    10%, in relation to the Debtors of the Itochu Group, taken as a whole, as long as such Debtors maintain short-term ratings not lower than A2 / P2 from Moody's and Standard & Poor's, and 6% so long as such Debtors maintain short-term ratings lower than A2 / P2 but not lower than A3 / P3 from Moody's and Standard & Poor's; or

-    4%, in relation to any other Debtor and to any Debtors of a Debtor Group named above which does not maintain the ratings specified above as a condition to a higher Maximum Concentration Rate.
"Maximum Overcollateralisation Rate" means, on each Funded Settlement Date, the rate equal to 40%.
"Minimum Amount of the Program" means an amount equal to €30,000,000, as this amount may be amended from time to time pursuant to the provisions of the Agreement.
"Miscellaneous Accounting Credit Entries" means, in relation to any Seller, Miscellaneous Accounting Entries booked on the credit side of the account receivables of an Eligible Debtor.
"Miscellaneous Accounting Debit Entries" means, in relation to any Seller, Miscellaneous Accounting Entries booked on the debit side of the account receivables of an Eligible Debtor.
"Miscellaneous Accounting Entries" means, in relation to any Seller, accounting entries other than invoices, credit notes or cash payments that appear on the debit side or credit side of the account receivables of an Eligible Debtor.
"Monthly Reference Period" means the period starting on the first calendar day of each calendar month (included) and ending (i) on the End of Month Cut-Off Date of such month (included) or (ii) if an Early Amortisation Event occurs before the End of Month Cut-Off Date of such month, on the date of such Early Amortisation Event.
"Net Fundable Receivables Pool Balance" means, with respect to any Funded Settlement Date, the amount equal to the difference between:
(a)the sum of Outstanding Amount of Eligible Receivables on such Funded Settlement Date and the Outstanding Amount of Refinanced Eligible Receivables on such Funded Settlement Date; and

(b)the sum of:

(i)the Outstanding Amount of Defaulted Receivables on such Funded Settlement Date;

(ii)the Outstanding Amount of Refinanced Defaulted Receivables on such Settlement Date;

(iii)the Outstanding Amount of Net Miscellaneous Receivables on such Funded Settlement Date;

(iv)the Outstanding Amount of Refinanced Net Miscellaneous Receivables on such Funded Settlement Date;

(v)the Year End Rebates;

(vi)the Customer - Suppliers outstanding.
"New Collection Account Agreement" means the collection agreement entered into on the 2014 Amendment Date between the French Seller and the Purchaser with respect to the French's Collection Account opened as a compte spécialement affecté in the meaning of article L. 214-173 of the French Monetary and Financial Code (Code monétaire et financier) in the books of Crédit Agricole Corporate and Investment Bank.
"New Seller" means a company controlled, directly or indirectly, by GOODYEAR EUROPE BV and which becomes a party to the Securitisation Transaction after the 2025 Amendment Date.
"Net Available Amount" means, with respect to any Settlement Date, the excess of (i) the sum of the Requested Amount of the Purchaser's Funding, the amount of the Subordinated Deposit and the Discount Reserve over (ii) the Outstanding Amount of Sold Receivables and Refinanced Sold Receivables.
"Net Miscellaneous Receivable" means, in relation to any Seller, any Ongoing Purchasable Receivable or Remaining Purchasable Receivable corresponding to the amount equal to the Miscellaneous Accounting Debit Entries minus Miscellaneous Accounting Credit Entries.
"Non Allocated Cash" means any collection recorded in any Seller's accounting system, which has not yet been posted to the payment of a receivable.
"Notes" means any US commercial paper, titres négociables à court terme or any other short-term notes such as a Euro commercial paper.
"Notice for Maximum Amount of the Purchaser's Funding" means the notice referred to in Article 6.1.
"Notice of Transfer" means any notice issued by the Purchaser or any entity, acting on behalf of the Purchaser and appointed by the same for such purpose, to any Debtor in accordance with a Receivables Purchase Agreement.
"Ongoing Purchasable Receivable" means, with respect to any Funded Settlement Date and any Seller, a right to a payment owed to such Seller which shall be originated during the immediately following Monthly Reference Period and which upon such origination shall have the following characteristics:
(a)the receivable shall be binding and enforceable with full recourse against the relevant Eligible Debtor and result from the manufacturing and/or supplying of tyres and/or activities related thereto in the normal course of such Seller's business; and

(b)the receivable shall be governed by the laws of, and payable in, the Relevant Jurisdiction and denominated in the Relevant Currency.
"Originated Ongoing Purchasable Receivable" means (i) on any Settlement Date, an Ongoing Purchasable Receivable sold on a preceding Funded Settlement Date, which has come into existence and title to which has passed to the Purchaser on or before the Assessment Date preceding such Settlement Date and (ii) more generally, an Ongoing Purchasable Receivable sold on any Funded Settlement Date and title to which has passed to the Purchaser.
"Originated Refinanced Ongoing Purchasable Receivables" means, on any Settlement Date, a Refinanced Ongoing Purchasable Receivable sold on a preceding Beginning of Month Purchase Date and title to which has passed to the Italian Issuer on or before the Assessment Date preceding such Settlement Date.
"Outstanding Amount" means, at all times:
in relation to any Ongoing Purchasable Receivables, title to which has passed and which has been transferred to the Purchaser the aggregate principal amount remaining due in respect of such Ongoing Purchasable Receivables;
1.in relation to any Eligible Receivables, the aggregate principal amount remaining due in respect of such Eligible Receivables;
2.in relation to any Defaulted Receivables, the aggregate principal amount remaining due in respect of such Defaulted Receivables;
3.in relation to any Delinquent Receivables, the aggregate principal amount remaining due in respect of such Delinquent Receivables;
4.in relation to any Doubtful Receivables, the aggregate principal amount remaining due in respect of such Doubtful Receivables;
5.in relation to any Sold Receivables, the aggregate principal amount remaining due in respect of such Sold Receivables;
6.in relation to any Net Miscellaneous Receivables, the aggregate principal amount remaining due in respect of such Net Miscellaneous Receivables;
7.in relation to any Refinanced Eligible Receivables, the aggregate principal amount remaining due in respect of such Refinanced Eligible Receivables;
8.in relation to any Refinanced Defaulted Receivables, the aggregate principal amount remaining due in respect of such Refinanced Defaulted Receivables;
9.in relation to any Refinanced Doubtful Receivables, the aggregate principal amount remaining due in respect of such Refinanced Doubtful Receivables;
10.in relation to any Refinanced Sold Receivables, the aggregate principal amount remaining due in respect of such Refinanced Sold Receivables;

11.in relation to any Originated Ongoing Purchasable Receivables, the aggregate principal amount remaining due in respect of such Originated Ongoing Purchasable Receivables;
12.in relation to any Originated Refinanced Ongoing Purchasable Receivables, the aggregate principal amount remaining due in respect of such Originated Refinanced Ongoing Purchasable Receivables;
13.in relation to any Remaining Purchasable Receivables, the aggregate principal amount remaining due in respect of such Remaining Purchasable Receivables;
14.in relation to any Refinanced Remaining Purchasable Receivables, the aggregate principal amount remaining due in respect of such Refinanced Remaining Purchasable Receivables;
15.in relation to any Refinanced Ongoing Purchasable Receivables, the aggregate principal amount remaining due in respect of such Refinanced Ongoing Purchasable Receivables; and
16.in relation to any Italian Note, the Principal Amount Outstanding of such Italian Note (as such term is defined under the Italian Subscription Agreement), being the aggregate principal amount remaining due in respect of such Italian Note;
provided that, if any amount so determined pursuant to the foregoing provisions is denominated in GBP, such amount shall be converted into Euro at the Exchange Rate.
The Parties acknowledge that the Outstanding Amount of any receivables means the total net amount of such receivables (including all taxes less any Credit Notes issued, set-off, partial payments and other written off debts, as calculated by the Agent on the basis of the Assessment Reports and the electronic supports attached thereto).
"Overcollateralisation Rate" means, on each Calculation Date preceding the Initial Settlement Date or a Funded Settlement Date during the Replenishment Period, the rate determined in accordance with the provisions of schedule 1 of the Master Subordinated Deposit Agreement. The Overcollateralisation Rate shall be calculated by the Agent on each Calculation Date preceding a Funded Settlement Date and shall apply with respect to the next Settlement Date (or, should such Calculation Date fall within a Bi-monthly Management Period, with respect to the two (2) next Settlement Dates).
"Parties" means the parties to this Agreement.
"Payment" means any payment to be made by the Purchaser to the Centralising Unit, in accordance with article 4.1 of the relevant Receivables Purchase Agreement.
"Performance Letter" means any of the performance letters granted by GOODYEAR EUROPE BV in the forms agreed between the Parties.

"Potential Early Amortisation Event" means any event or condition which, but for the giving of any notice or the lapse of any time period or both required for an Early Amortisation Event to occur under Article 11, would constitute an Early Amortisation Event.
"Priority Amount" has the meaning set forth in Article 14.2.
"Program Expiry Date" means, in relation to any Seller and the Centralising Unit, the earlier of the following dates:
(i)    the Business Day, on or after the Commitment Expiry Date, on which all sums due to the Purchaser under this Agreement and the relevant Receivables Purchase Agreement have been fully paid; or
(ii)    the first Funded Settlement Date (included) falling on or after twelve (12) calendar months after the Commitment Expiry Date.
"Protected Debtor" means any Debtor in respect of one or more Sold Receivable(s) which is either:
an individual (such as in Germany an individual merchant (Kaufmann)); or
a partnership (Personengesellschaft) in the form of Offene Handelsgesellschaft (OHG), Gesellschaft bürgerlichen Rechts (GbR) or Kommanditgesellschaft (KG) or any equivalent foreign partnership, unless in each case all of the general, unlimited partners are corporations.
"Purchaser" means ESTER.
"Purchaser's Account" means the account number 31 489 10 239912428 (47), opened by the Purchaser in the books of CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK.
"Purchaser's Collection Account" means any of the bank account opened in the name of the Purchaser, as mentioned in the Collection Account Agreements.
"Purchaser's Funding" means that portion of the Outstanding Amount of Eligible Receivables which is funded by the Purchaser out of the Senior Deposit, the amount of which is determined in accordance with Article 6 (Amount of the Purchaser's Funding).
"Purchaser's Termination Notice" means any notice issued by the Purchaser to the Centralising Unit in the circumstances set out in Article 11.2 or 11.4.
"Rating Agencies" means Fitch Ratings, Moody's and Standard & Poor's, or any other entity to which such agencies may transfer their credit rating business or with which they may consolidate, amalgamate or merge.

"Receivables Purchase Agreements" means the receivables purchase agreements entered into between the Sellers, the Purchaser and the Agent for the purchase of the Ongoing Purchasable Receivables and Remaining Purchasable Receivables under the Securitisation Transaction, as amended from time to time, and more specifically:
(i)    a Receivables Purchase Agreement governed by French law entered into by the French Seller and the Luxembourg Seller in respect of their Ongoing Purchasable Receivables and Remaining Purchasable Receivables hold against Eligible Debtors located in France (the "French Receivables Purchase Agreement");
(ii)    a Receivables Purchase Agreement entered into by the German Seller and the Luxembourg Seller in respect of their Ongoing Purchasable Receivables and Remaining Purchasable Receivables hold against Eligible Debtors located in Germany (the "German Receivables Purchase Agreement");
(iii)    a Receivables Purchase Agreement governed by English law entered into by the UK Seller and the Luxembourg Seller in respect of their Ongoing Purchasable Receivables and Remaining Purchasable Receivables hold against Eligible Debtors located in the United Kingdom (the "UK Receivables Purchase Agreement"); and
(iv)    a Receivables Purchase Agreement governed by French law entered into by the Spanish Seller and the Luxembourg Seller in respect of their Ongoing Purchasable Receivables and Remaining Purchasable Receivables hold against Eligible Debtors located in the Spain (the "Spanish Receivables Purchase Agreement").
"Reduction of the Subordinated Deposit" means on any Settlement Date during the Replenishment Period, the excess, if any, of (a) the amount of the Subordinated Deposit on the preceding Settlement Date over (b) the amount of the Subordinated Deposit on such Settlement Date in accordance with the Master Subordinated Deposit Agreement.
"Reference Funded Settlement Date" shall have the meaning ascribed to such term in article 4.1.4.2 of the French Receivables Purchase Agreement, in article 4.1.5.2 of the Spanish Receivables Purchase Agreement, in article 4.1.4.2 of the UK Receivables Purchase Agreement, or in article 4.1.6.2 of the German Receivables Purchase Agreement as applicable in each case for the purposes of such agreement.
"Refinanced Adjusted Collections" means, in relation to any Italian RPA Seller and with respect to the Refinanced Sold Receivables:
(a)    on any Settlement Date, as long as such Italian RPA Seller acts as collection agent in respect of any Refinanced Sold Receivables in accordance with the Italian Sub-Servicing Agreement:
(i)    any Refinanced File Collections from such Italian RPA Seller between the Assessment Date relating to the preceding Settlement Date and the Assessment Date relating to such Settlement Date;

(ii)    less any amount received on each Italian Issuer's Collection Account (net of any debit made on such Italian Issuer's Collection Account, corresponding to errors, reverse entries, unpaid amounts and returns in relation to payments already made on the corresponding collection account) by the debiting of the Collection Accounts during the period between the last Assessment Date and the preceding Assessment Date;
(iii)    plus all Refinanced Deemed Collections from such Italian RPA Seller determined to have occurred in accordance with article 8 of the Italian Receivables Purchase Agreement during the period between the last Assessment Date and the preceding Assessment Date;
(b)    at any time, in the event of the termination of the collection mandate given to such Italian RPA Seller in accordance with the Italian Sub-Servicing Agreement and until the Program Expiry Date:
(i)    all cash collections received by the Italian Issuer which have actually been paid by the Debtors or by any other person obliged to make payment in respect of Refinanced Sold Receivables;
(ii)    less any amount received on the Italian Issuer's Collection Account (net of any debit made on the Italian Issuer's Collection Account, corresponding to errors, reverse entries, unpaid amounts and returns in relation to payments already made on the corresponding collection account) by the debiting of the Collection Accounts during the period between the last Assessment Date and the preceding Assessment Date;
(iii)    plus all Refinanced Deemed Collections determined to have occurred in accordance with article 8 of the Italian Receivables Purchase Agreement; and
(c)    at any time after the Program Expiry Date, all cash collections received by the Italian Issuer which have actually been paid by the Debtors or by any other person obliged to make payment in respect of Refinanced Sold Receivables.
"Refinanced Credit Note" means, in relation to any Refinanced Sold Receivable, any decrease in the face value of such receivable or any cancellation of such receivable granted by any Italian RPA Seller in accordance with its Credit and Collection Policies, other than a Refinanced Credit Note over Snow Tyres and a credit note resulting from Refinanced Year End Rebates.
"Refinanced Credit Note over Snow Tyres" means, in relation to any Refinanced Sold Receivable, any decrease in the face value of such receivable or any cancellation of such receivable granted by any Italian RPA Seller (i) in accordance with its Credit and Collection Policies and (ii) to a customer subsequent to the taking back by such Italian RPA Seller of snow tyres.
"Refinanced Deemed Collections" means any amount that any Italian RPA Seller is deemed to have received in the circumstances set out in article 18 of the Italian Receivables Purchase Agreement.

"Refinanced Defaulted Receivable" means, on any Calculation Date, any Refinanced Sold Receivable which, as of the preceding Assessment Date, is not a Refinanced Doubtful Receivable transferred back to any Italian RPA Seller and which has any of the following characteristics on such Calculation Date:
(i)    the Refinanced Sold Receivable remains unpaid by its relevant Debtor for more than 90 days after the Maturity Date of such Refinanced Sold Receivable;
(ii)    the Refinanced Sold Receivable is owed by a Debtor which is subject to Insolvency Proceedings and has not been counted under paragraph (i) above; or
(iii)    the Refinanced Sold Receivable has been or, under such Italian RPA Seller's Credit and Collection Policies, would have been written off as uncollectible and has not been counted under paragraph (i) or (ii) above.
"Refinanced Delinquent Receivable" means, on any Assessment Date, any Refinanced Sold Receivable which is not a Refinanced Doubtful Receivable transferred back to any Italian RPA Seller and has any of the following characteristics on such Calculation Date:
(i)    the Refinanced Sold Receivable remains unpaid by its relevant Debtor for more than 60 days after the Maturity Date of such Refinanced Sold Receivable;
(ii)    the Refinanced Sold Receivable is owed by a Debtor which is subject to Insolvency Proceedings and has not been counted under paragraph (i) above; or
(iii)    the Refinanced Sold Receivable has been or, under such Italian RPA Seller's Credit and Collection Policies, would have been written off as uncollectible and has not been counted under paragraphs (i) and (ii) above.
"Refinanced Discount Amount" means the meaning set forth in SCHEDULE 16 C.
"Refinanced Discount Rate" means the meaning set forth in SCHEDULE 16 C.
"Refinanced Doubtful Receivable" means any Refinanced Sold Receivable which is, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under those Accounting Principles.
"Refinanced Due Net Amount" means, on any Settlement Date, the amount of the Refinanced Purchase Price, minus the Refinanced Adjusted Collections and minus any fees due by any Italian RPA Seller under the Italian Receivables Purchase Agreement on such date.
"Refinanced Eligible Debtor" means a Debtor having the characteristics described in detail in article 13 of the Italian Receivables Purchase Agreement.
"Refinanced Eligible Receivable" means any Refinanced Sold Receivable which has the following characteristics on the Settlement Date during the Replenishment Period:

(i)such Refinanced Sold Receivable corresponds to a delivery of goods which has been made or to a service which has been performed and such Refinanced Sold Receivable has been invoiced;
(ii)the Maturity Date of such Refinanced Sold Receivable is not later than the earlier of (1) 190 days after the Assessment Date preceding such Settlement Date and (2) any maturity date for the Refinanced Sold Receivable prescribed by mandatory statutory law;
(iii)the Refinanced Sold Receivable has not remained unpaid by the relevant Debtor for more than 72 days after the Maturity Date of such Refinanced Sold Receivable;
(iv)the Debtor of such Refinanced Sold Receivable has a V.A.T or a CMS identification number indicated in the electronic support attached to the relevant Transfer Deed delivered to the Purchaser in relation to such Refinanced Sold Receivable and such Refinanced Sold Receivable is identified on such electronic support in a manner which complies with the electronic exchange procedures agreed between the Agent, the Purchaser, the Centralising Unit and the Sellers; and
(v)the Refinanced Sold Receivable is not a Refinanced Net Miscellaneous Receivable.
"Refinanced File Collections" means, with respect to any period, all collections (excluding Refinanced Deemed Collections) on Refinanced Sold Receivables which, on the basis of the information included in any Assessment Report and the electronic date file attached thereto, were expected to be received during such period by any Italian RPA Seller as calculated by the Agent on the basis of the Assessment Reports and the electronic support attached thereto.
"Refinanced Miscellaneous Accounting Credit Entries" means, in relation to any Italian RPA Seller, Refinanced Miscellaneous Accounting Entries booked on the credit side of the account receivables of an Eligible Debtor.
"Refinanced Miscellaneous Accounting Debit Entries" means, in relation to any Italian RPA Seller, Refinanced Miscellaneous Accounting Entries booked on the debit side of the account receivables of an Eligible Debtor.
"Refinanced Miscellaneous Accounting Entries" means, in relation to any Italian RPA Seller, accounting entries other than invoices, credit notes or cash payments that appear on the debit side or credit side of the account receivables of an Eligible Debtor.
"Refinanced Net Miscellaneous Receivable" means, in relation to any Italian RPA Seller, any Refinanced Remaining Purchasable Receivable or Refinanced Ongoing Purchasable Receivable corresponding to the amount equal to the Refinanced Miscellaneous Accounting Debit Entries minus Refinanced Miscellaneous Accounting Credit Entries.
"Refinanced Non Allocated Cash" means any collection recorded in any Italian RPA Seller's accounting system, which has not yet been posted to the payment of a receivable.

"Refinanced Ongoing Purchasable Receivable" means, with respect to any Funded Settlement Date and any Italian RPA Seller, a right to a payment owed to such Italian RPA Seller which shall be originated during the immediately following Monthly Reference Period and which shall have the following characteristics:
(a)the receivable shall be binding against the relevant Refinanced Eligible Debtor and results from the manufacturing and/or supplying of tyres and/or activities related thereto in the normal course of such Italian RPA Seller's business; and
(b)the receivable shall be payable in Italy or in Luxembourg and denominated in Euro,
"Refinanced Purchase Price" means, in relation to any Refinanced Remaining Purchasable Receivable or Refinanced Ongoing Purchasable Receivable to be acquired by the Italian Issuer during the Replenishment Period, the Outstanding Amount of such Refinanced Remaining Purchasable Receivable or Refinanced Ongoing Purchasable Receivable minus the relevant Refinanced Discount Amount applicable to such Refinanced Remaining Purchasable Receivable or Refinanced Ongoing Purchasable Receivable.
"Refinanced Received Net Amount" means the amount of the Refinanced Adjusted Collections, minus any Refinanced Purchase Price due and not yet paid.
"Refinanced Remaining Purchasable Receivable" means, with respect to any Funded Settlement Date and any Italian RPA Seller, an existing right to a payment which has not previously been sold as a Refinanced Ongoing Purchasable Receivable and which is owed to and owned by such Italian RPA Seller on the Assessment Date preceding such Funded Settlement Date and has the following characteristics:
(a)(x) the receivable is binding against the relevant Refinanced Eligible Debtor and results from the manufacturing and/or supplying of tyres and/or activities related thereto in the normal course of such Italian RPA Seller's business and (y) the receivable is payable in Italy or in Luxembourg and denominated in Euro; or
(b)to the extent not covered in (a) above, the receivable is a Refinanced Net Miscellaneous Receivable recorded as being held over a Refinanced Eligible Debtor,
"Refinanced Sold Receivable" means, in relation to any Italian RPA Seller, those Refinanced Ongoing Purchasable Receivables and Refinanced Remaining Purchasable Receivables (i) which are existing and have been transferred from such Italian RPA Seller to the Italian Issuer pursuant to the Italian Receivables Purchase Agreement, and (ii) which have not been repurchased from the Italian Issuer.
"Refinanced Year End Rebates" means deferred rebates granted by any Italian RPA Seller at the end of each year (or according to any periodicity) to some of its Italian located customers according to the fulfilment of their purchase commitments. These Refinanced Year End Rebates may give rise to Refinanced Credit Notes issued by such Italian RPA Seller or to invoices issued by the Italian based customers over such Italian RPA Seller.

"Registered Share Capital" has the meaning set forth in Article 3.6.3.
"Relevant Currency" means (i) with respect to the Spanish RPA Sellers, the French RPA Sellers and the German RPA Sellers, Euro and (ii) with respect to the UK RPA Sellers, GBP and Euro.
"Relevant Jurisdiction" means (i) with respect to the French RPA Sellers, France; (ii) with respect to the German RPA Sellers, Germany; (iii) with respect to the UK RPA Sellers, England and Wales, (iv) with respect to the Spanish RPA Sellers, Spain (excluding the territories of Ceuta and Melilla) and (v) with respect to the Luxembourg Seller, Luxembourg.
"Remaining Purchasable Receivable" means, with respect to any Funded Settlement Date and any Seller, an existing right to a payment which has not previously been sold as an Ongoing Purchasable Receivable (unless the transfer thereof as Ongoing Purchasable Receivable is rescinded on such Funded Settlement Date pursuant to the Receivables Purchase Agreement to which such Seller is a Party) and which is owed to and owned by such Seller on the Assessment Date preceding such Funded Settlement Date (or, with respect to any existing right to a payment which has previously been sold as an Ongoing Purchasable Receivable and the transfer of which is rescinded on such Funded Settlement Date pursuant to the Receivables Purchase Agreement to which such Seller is a Party, which is owed to and owned by such Seller on such Funded Settlement Date) and has the following characteristics:
(a)    (x) the receivable is binding and enforceable with full recourse against the relevant Eligible Debtor and results from the manufacturing and/or supplying of tyres and/or activities related thereto in the normal course of such Seller's business and (y) the receivable is governed by the laws of, and payable, in the Relevant Jurisdiction and denominated in the Relevant Currency; or
(b)    to the extent not covered in (a) above, the receivable is a Net Miscellaneous Receivable recorded as being held over an Eligible Debtor.
"Replenishment Period" means the period of time commencing on the Signing Date and ending on the Commitment Expiry Date during which the Purchaser undertakes to purchase Ongoing Purchasable Receivables and Remaining Purchasable Receivables on each Funded Settlement Date.
"Requested Amount of the Purchaser's Funding" means, with respect to any Funded Settlement Date, the amount indicated as such by the Centralising Unit in the Assessment Report received on the Information Date preceding such Funded Settlement Date, it being provided that (i) the Requested Amount of the Purchaser's Funding shall, at all times, not be higher than the applicable Maximum Amount of the Purchaser's Funding and (ii) if no amount has been validly indicated as "Requested Amount of the Purchaser's Funding" in the Assessment Report received on the Information Date preceding any Funded Settlement Date, the Requested Amount of the Purchaser's Funding as for such Funded Settlement Date shall be equal to the applicable Maximum Amount of the Purchaser's Funding.
"Responsible Officer" means the chief financial officer or treasurer of GOODYEAR or the Vice President, Finance or equivalent officer of GOODYEAR EUROPE BV.

"Retransferred Receivable" means any Doubtful Receivable sold back by the Purchaser to any Seller in accordance with the relevant provisions of the Receivables Purchase Agreement relating to such Seller.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (solely consisting of, at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the territory of Crimea and the so-called Donetsk People's Republic and Luhansk People's Republic regions of Ukraine).
"Sanctioned Person" means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, the United Nations Security Council, the European Union, the Federal Republic of Germany, the Netherlands, Luxembourg, France or the United Kingdom, (b) any person organized or resident in a Sanctioned Country or (c) any person owned 50% or more by any person or persons described in the foregoing points (a) or (b).
"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control (and any successor performing similar functions) of the US Department of the Treasury or the US Department of State, or (b) the United Nations Security Council, the European Union, the Federal Republic of Germany, the Netherlands, Luxembourg, France or Her Majesty's Treasury of the United Kingdom.
"Securitisation Documents" means the Transaction Documents, the Master Senior Deposit Agreement, the transfer and servicing agreement to be concluded with the Fund, the Fund regulations, the Custodian Agreement, the Liquidity Agreements, the Fund Subscription Agreements, the French Financial Guarantee Agreement and the Italian Financial Guarantee Agreement, as may be amended and/or supplemented from time to time.
"Securitisation Regulation" has the meaning ascribed to such term in Article 42.1.
"Securitisation Transaction" means the securitisation transaction carried out pursuant to the Transaction Documents.
"Sellers" means, without prejudice to Articles 38 and 39, collectively, the French Seller, the Luxembourg Seller, the German Seller, the UK Seller and the Spanish Seller.
"Senior Deposit" means the deposits effected by the Depositor with the Purchaser in accordance with the terms of the Master Senior Deposit Agreement.
"Settlement Date" means a Funded Settlement Date or an Intermediary Settlement Date.
"Signing Date" means 10 December 2004.
"Sold Receivables" means, in relation to any Seller, and without double counting as result of the rescission of the transfer of certain Ongoing Purchasable Receivables pursuant to the relevant provisions of the French Receivables Purchase Agreement and the Spanish Receivables Purchase Agreement, those Ongoing Purchasable Receivables and Remaining Purchasable Receivables (i) which are existing and have been transferred from such Seller to the Purchaser pursuant to the Receivables Purchase Agreement to which such Seller is a party, and (ii) which have not been repurchased from the Purchaser.

"Solvency Certificate" means any certificate issued by any of the Sellers and the Centralising Unit, in the form of SCHEDULE 5.
"Spanish Insolvency Act" means the Royal Legislative Decree 1/2020, of 5 May, that approved the recast Insolvency Act (Real Decreto Legislativo 1/2020, de 5 de mayo por el que se aprueba el texto refundido de la Ley Concursal) as amended from time to time.
"Spanish Public Document" means a Spanish law public document (documento público), being either an escritura pública or a póliza o documento intervenido por notario español.
"Spanish Seller" means GOODYEAR TIRES ESPAÑA, S.A. or any New Seller that is existing under Spanish law.
"Spanish RPA Sellers" means the Spanish Seller and the Luxembourg Seller, in their capacity as Sellers under the Spanish Receivables Purchase Agreement.
"Stand-By Fee" means the management fee set out in Article 25.4.
"Stand-By Servicer" means any entity appointed by the Purchaser in accordance with Article 25.4.
"Subordinated Deposit" means any subordinated deposit effected by the Centralising Unit with the Purchaser in accordance with the terms of Article 7 and the Master Subordinated Deposit Agreement.
"Subordinated Deposit Fee" means the fee contemplated under article 6.1 of the Master Subordinated Deposit Agreement.
"Subordinated Depositor" means the Centralising Unit.
"Subscription Commitment Non-Renewal" means, in relation to any Fund Subscriber:
(i)the non-renewal of the Fund Subscription Agreement to which it is a party at its expiry date and such Fund Subscriber has not been replaced with another bank that is rated at least A1, P1 and/or F1 by the relevant Rating Agencies; or
(ii)if a Bank Commitment Letter was executed by such Fund Subscriber, the expiry of the commitment of such Fund Subscriber under such Bank Commitment Letter.
"Subsidiary" means with respect to an entity (the "Parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the Parent in the Parent's consolidated statements in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, as of such date, owned, controlled or held by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent.
"T2" means the real time gross settlement system operated by the Eurosystem or any successor system.
"T2 Day" means a day on which the T2 is open for the settlement of payments in Euro.

"Tax" or "Taxes" means any taxes, levies, duties, imposts, assessments or other charges of whatsoever nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Transaction Documents" means this Agreement, the Master Subordinated Deposit Agreement, the Receivables Purchase Agreements, the Italian Receivables Purchase Agreement, the Italian Subscription Agreement, the Italian Sub-Servicing Agreement, the Collection Account Agreements, the Data Escrow Agreement, the Comfort Letter and the Performance Letter, as may be amended and/or supplemented from time to time.
"Transfer Deed" means any bordereau or any form of transfer document identifying the Ongoing Purchasable Receivables and the Remaining Purchasable Receivable to be transferred, referred to in the relevant Receivables Purchase Agreement, which shall be issued by the relevant Seller or the Centralising Unit, acting in the name and on behalf of each Seller, on each Settlement Date during the Replenishment Period, in the form stipulated in the relevant Receivables Purchase Agreement.
"UK Seller" means GOODYEAR TYRES UK Ltd or any New Seller that is organized under the laws of England and Wales.
"UK RPA Sellers" means the UK Seller and the Luxembourg Seller, in their capacity as Sellers under the UK Receivables Purchase Agreement.
"USD" or "US Dollar" refers to the lawful currency of the United States of America.
"VAT" means value added or similar tax imposed in any jurisdiction including penalties and interest in respect of a failure to pay or delay in payment of tax or to make returns or to comply with other formalities relating thereto.
"VAT Credit" has the meaning set forth in Article 12.2.
"Year End Rebates" means the amount of the deferred rebates granted by any Seller at the end of each year (or according to any periodicity) to certain of its customers subject to the fulfilment of their purchase commitments, it being provided that these Year End Rebates may give rise to Credit Notes issued by any such Seller or to invoices issued by the customers over such Seller and are declared as such in each relevant Assessment Report.
"Year End Rebates Enhanced Financing Amount" means 95% of the minimum between:
(i)the Year End Rebates financing provided by the Purchaser, revisable on an annual basis (as shall be notified by the Purchaser to the Centralising Unit, on each anniversary date of the 2025 Amendment Date) and to be comprised (at the Purchaser's discretion) between the minimum and maximum amounts set out in the table below:

If the financial ratings assigned by Standard & Poor's and Moody's to GOODYEAR are:	Minimum Year End Rebates Financing Amount	Maximum Year End Rebates Financing Amount
BB- / Ba3	EUR75,000,000	EUR87,500,000

B+ / B1	EUR50,000,000	EUR62,500,000
B / B2	EUR25,000,000	EUR37,500,000
B- / B3	EUR0	EUR0

(ii)the Year End Rebates,
it being specified that:
in case there is a split rating of one (1) notch between Standard & Poor's and Moody's' ratings: the highest rating should be retained;
in case there is a split rating of more than one (1) notch between Standard & Poor's and Moody's' ratings: the rating that is one (1) notch higher than the lowest of the two (2) should be retained; and
the Year End Rebates Enhanced Financing Amount from the Funded Settlement Date of October 2025 to the Funded Settlement Date of October 2026 (excluded) shall be €62,500,000.

SCHEDULE 11
CONFORMITY WARRANTIES FOR REMAINING PURCHASABLE RECEIVABLES
Conformity warranties for Remaining Purchasable Receivables purchased from the French RPA Sellers
Each French RPA Seller represents and warrants to the Purchaser that on the Funded Settlement Date during the Replenishment Period on which any receivable shall be proposed for sale, such receivable (a) shall exist, and shall conform to the description given in the definition of "Remaining Purchasable Receivable", (b) shall be identified in the relevant Transfer Deed and the electronic support relating to such Transfer Deed as required therein, and (c) shall have the following characteristics:
(i)the underlying contract from which the receivable arises (a) is governed by French law and (b) is characterised as a contract of sale of tyres and activities relating thereto;
(ii)such French RPA Seller has performed its obligations under the commercial contract with the relevant Eligible Debtor that gave rise to the receivable, the receivable has been invoiced and any contract relating to any security securing such receivable (a) is valid and enforceable, (b) is the basis of legal, valid, binding and enforceable obligations of such French RPA Seller and the relevant Eligible Debtor to the contract and provider of the related security, and (c) complies with any applicable consumer protection laws and/or regulations; any consent, approval and/or authorisation which might be required for the execution and performance of such contract or with respect to such security has been obtained;
(iii)such French RPA Seller has had full title to the Remaining Purchasable Receivable since it was originated, except (x) if it was sold by such French RPA Seller and repurchased by such French RPA Seller on or before the Initial Settlement Date and (y) if it has been previously sold and transferred to the Purchaser and such transfer has been rescinded;
(iv)there is no impediment to the transfer of the receivable to the Purchaser, which may adversely affect enforceability of the assignment of the receivables; in particular, the receivable is not wholly or partly the subject of any assignment, delegation (délégation), subrogation, attachment or seizure (saisie) whatsoever, or of any security interest, lien, in rem or personal right in favour of a third party or encumbrance whatsoever and the receivable is not contractually required to be transferred or assigned by such French RPA Seller to any entity with whom such French RPA Seller had entered into a factoring agreement, receivables purchase agreement or similar arrangement prior to the 2025 Amendment Date;
(v)there is no adverse claim on such receivable arising from retention of title arrangements (whether ordinary or extended) with the suppliers of the French Seller, and such receivable is not subject to any other Lien than a Lien which would be permitted under Article 10.1.2(vii);
(vi)the amount of the receivable is inclusive of VAT;

(vii)the provisions of any law or regulation that apply to (a) the receivable and any security interest that might attach thereto and (b) any contract which gives rise to the receivable and security interest(s), have been complied with;
(viii)the receivable has been originated in accordance with such French RPA Seller's Credit and Collection Policies and guidelines, and has been serviced by such French RPA Seller since the date on which it was originated in accordance with the applicable statutes and regulations;
(ix)the receivable is not non-negotiable (immobilisée) or subject to any defence, dispute, set off, counterclaim, enforcement, or subject to litigation (litigieuse), unless such set off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date;
(x)the receivable is not, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under the Accounting Principles;
(xi)the relevant Eligible Debtor cannot raise any valid defence, with the exception of a defence resulting solely from the application of the law, and in particular any defence of set-off, against payment of any amount relating to the receivable, unless such set off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date;
(xii)the sale and assignment of such receivable, together with any related security, is valid and effective against creditors of the relevant Seller and other third parties and does not violate any duty of confidentiality, any data protection provisions nor any contractual or other legal restrictions binding on or affecting such Seller or such receivable;
(xiii)the Bills of Exchange (lettres de change ou effets de commerce) issued in connection with the receivable have not been (a) discounted (escomptée) or endorsed (endossée) to any person other than the Purchaser nor (b) transferred or delivered by the French Seller to any person other than the Purchaser; and
(xiv)the receivable does not arise from any contract which contains provisions which prohibit or restrict an assignment of the receivable or which require the prior written consent of the relevant Eligible Debtor in respect of the assignment of the receivable unless the relevant Debtor has agreed to waive its rights in respect of such prohibition or restriction on assignment, or has granted its consent to such assignment (as applicable).

Conformity warranties for Remaining Purchasable Receivables purchased from the German RPA Sellers
Each German RPA Seller represents and warrants to the Purchaser that on the Settlement Date on which any receivable shall be proposed for sale, such receivable (a) shall exist, and shall conform to the description given in the definition of "Remaining Purchasable Receivable", (b) shall be identified in the relevant Transfer Deed and the electronic support relating to such Transfer Deed as required therein, and (c) shall have the following characteristics:
-    such receivable is binding against the relevant Eligible Debtor and results from the supplying of tyres and/or activities relating thereto in the normal course of the German Seller's business;
-    the underlying contract from which the receivable arises (a) is governed by German law and (b) is characterised as a contract of sale of tyres and activities relating thereto;
-    the receivable is payable in Germany or in Luxembourg denominated in Euro;
-    such German RPA Seller has performed all its obligations (vollständig erfüllt) under the relevant underlying contract with the relevant Eligible Debtor that gave rise to the receivable and the receivable has been invoiced and any contract relating to any security securing such receivable (a) is valid and legally enforceable, (b) is the basis of legal, valid, binding and legally enforceable obligations of such German RPA Seller and the relevant Eligible Debtor to the contract and the provider of the related security, and (c) complies with any applicable consumer protection laws and/or regulations; and any consent, approval and/or authorisation which might be required for the execution and performance of such contract or with respect to such security has been obtained and no revocation rights (Widerrufsrechte) shall exist;
-    such German RPA Seller has had full title to the receivable either since it was originated;
-    no encumbrance or right of any third party exists in respect of the receivable acquired by the Purchaser, which may adversely affect enforceability of the assignment of the receivables; in particular, the receivable is assignable (abtretbar) and therefore not wholly or partly the subject of any assignment (Abtretung), delegation, subrogation, attachment or seizure whatsoever, or of any security interest, lien, in rem or personal right in favour of any third party, and the receivable is not contractually required to be transferred or assigned by such German RPA Seller to any entity with whom such German RPA Seller had entered into a factoring agreement, receivables purchase agreement or similar arrangement prior to the 2025 Amendment Date;
-    there is no adverse claim on such receivable arising from extended retention of title arrangements (verlängerter Eigentumsvorbehalt) with the suppliers of such German RPA Seller, and such receivable is not subject to any other Lien than a Lien which would be permitted under Article 10.1.2(vii);
-    the amount of the receivable is inclusive of VAT;

-    the provisions of any law or regulation that apply to (a) the receivable and any security interest that attaches thereto and (b) the contract which gives rise to the receivable and security interest(s), have been complied with;
-    the receivable has been originated in accordance with such German RPA Seller's Credit and Collection Policies and guidelines, and has been serviced by such German RPA Seller;
-    the receivable originates from a contract entered into between such German RPA Seller, which in each case constitutes a commercial contract within the meaning of § 343 of the German Commercial Code (HGB) for both parties (beiderseitiges Handelsgeschäft);
-    the receivable or related security is not non-negotiable (unübertragbar), it neither open to challenge (anfechtbar) nor subject to any defence, dispute, set-off, right of retention, enforcement, or subject to litigation (streitbefangen oder rechtshängig), unless such set off is duly recorded in the electronic identifying such receivable and sent to the Agent on the relevant Settlement Date;
-    the receivable is not, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under the Accounting Principles;
-    the relevant Eligible Debtor cannot raise any valid defence, with the exception of a defence resulting solely from the application of the law, and in particular any defence of set-off, against payment of any amount relating to the receivable, unless such set-off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date;
-    the sale and assignment of such receivable, together with any related security, is valid and effective against creditors of the relevant Seller and any other party and does not violate any duty of confidentiality, any applicable data protection provisions nor any contractual or other legal restrictions binding on or affecting such Seller or such Receivable; and
-    the Bills of Exchange (Wechsel) issued in connection with the receivables have not been (a) discounted or endorsed to any person other than the Purchaser, or (b) transferred and delivered by the German Seller to any person other than the Purchaser.
Conformity warranties for Remaining Purchasable Receivables purchased from the UK RPA Sellers
Each UK RPA Seller represents and warrants to the Purchaser that on the Settlement Date during the Replenishment Period on which any receivable shall be proposed for sale, such receivable (a) shall exist, and shall conform to the description given in the definition of "Remaining Purchasable Receivable", (b) shall be identified in the relevant Transfer Deed and the electronic support relating to such Transfer Deed as required therein, and (c) shall have the following characteristics:
(i)the underlying contract from which the receivable arises (a) is governed by the laws of England and Wales and (b) is characterised as a contract of sale of tyres and activities relating thereto;

(ii)such UK RPA Seller has performed its obligations under the relevant underlying contract with the relevant Eligible Debtor that gave rise to the receivable, the receivable has been invoiced and any contract relating to the any security securing such receivable (a) is valid and enforceable, (b) is the basis of legal, valid, binding and enforceable obligations of such UK RPA Seller and the relevant Eligible Debtor to the contract and provider of the related security, and (c) complies with any applicable consumer protection laws and/or regulations; any consent, approval and/or authorisation which might be required for the execution and performance of such contract or with respect to such security has been obtained and no revocation rights exist;
(iii)such UK RPA Seller has had full title to the receivable since it was originated and no revocation rights exist;
(iv)there is no impediment to the transfer of the receivable to the Purchaser, which may adversely affect enforceability of the assignment of the receivables; in particular, the receivable is not wholly or partly the subject of any assignment, delegation, subrogation, attachment or seizure whatsoever, or of any security interest, lien, in rem or personal right in favour of a third party or encumbrance whatsoever, and the receivable is not contractually required to be transferred or assigned by such UK RPA Seller to any entity with whom such UK RPA Seller had entered into a factoring agreement, receivables purchase agreement or similar arrangement prior to the 2025 Amendment Date;
(v)there is no adverse claim on such receivable arising from retention of title arrangements (whether ordinary or extended) with the suppliers of such UK RPA Seller, and such receivable is not subject to any other Lien than a Lien which would be permitted under Article 10.1.2(viii);
(vi)the amount of the receivable is inclusive of VAT;
(vii)the provisions of any law or regulation that apply to (a) the receivable and any security interest that might attach thereto and (b) any contract which gives rise to the receivable and security interest(s), have been complied with;
(viii)the receivable has been originated in accordance with such UK RPA Seller's Credit and Collection Policies and guidelines, and has been serviced by such UK RPA Seller since the date on which it was originated in accordance with the applicable statutes and regulations;
(ix)the receivable is not non-negotiable or subject to any defence, dispute, set off, counterclaim, enforcement, or subject to litigation, unless such set off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date;
(x)the receivable is not, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under the Accounting Principles;

(xi)the relevant Eligible Debtor cannot raise any valid defence, with the exception of a defence resulting solely from the application of the law, and in particular any defence of set-off, against payment of any amount relating to the receivable, unless such set-off is duly recorded in the electronic support identifying such receivable and sent to the Agent on the relevant Settlement Date;
(xii)the sale and assignment of such receivable, together with any related security, is valid and effective against creditors of the relevant Seller and other third parties and does not violate any duty of confidentiality, any data protection provisions nor any contractual or other legal restrictions binding on or affecting such Seller or such receivable;
(xiii)the Bills of Exchange issued in connection with the receivable have not been (a) discounted or endorsed to any person other than the Purchaser nor (b) transferred or delivered by such UK RPA Seller to any person other than the Purchaser;
(xiv)the receivable does not arise from any contract which contains provisions which prohibit or restrict an assignment of the receivable or which require the prior written consent of the relevant Eligible Debtor in respect of the assignment of the receivable unless the relevant Debtor has agreed to waive its rights in respect of such prohibition or restriction on assignment, or has granted its consent to such assignment (as applicable);
(xv)the receivable shall not carry any right to interest other than default interest; and
(xvi)the receivable is denominated in British Pounds or Euros.
Conformity warranties for Remaining Purchasable Receivables purchased from the Spanish RPA Sellers
Each Spanish RPA Seller represents and warrants to the Purchaser that on the Settlement Date during the Replenishment Period on which any receivable shall be proposed for sale, such receivable (a) shall exist, and shall conform to the description given in the definition of "Remaining Purchasable Receivable", (b) shall be identified in the relevant Transfer Deed and the electronic support relating to such Transfer Deed as required therein, and (c) shall have the following characteristics:
(i)the receivable is binding against the relevant Eligible Debtor and results from the supplying of tyres in the normal course of such Spanish RPA Seller's business;
(ii)the underlying contract from which the receivable arises (a) is governed by Spanish law and (b) corresponds to a contract for the sale of tyres and activities relating thereto;
(iii)the receivable complies with the description given on the Transfer Deed and any related electronic support;
(iv)such Spanish RPA Seller has performed its obligations under the relevant commercial contract with the relevant Eligible Debtor that gave rise to the receivable, and the receivable has been invoiced and any contract relating to any security securing such receivable (a) is valid and enforceable, (b) is the basis of legal, valid, binding and enforceable obligations of both such Spanish RPA Seller and the relevant Debtor to the contract and provider of the related security, and (c) complies, as the case may be, with any applicable consumer protection laws and/or regulations; any consent, approval and/or authorisation which might be required for the execution and performance of the contract from which the receivable arises or in relation to such security thereof has been obtained;
(v)such Spanish RPA Seller has had full title to the receivable since it was originated, except if it was sold by such Spanish RPA Seller and repurchased by such Spanish RPA Seller on or before the Initial Settlement Date;
(vi)there is no impediment to the transfer of the receivable to the Purchaser, which may adversely affect enforceability of the assignment of the receivables; in particular, the receivable is not wholly or partly the subject of any assignment, delegation, subrogation, attachment or seizure whatsoever, or of any security interest, lien, in rem or personal right in favour of a third party or encumbrance whatsoever, and the receivable is not contractually required to be transferred or assigned by such Spanish RPA Seller to any entity with whom such Spanish RPA Seller had entered into a factoring agreement, receivables purchase agreement or similar arrangement prior to the 2025 Amendment Date;
(vii)there is no adverse claim on such receivable arising from retention of title arrangements (whether ordinary or extended) with the suppliers of such Spanish RPA Seller, and such receivable is not subject to any other Lien than a Lien which would be permitted under Article 10.1.2(vii);
(viii)the amount of the receivable is inclusive of VAT;
(ix)the sale and purchase of the receivable meets in particular all conditions set out in paragraph 1 of the third additional provision of Spanish Law 1/1999, of 5 January 1999, on venture-capital undertakings and their management companies. Such conditions are as follows at the date hereof:
that such Spanish RPA Seller is a business entity and the receivable arises from its business activity;
that the Purchaser is a credit institution or a securitisation fund;
that the receivable already exists at the time of the assignment contract, or arises from the business activity of such Spanish RPA Seller within one (1) year as from the assignment contract, or the future debtor is identified in the assignment contract, that the Purchaser pays to such Spanish RPA Seller, either upfront or by means of a deferred payment, the face amount of the receivable less a discount due to the services rendered;
when it is not agreed that such Spanish RPA Seller is liable against the Purchaser for the relevant Debtor's solvency, that it is evidenced that the Purchaser has fully or partly paid the amount of the receivable before it becomes due and payable;
(x)the provisions of any law or regulation that apply to (a) the receivable and any security interest that might attach thereto and (b) any contract which gives rise to the receivable and security interest(s), have been complied with;

(xi)the receivable has been originated in accordance with such Spanish RPA Seller's Credit and Collection Policies and guidelines, and has been serviced by such Spanish RPA Seller, after the date on which it was originated in accordance with the applicable statutes and regulations;
(xii)the receivable is not non-negotiable (no negociable) or subject to any defence, dispute, set off, counterclaim, enforcement, or subject to litigation, unless such set off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date during the Replenishment Period;
(xiii)the receivable is not, according to the Accounting Principles, doubtful given the situation of the Debtor, open to challenge, impaired, non-performing or classified to the similar effect under the Accounting Principles;
(xiv)the Debtor cannot raise any valid defence, with the exception of a defence resulting solely from the application of the law, and in particular any defence of set-off, against payment of any amount relating to the receivable, unless such set off is duly recorded in the electronic support identifying such receivable and sent to the Agent as for the relevant Settlement Date;
(xv)the sale and assignment of any receivable, together with any related security, is valid and effective against creditors of such Spanish RPA Seller and other third parties and does not violate any duty of confidentiality, any applicable data protection provisions nor any contractual or other legal restrictions binding on or affecting such Seller or such Receivable;
(xvi)the Bills of Exchange (letras de cambio) or promissory notes (pagarés) issued in connection with the receivable have not been (a) discounted (descontadas) or endorsed (endosadas) to any person other than the Purchaser nor (b) transferred or delivered by the Spanish Seller to any person other than the Purchaser; and
(xvii)the receivable does not arise from any contract which contains provisions which prohibit or restrict an assignment of the receivable, or which require the prior written consent of the relevant Eligible Debtor in respect of the assignment of the receivable unless the relevant Debtor has agreed to waive its rights in respect of such prohibition or restriction on assignment, or has granted its consent to such assignment (as applicable).

SCHEDULE 14
FINANCIAL COVENANTS DEFINITIONS
"Administrative Agent" means JPMSE, in its capacity as administrative agent for the Lenders under the Agreement, and its successors in such capacity.
"Agreement" means the Existing Credit Agreement, as the same may be amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.
"Attributable Debt" means, with respect to any Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination.
"Capitalized Lease Obligations" means, subject to Section 1.04 of the Agreement, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP (or a finance lease upon adoption by Goodyear of ASU No.°2016-02, Leases (Topic 842)), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.
"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
"Consolidated GEBV EBITDA" means, for any period, the Consolidated GEBV Net Income for such period, minus, to the extent included in calculating such Consolidated GEBV Net Income, foreign exchange currency gains for such period, and plus, without duplication, the following, to the extent deducted in calculating such Consolidated GEBV Net Income:
(a)income tax expense of GEBV and the Consolidated Restricted GEBV Subsidiaries;
(b)Consolidated GEBV Interest Expense;
(c)depreciation expense of GEBV and the Consolidated Restricted GEBV Subsidiaries;
(d)amortization expense of GEBV and the Consolidated Restricted GEBV Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(e)cash restructuring charges for all periods reported on or after the Restatement Effective Date not to exceed €150,000,000;
(f)foreign exchange currency losses for such period; and
(g)all other non-cash charges of GEBV and the Consolidated Restricted GEBV Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of GEBV and the Consolidated Restricted GEBV Subsidiaries, in each case for such period (other than normal accruals in the ordinary course of business).
Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted GEBV Subsidiary shall be added to Consolidated GEBV Net Income to compute Consolidated GEBV EBITDA only to the extent (and in the same proportion) that the net income of such Restricted GEBV Subsidiary was included in calculating Consolidated GEBV Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be dividended to GEBV by such Restricted GEBV Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted GEBV Subsidiary or its shareholders or (B) in the case of any Foreign Restricted GEBV Subsidiary, a corresponding amount of cash is readily procurable by GEBV from such Foreign Restricted GEBV Subsidiary (as determined in good faith by a Financial Officer of GEBV) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Restricted GEBV Subsidiary provided the basis for including the net income of such Foreign Restricted GEBV Subsidiary in Consolidated GEBV Net Income pursuant to clause (c) of the definition of "Consolidated GEBV Net Income", such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (B). Consolidated GEBV EBITDA for any period of four consecutive fiscal quarters will be determined in Euros based upon the Exchange Rate in effect on the last day of the applicable period.
"Consolidated GEBV Interest Expense" means, for any period, the total interest expense of GEBV and the Consolidated Restricted GEBV Subsidiaries, plus, to the extent Incurred by GEBV and the Consolidated Restricted GEBV Subsidiaries in such period but not included in such interest expense, without duplication:
(a)interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation:
(b)amortization of debt discount and debt issuance costs;
(c)capitalized interest;

(d)non-cash interest expense;
(e)commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,
(f)interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) GEBV or any Restricted GEBV Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee;
(g)net payments made pursuant to Hedging Obligations in respect of interest expense (including amortization of fees);
(h)dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted GEBV Subsidiaries and (B) all Disqualified Stock of GEBV, in each case held by Persons other than GEBV or a Restricted GEBV Subsidiary;
(i)interest Incurred in connection with investments in discontinued operations; and
(j)the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than GEBV) in connection with Indebtedness Incurred by such plan or trust;
and less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs; provided, however, that for any financing consummated after the Restatement Effective Date, the aggregate amount of amortization relating to any such capitalized financing costs in respect of any such financing that is deducted in calculating Consolidated GEBV Interest Expense shall not exceed 5% of the aggregate amount of such financing.
"Consolidated GEBV Net Income" means for any period, the net income of GEBV and the Consolidated GEBV Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated GEBV Net Income:
(a)any net income of any Person (other than GEBV) if such Person is not a Restricted GEBV Subsidiary, except that:
(1)subject to the limitations contained in clause (d) below, GEBV's equity in the net income of any such Person for such period shall be included in such Consolidated GEBV Net Income up to the aggregate amount of cash actually distributed by such Person during such period to GEBV or a Restricted GEBV Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted GEBV Subsidiary, to the limitations contained in clause (c) below);
(2)GEBV's equity in a net loss of any such Person for such period shall be included in determining such Consolidated GEBV Net Income to the extent such loss has been funded with cash from GEBV or a Restricted GEBV Subsidiary;
(b)any net income (or loss) of any Person acquired by GEBV or a GEBV Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)any net income of any Restricted GEBV Subsidiary if such Restricted GEBV Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted GEBV Subsidiary, directly or indirectly, to GEBV (but, in the case of any Foreign Restricted GEBV Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by GEBV from such Foreign Restricted GEBV Subsidiary (with the amount of cash readily procurable from such Foreign Restricted GEBV Subsidiary being determined in good faith by a Financial Officer of GEBV) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:
(1)subject to the limitations contained in clause (d) below, GEBV's equity in the net income of any such Restricted GEBV Subsidiary for such period shall be included in such Consolidated GEBV Net Income up to the aggregate amount of cash actually distributed by such Restricted GEBV Subsidiary during such period to GEBV or another Restricted GEBV Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted GEBV Subsidiary, to the limitation contained in this Article); and
(2)the net loss of any such Restricted GEBV Subsidiary for such period shall not be excluded in determining such Consolidated GEBV Net Income;
(d)any gain (or loss) realized upon the sale or other disposition of any asset of GEBV or the Consolidated GEBV Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(e)any extraordinary gain or loss; and
(f)the cumulative effect of a change in accounting principles.
"Consolidated Net GEBV Indebtedness" means, at any date, (a) the sum for GEBV and its Consolidated Subsidiaries at such date, without duplication, of (i) all Indebtedness (other than obligations in respect of Swap Agreements) that is included on GEBV's consolidated balance sheet, (ii) all Capitalized Lease Obligations, (iii) all synthetic lease financings and (iv) all Qualified Receivables Transactions, minus (b) the Cash Amount, all determined in accordance with GAAP. For purposes of computing Consolidated Net GEBV Indebtedness, (A) the amount of any synthetic lease financing shall equal the amount that would be capitalized in respect of such lease if it were a Capitalized Lease Obligation, (B) Indebtedness owing by GEBV or any of its Consolidated Subsidiaries to Goodyear or any of its Consolidated Subsidiaries shall be disregarded and (C) the "Cash Amount" shall mean the sum of (i) the aggregate amount of cash and Temporary Cash Investments in excess of $100,000,000 held at such time by GEBV and its Consolidated Subsidiaries, (ii) the aggregate amount of cash and Temporary Cash Investments in excess of $150,000,000 held at such time by Goodyear and its Consolidated Subsidiaries that are US Subsidiaries and (iii) if at such date the requirements of Section 6.09 of the First Lien Agreement do not apply and the conditions to borrowing under the First Lien Agreement are met, the amount equal to the difference between (1) the lesser of (x) the Borrowing

Base (as defined in the First Lien Agreement) and (y) the aggregate amount of the Commitments (as defined in the First Lien Agreement) in effect at such time under the First Lien Agreement minus (2) the aggregate amount of the Credit Exposures (as defined in the First Lien Agreement) at such time. For purposes of Section 6.09, Consolidated Net GEBV Indebtedness will be determined in Euros based upon the Exchange Rate in effect on the last day of the applicable period.
"Consolidation" means, in the case of Goodyear, unless the context otherwise requires, the consolidation of (1) in the case of Goodyear, the accounts of each of the Restricted Subsidiaries with those of Goodyear and (2) in the case of a Restricted Subsidiary the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Goodyear or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. "Consolidation" means, in the case of GEBV, unless the context otherwise requires, the consolidation of (1) in the case of GEBV, the accounts of each of the Restricted GEBV Subsidiaries with those of GEBV and (2) in the case of a Restricted GEBV Subsidiary, the accounts of each Subsidiary of such Restricted GEBV Subsidiary that is a Restricted GEBV Subsidiary with those of such Restricted GEBV Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any GEBV Subsidiary that is an Unrestricted Subsidiary, but the interest of GEBV or any Restricted GEBV Subsidiary in any such Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.
"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:
(a)matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Goodyear or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or
(c)is redeemable at the option of the holder thereof, in whole or in part;
in the case of each of clauses (a), (b) and (c), on or prior to 180 days after the Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the date that is 180 days after the Maturity Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of Section 4.06 and Section 4.08 of (i) the Fifth Supplemental Indenture or (ii) the Seventh Supplemental Indenture; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Goodyear or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Goodyear in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, retirement, death or disability.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
"Exchange Rate" means, on any day, with respect to US Dollars, Pounds Sterling or any other currency in relation to Euros, the rate at which such currency may be exchanged into Euros, as set forth at approximately 12:00 (noon), London time, on such day on the Reuters World Currency Page for U.S. Dollars, Pounds Sterling or such other currency, as applicable. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and GEBV or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of Euros for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with GEBV, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
"Existing Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated as of October 12, 2022, among Goodyear, GEBV, Goodyear Germany GmbH, Goodyear Operations S.A., the lenders party thereto, JPMSE, as administrative agent for the Lenders, and JPMorgan Chase Bank, N.A., as collateral agent for the Lenders.
"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is, unless specified otherwise in this Agreement, determined in good faith by a Financial Officer of Goodyear or by the Board of Directors.
"GAAP" means generally accepted accounting principles in the United States, or, when reference is made to financial statements of a Person organized under the laws of a jurisdiction outside of the United States, generally accepted accounting principles in such jurisdiction, except that all determinations made under Section 6.09 of the Agreement shall be made in accordance with generally accepted accounting principles in the United States.

"GEBV" means GOODYEAR EUROPE BV, a private company with limited liability incorporated under the laws of The Netherlands.
"Goodyear" means The Goodyear Tire & Rubber Company, an Ohio corporation.
"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(b)entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.
"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.
"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
"Indebtedness" means, with respect to any Person on any date of determination, without duplication:
(a)the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(b)the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, Trade Acceptances or similar credit transactions securing obligations (other than obligations described in clauses (a), (b), and (e)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, Trade Acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, Trade Acceptance or similar credit transaction);
(d)all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;
(e)all Capitalized Lease Obligations and all Attributable Debt of such Person;
(f)the amount of all obligations of such Person with respect to the redemption, repayment, or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);
(g)all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:
(1)the Fair Market Value of such asset at such date of determination and
(2)the amount of such Indebtedness of such other Persons;
(h)Hedging Obligations of such Person; and
(i)all obligations of the type referred to in clauses (a) through (h) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.
Notwithstanding the foregoing, in connection with the purchase by Goodyear or any Restricted Subsidiary of any business, the term "Indebtedness" shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
"JPMSE" means J.P. Morgan SE, and its successors.
"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Goodyear or any of its Subsidiaries pursuant to which Goodyear or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a)a Receivables Entity (in the case of a transfer by Goodyear or any of its Subsidiaries); or
(b)any other Person (in the case of a transfer by a Receivables Entity);
or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Goodyear or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of Goodyear); and provided further, however, that no such transaction or series of transactions shall be a Qualified Receivables Transaction if any of the accounts receivable subject thereto is or would absent such transaction or series of transactions otherwise be subject to a Lien securing any European Bank Indebtedness.
The grant of a security interest in any accounts receivable of Goodyear or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.
"Receivables Entity" means a (a) Wholly Owned Subsidiary of Goodyear which is a Restricted Subsidiary and which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with Goodyear or a Subsidiary of Goodyear which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):
(1)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which
(A)is Guaranteed by Goodyear or any Subsidiary of Goodyear (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
(B)is recourse to or obligates Goodyear or any Subsidiary of Goodyear in any way other than pursuant to Standard Securitization Undertakings; or
(C)subjects any property or asset of Goodyear or any Subsidiary of Goodyear, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)which is not an Affiliate of Goodyear or with which neither Goodyear nor any Subsidiary of Goodyear has any material contract, agreement, arrangement or understanding other than on terms which Goodyear reasonably believes to be no less favorable to Goodyear or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Goodyear; and

(3)to which neither Goodyear nor any Subsidiary of Goodyear has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by furnishing to the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and a certificate of a Financial Officer certifying that such designation complied with the foregoing conditions.
"Restatement Effective Date" means the date on which the conditions specified in Section 4.01 of the Agreement are satisfied (or waived in accordance with Section 9.02 of the Agreement).
"Restricted GEBV Subsidiary" means any GEBV Subsidiary that is a Restricted Subsidiary.
"Restricted Subsidiary" means any Subsidiary of Goodyear other than an Unrestricted Subsidiary.
"Sale/Leaseback Transaction" means an arrangement relating to property, plant and equipment now owned or hereafter acquired by Goodyear or a Restricted Subsidiary whereby Goodyear or a Restricted Subsidiary transfers such property to a Person and Goodyear or such Restricted Subsidiary leases it from such Person other than (i) leases between Goodyear and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant and equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant and equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant and equipment), as the case may be, to finance the cost of such property, plant and equipment or such improvements, as the case may be.
"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Goodyear or any Subsidiary of Goodyear which, taken as a whole, are customary in an accounts receivable transaction.
"Subsidiary" means any subsidiary of Goodyear.
"Swap Agreement" means any agreement in respect of any Hedging Obligations.
"Temporary Cash Investments" means any of the following:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, the United Kingdom, the Kingdom of the Netherlands, the French Republic, the Federal Republic of Germany or the Grand Duchy of Luxembourg or another member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such sovereign), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, not less than two of the following ratings: A2 or higher from Standard & Poor's, P2 or higher from Moody's and F2 or higher from Fitch;

(c)investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof, , the United Kingdom, the Kingdom of the Netherlands, the French Republic, the Federal Republic of Germany, the Grand Duchy of Luxembourg, or another member state of the European Union which has (i) not less than two of the following short-term deposit ratings: A1 from Standard & Poor's, P1 from Moody's and F1 from Fitch, and (ii) a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution described in clause (c) above;
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) have not less than two of the following ratings: AAA from Standard & Poor's, Aaa from Moody's and AAA from Fitch and (iii) have portfolio assets of at least $3,000,000,000;
(f)investments of the type and maturity described in clauses (b) through (e) of foreign obligors, which investments or obligors have ratings described in such Articles or equivalent ratings from comparable foreign rating agencies (and with respect to clause (e), are not required to comply with the Rule 2a-7 criteria);
(g)investments of the type and maturity described in clause (c) in any obligor organized under the laws of a jurisdiction other than the United States that (i) is a branch or subsidiary of a Lender or the ultimate parent company of a Lender under any of the Credit Facilities Agreements (but only if such Lender meets the ratings and capital, surplus and undivided profits requirements of such clause (c)) or (ii) carries a rating at least equivalent to the rating of the sovereign nation in which it is located; and
(h)in the case of any Foreign Subsidiary, (i) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by an agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation has not less than two of the following ratings: A or higher from Standard & Poor's, A2 or higher from Moody's and A or higher from Fitch or carries an equivalent rating from a comparable foreign rating agency, and (ii) other investments of the type and maturity described in clause (c) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Foreign Subsidiary is located, provided that the investments permitted under this sub-clause (ii) shall be made in amounts and jurisdictions consistent with Goodyear's policies governing short-term investments.

"Unrestricted Subsidiary" means:
(a)any Subsidiary of Goodyear that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and
(b)any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of Goodyear (including any newly acquired or newly formed Subsidiary of Goodyear) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Goodyear or any other Subsidiary of Goodyear that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:
(a)the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or
(b)if such Subsidiary has total Consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02 of the Agreement.
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(a)(1) Goodyear could Incur $1.00 of additional Indebtedness under Section 6.01(a) of the Agreement or (2) the Consolidated Coverage Ratio (as defined in the Agreement) for Goodyear and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation and
(b)no Default shall have occurred and be continuing.
Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Administrative Agent by promptly furnishing to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate of a Financial Officer certifying that such designation complied with the foregoing provisions.
All other terms capitalized in this Schedule 14 and not defined shall be deemed to have the meaning in the Agreement. Terms in this Schedule 14 relating to Article 11.3(xv) of the General Master Purchase Agreement shall be deemed amended, for the purposes of the General Master Purchase Agreement, from time upon the amendment of the Agreement.

SIGNATURES PAGE

Executed in Paris, on 10 October 2025, by electronic signature.

ESTER FINANCE TECHNOLOGIES as the Purchaser
represented by:
/s/ Frédéric Mazet
Name:	Frédéric Mazet
Title: Authorized signatory

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK as the Agent
represented by:		represented by:
/s/ Frédéric Mazet		/s/ Frédéric Mazet
Name:	Frédéric Mazet	Name:	Frédéric Mazet
Title: Authorized signatory		Title: Authorized signatory

DUNLOP TYRES LTD. as the Centralising Unit
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact

GOODYEAR TYRES UK LTD as the UK Seller
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact

GOODYEAR FRANCE S.A.S. as the French Seller
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact

GOODYEAR TIRES ESPAÑA, S.A. as the Spanish Seller
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact

GOODYEAR GERMANY GmbH As the German Seller
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact

GOODYEAR OPERATIONS S.A As the Luxembourg Seller
represented by:	represented by:

/s/ Burcu Guvenc Demiryontar		/s/ Raf Monnens
Name:	Burcu Guvenc Demiryontar	Name:	Raf Monnens
Title:	Attorney in fact	Title:	Attorney in fact